Exhibit 99.2

BOARD OF GOVERNORS OF THE

FEDERAL RESERVE SYSTEM

WASHINGTON, DC 20551

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________________ to ________________

FDIC Certificate No. 11813

CADENCE BANK

(Exact name of registrant as specified in its charter)

Mississippi
(State or other jurisdiction of incorporation or	64-0117230
organization)	(I.R.S. Employer Identification No.)

One Mississippi Plaza, 201 South Spring Street
38804
Tupelo, Mississippi
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (662) 680-2000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $2.50 par value per share	CADE	New York Stock Exchange

5.50% Series A Non-Cumulative Perpetual	CADE PR A	New York Stock Exchange
Preferred Stock, par value $0.01 per share

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of May 5, 2025, the registrant had outstanding 186,378,000 shares of common stock, par value $2.50 per share, and 6,900,000 shares of its 5.50% Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share.

Glossary of Defined Terms

ACH - Automated Clearing House

ACL - Allowance for credit losses

AFS - Available for sale

AI - Artificial intelligence

ALM - Asset/liability management

ALCO - Asset/Liability Management Committee

AOCI - Accumulated other comprehensive income (loss)

ASC - Accounting Standards Codification

ASU - Accounting Standards Update

ATM - Automated teller machine

Basel III - Basel Committee’s 2010 Regulatory Capital Framework (Third Accord)

Basel Committee - Basel Committee on Banking Supervision

BHC Act - Bank Holding Company Act of 1956, as amended

Board - the Company’s Board of Directors

BOLI - Bank-owned life insurance

BTFP - Bank Term Funding Program

C&I - Commercial and industrial

CAD - Construction, acquisition and development

CAMT - Corporate alternative minimum tax rate

CDE - Community development entity

CECL - ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“Current Expected Credit Losses”)

CEO - Chief Executive Officer

CET1 - Common Equity Tier 1

CFO - Chief Financial Officer

CFPB - Consumer Financial Protection Bureau

CIO - Chief Information Officer

CIS - Center for Internet Security

CISM - Certified Information Security Manager

CISO - Chief Information Security Officer

CISSP - Certified Information Systems Security Professional

Code - Code of Business Conduct and Ethics

CODM - Chief operating decision maker

Company - Cadence Bank and its subsidiaries

COO - Chief Operating Officer

COSO - Committee of Sponsoring Organizations of the Treadway Commission

COVID-19 - Coronavirus Disease 2019

CPR - Conditional Prepayment Rate

CRA - Community Reinvestment Act of 1977

CRE - Commercial real estate

CSC - Contractual servicing cost

DIF - Deposit Insurance Fund

DOJ - U.S. Department of Justice

EAP - Employee Assistance Program

EIR - Effective interest rate

EPS - Earnings per share

ESG - Environmental, Social and Governance

Exchange Act - Securities Exchange Act of 1934, as amended

EVE - Economic value of equity

FASB - Financial Accounting Standards Board

FCB - First Chatham Bank

FDI Act - Federal Deposit Insurance Act

FDIC - Federal Deposit Insurance Corporation

FDICIA - Federal Deposit Insurance Corporation Improvement Act of 1991

FDM - Financial difficulty modification

Federal Reserve - Board of Governors of the Federal Reserve System

FHA - Federal Housing Administration

FHLB - Federal Home Loan Bank

FHLMC - Federal Home Loan Mortgage Corporation

FinCEN - Financial Crimes Enforcement Network

FNMA - Federal National Mortgage Association

FRB - Federal Reserve Bank

FTE - Fully taxable equivalent

GAAP - Generally Accepted Accounting Principles in the United States

GNMA - Government National Mortgage Association

HTC - Historic tax credits

IRA of 2022 - Inflation Reduction Act of 2022

IRR - Interest rate risk

ITM - Interactive teller machine

MBS - Mortgage-backed securities

MDBCF - Mississippi Department of Banking and Consumer Finance

MSR - Mortgage servicing rights

NAV - Net asset value

NII - Net interest income

NM - Not meaningful

NMTC - New market tax credit

NPA - Nonperforming asset(s)

NPL - Nonperforming loan(s)

NSF - Nonsufficient funds

NYSE - New York Stock Exchange

OCC - Office of the Comptroller of the Currency

OREO - Other real estate owned

PCAOB - Public Company Accounting Oversight Board

PCD - Purchased credit deteriorated

Preferred Stock - 5.50% Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Company

PSU - Performance stock unit

ROU - Right of use

RSA - Restricted stock award

RSU - Restricted stock unit

SBA - Small Business Administration

SBIC - Small Business Investment Company

SEC - U.S. Securities and Exchange Commission

SNC - Shared National Credit

SOFR - Secured Overnight Financing Rate

TBA - To be announced

TDR - Troubled debt restructuring

USDA - U.S. Department of Agriculture

VA - U.S. Department of Veterans Affairs

VIE - Variable interest entity

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements made in this quarterly report on Form 10-Q (this “Report”) are not statements of historical fact and constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995 as well as the “bespeaks caution” doctrine. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “aspire,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “goal,” “hope,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “project,” “projection,” “predict,” “prospect,” “potential,” “roadmap,” “seek,” “should,” “target,” “will,” and “would,” or the negative versions of those words, or other comparable words of a future or forward-looking nature. These forward-looking statements may include, without limitation, discussions regarding general economic, interest rate, trade, real estate market, competitive, employment, and credit market conditions; our assets; business; cash flows; financial condition; liquidity; prospects; results of operations and the Company’s ability to deploy capital into strategic and growth initiatives; deposit growth interest and fee-based revenue; capital resources; capital metrics; efficiency ratio; valuation of mortgage servicing rights; mortgage production volume; net income; net interest revenue; non-interest revenue; net interest margin; interest expense; non-interest expense; earnings per share; interest rate sensitivity; interest rate risk; balance sheet and liquidity management; off-balance sheet arrangements; fair value determinations; asset quality; credit quality; credit losses; provision and allowance for credit losses, impairments, charge-offs, recoveries and changes in volume; investment securities portfolio yields and values; ability to manage the impact of pandemics and natural disasters; adoption and use of critical accounting policies; adoption and implementation of new accounting standards and their effect on our financial results and our financial reporting; utilization of non-GAAP financial metrics; declaration and payment of dividends; ability to pay dividends or coupons on our Preferred Stock or our subordinated notes; mortgage and commission revenue growth; implementation and execution of cost savings initiatives; ability to successfully litigate, resolve or otherwise dispense with threatened, ongoing and future litigation and administrative and investigatory matters; ability to successfully complete pending or future acquisitions or divestitures; dispositions and other strategic growth opportunities and initiatives; ability to successfully integrate and manage acquisitions or divestitures; opportunities and efforts to grow market share; reputation; ability to compete with other financial institutions; ability to recruit and retain key employees and personnel; access to capital markets; investment in other financial institutions; and ability to operate our regulatory compliance programs in accordance with applicable law.

Forward-looking statements are based upon management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time such statements were made. Forward-looking statements are not historical facts, are not guarantees of future results or performance and are subject to certain known and unknown risks, uncertainties and other factors that are beyond our control and that may cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. These risks, uncertainties and other factors include, without limitation, general economic, unemployment, credit market and real estate market conditions (including potential downturn, contraction and/or recession), and the effect of such conditions on the creditworthiness of borrowers, collateral values, the value of investment securities and asset recovery values; the risks of changes in trade policy, in interest rates, and their effects on the level and composition of deposits, loan demand, loan repayment velocity, and the values of loan collateral, securities and interest sensitive assets and liabilities; risks arising from market reactions to the banking environment in general, or to conditions or situations at specific banks; risks arising from perceived instability in the banking sector; the impact of inflation, the failure of assumptions underlying the establishment of reserves for possible credit losses, fair value for loans and other real estate owned; changes in the prices, values and sales volumes of residential and commercial real estate, especially as they relate to the value of collateral supporting the Company’s loans; uncertainties surrounding the impact of proposed tariffs (by or on the U.S.), including the potential negative impact to our loan portfolio and profitability, potential for increases in problem loans, potential re-evaluation of credit markets and interest rates, lower equity valuation and potential slowdown in capital markets, reduced demand for U.S. exports, disruptions to supply chains, impacts from decreased international tourism, decreased demand for other banking products and services and negative credit quality developments arising from the foregoing or other factors; the uncertain duration of trade conflicts; the magnitude of the impact that the proposed tariffs may have on our customers’ businesses; a deterioration of the credit rating for U.S. long-term sovereign debt, actions that the U.S. government may take to avoid exceeding the debt ceiling, or uncertainties surrounding the debt ceiling and the federal budget; the availability of and access to capital; possible downgrades in our credit ratings or outlook which could increase the costs or availability of funding from capital markets; the ability to attract new or retain existing deposits or to retain or grow loans; potential delays or other problems in implementing and executing our growth, expansion and acquisition or divestment strategies, including delays in obtaining regulatory or other necessary approvals (including obtaining the approval of any pending transactions), or the failure to realize any anticipated benefits or synergies from any acquisitions or growth strategies; the risks relating to the FCB Financial Corp. and Industry Bancshares, Inc. mergers including, without limitation: (i) the diversion of management’s time on issues related to the mergers; (ii) unexpected transaction costs, including the costs of integrating operations; (iii) the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (iv) the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; (v) the risk of deposit and customer attrition; any changes in deposit mix; (vi) unexpected operating and other costs, which may differ or change from expectations; (vii) the risks of customer and employee loss and business disruptions, including, without limitation, as the result of difficulties in maintaining relationships with employees; (viii) increased competitive pressures and solicitations of customers by competitors; and (ix) the difficulties and risks inherent with entering new markets; significant turbulence or a disruption in the capital or financial markets; the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses; the ability to grow additional interest and fee income or to control noninterest expense; competitive factors and pricing pressures, including their effect on our net interest margin; changes in legal, financial and/or regulatory requirements (including those related to share repurchases); recently enacted and potential legislation and regulatory actions and the costs and expenses to comply with new and/or existing legislation and regulatory actions, and any related rules and regulations; changes in U.S. Government monetary, fiscal and trade policy, including any changes that may result from U.S. elections; special assessments or changes to regular assessments by banking regulators; possible adverse rulings, judgments, settlements and other outcomes of pending or future litigation or government actions; the ability to keep pace with technological changes, including changes regarding generative artificial intelligence, maintaining cybersecurity and compliance with applicable cybersecurity regulatory requirements; increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies, risks related to our reliance on third parties to provide key components of our business infrastructure, including the risks related to disruptions in services provided by disputes with, or financial difficulties of a third-party vendor, the impact of failure in, or breach of, our operational or security systems or infrastructure, or those of third parties with whom we do business, including as a result of cyber-attacks or an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting us or our customers; natural disasters or acts of war or terrorism; international or political instability (including the impacts related to or resulting from the proposed tariffs and international trade conflicts, Russia’s military action in Ukraine, or the Israel-Hamas war, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments); risks and costs related to the scope and pace of related rulemaking activity; impairment of our goodwill or other intangible assets; adoption of new accounting standards or changes in existing standards; and other factors described in “Part I, Item 1A. Risk Factors” in this Report or as detailed from time to time in the Company’s press and news releases, reports and other filings we file with the federal banking regulators.

The Company faces risks from: possible adverse rulings, judgments, settlements or other outcomes of pending, ongoing and future litigation, as well as governmental, administrative and investigatory matters; the impairment of the Company’s goodwill or other intangible assets; losses of key employees and personnel; the diversion of management’s attention from ongoing business operations and opportunities; and the Company’s success in executing its business plans and strategies, and managing the risks involved in all of the foregoing.

Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date of this Report, if one or more events related to these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statements. The forward-looking statements speak only as of the date of this Report, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this section.

PART I—FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

Consolidated Balance Sheets

Cadence Bank and Subsidiaries

(Unaudited)

(In thousands, except share and per share amounts)	March 31, 2025	December 31, 2024
ASSETS
Cash and due from banks	$578,513	$624,884
Interest bearing deposits with other banks and Federal funds sold	988,787	1,106,692
Total cash and cash equivalents	1,567,300	1,731,576
Available for sale securities, at fair value	7,912,159	7,293,988
Loans and leases, net of unearned income	34,051,610	33,741,755
Allowance for credit losses	457,791	460,793
Net loans and leases	33,593,819	33,280,962
Loans held for sale, at fair value	220,441	244,192
Premises and equipment, net	780,963	783,456
Goodwill	1,366,923	1,366,923
Other intangible assets, net	79,522	83,190
Bank-owned life insurance	654,964	651,838
Other assets	1,567,203	1,583,065
TOTAL ASSETS	$47,743,294	$47,019,190
LIABILITIES
Noninterest bearing demand deposits	$8,558,412	$8,591,805
Interest bearing demand and money market deposits	19,221,356	19,345,114
Savings	2,626,901	2,588,406
Time deposits	9,929,059	9,970,876
Total deposits	40,335,728	40,496,201
Securities sold under agreement to repurchase	19,671	23,616
Short-term FHLB borrowings	235,000	—
Subordinated and long-term borrowings	560,690	10,706
Other liabilities	873,664	918,984
TOTAL LIABILITIES	$42,024,753	$41,449,507
SHAREHOLDERS’ EQUITY
Series A Non-Cumulative Perpetual Preferred stock, $0.01 par value per share; authorized - 500,000,000 shares; issued and outstanding - 6,900,000 shares for both periods presented	$166,993	$166,993
Common stock, $2.50 par value per share; authorized - 500,000,000 shares; issued and outstanding - 184,046,420 and 183,527,575 shares, respectively	460,116	458,819
Capital surplus	2,736,799	2,742,913
Accumulated other comprehensive loss	(621,203)	(694,495)
Retained earnings	2,975,836	2,895,453
TOTAL SHAREHOLDERS’ EQUITY	5,718,541	5,569,683
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,743,294	$47,019,190

See accompanying notes to the unaudited consolidated financial statements.

Consolidated Statements of Income

Cadence Bank and Subsidiaries

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2025	2024
INTEREST REVENUE:
Loans and leases	$530,050	$528,940
Available for sale securities:
Taxable	53,232	63,405
Tax-exempt	629	687
Loans held for sale	1,449	1,184
Short-term investments	13,897	42,897
Total interest revenue	599,257	637,113
INTEREST EXPENSE:
Interest bearing demand deposits and money market accounts	128,831	149,403
Savings	3,644	3,801
Time deposits	100,900	80,670
Federal funds purchased and securities sold under agreement to repurchase	1,124	2,523
Short-term borrowings	317	42,109
Subordinated and long-term borrowings	1,289	4,699
Total interest expense	236,105	283,205
Net interest revenue	363,152	353,908
Provision for credit losses	20,000	22,000
Net interest revenue, after provision for credit losses	343,152	331,908
NONINTEREST REVENUE:
Wealth management	23,279	22,833
Deposit service charges	17,736	18,338
Credit card, debit card and merchant fees	11,989	12,162
Mortgage banking	6,638	6,443
Security losses, net	(9)	(9)
Other	25,754	24,019
Total noninterest revenue	85,387	83,786
NONINTEREST EXPENSE:
Salaries and employee benefits	152,972	156,650
Occupancy and equipment	28,477	28,640
Data processing and software	27,132	30,028
Deposit insurance assessments	8,643	8,414
Amortization of intangibles	3,668	4,066
Merger expense	315	—
Other	38,142	35,409
Total noninterest expense	259,349	263,207
Income before income taxes	169,190	152,487
Income tax expense	35,968	35,509
Net income	$133,222	$116,978
Less: preferred dividends	2,372	2,372
Net income available to common shareholders	$130,850	$114,606

Basic earnings per common share	$0.71	$0.63
Diluted earnings per common share	$0.70	$0.62

See accompanying notes to the unaudited consolidated financial statements.

Consolidated Statements of Comprehensive Income (Loss)

Cadence Bank and Subsidiaries

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2025	2024
Net income	$133,222	$116,978
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on AFS securities:
Net unrealized gains (losses), net of income taxes of $(22,495) and $9,324	72,743	(30,149)
Reclassification adjustment for net losses realized in net income, net of income taxes of $2 and $2	(7)	(7)
Net change in unrealized gains (losses) on AFS securities, net of tax	72,736	(30,156)
Recognized employee benefit plan net periodic benefit cost, net of income taxes of $(171)and $(202)	556	652
Other comprehensive income (loss), net of tax	73,292	(29,504)
Comprehensive income	$206,514	$87,474

See accompanying notes to the unaudited consolidated financial statements.

Consolidated Statements of Shareholders’ Equity

Cadence Bank and Subsidiaries

(Unaudited)

						Accumulated
						Other		Total
	Preferred Stock		Common Stock		Capital	Comprehensive	Retained	Shareholders’
(In thousands, except share and per share amounts)	Shares	Amount	Shares	Amount	Surplus	(Loss) Income	Earnings	Equity
Balance at December 31, 2024	6,900,000	$166,993	183,527,575	$458,819	$2,742,913	$(694,495)	$2,895,453	$5,569,683
Net income	—	—	—	—	—	—	133,222	133,222
Other comprehensive income, net of tax	—	—	—	—	—	73,292	—	73,292
Equity based compensation, net of forfeitures and shares withheld to cover taxes	—	—	519,724	1,299	(6,087)	—	—	(4,788)
Repurchase of stock, net of excise tax	—	—	(879)	(2)	(27)	—	—	(29)
Preferred dividends declared, $0.34 per share	—	—	—	—	—	—	(2,372)	(2,372)
Cash dividends declared, $0.275 per share	—	—	—	—	—	—	(50,467)	(50,467)
Balance at March 31, 2025	6,900,000	$166,993	184,046,420	$460,116	$2,736,799	$(621,203)	$2,975,836	$5,718,541

						Accumulated
						Other		Total
	Preferred Stock		Common Stock		Capital	Comprehensive	Retained	Shareholders’
(In thousands, except share and per share amounts)	Shares	Amount	Shares	Amount	Surplus	(Loss) Income	Earnings	Equity
Balance at December 31, 2023	6,900,000	$166,993	182,871,775	$457,179	$2,743,066	$(761,829)	$2,562,434	$5,167,843
Net income	—	—	—	—	—	—	116,978	116,978
Other comprehensive loss, net of tax	—	—	—	—	—	(29,504)	—	(29,504)
Equity based compensation, net of forfeitures and shares withheld to cover taxes	—	—	467,143	1,168	(3,231)	—	—	(2,063)
Repurchase of stock, net of excise tax	—	—	(657,593)	(1,644)	(15,248)	—	—	(16,892)
Preferred dividends declared, $0.34 per share	—	—	—	—	—	—	(2,372)	(2,372)
Cash dividends declared, $0.25 per share	—	—	—	—	—	—	(45,598)	(45,598)
Cumulative effect of change in accounting principle, net of tax, for ASU 2023-02	—	—	—	—	—	—	1,540	1,540
Balance at March 31, 2024	6,900,000	$166,993	182,681,325	$456,703	$2,724,587	$(791,333)	$2,632,982	$5,189,932

See accompanying notes to the unaudited consolidated financial statements.

Consolidated Statements of Cash Flows
Cadence Bank and Subsidiaries

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2025	2024
Operating Activities:
Net income	$133,222	$116,978
Adjustments to reconcile net income to net cash provided by operations:
Depreciation, amortization, and accretion	21,162	56,554
Deferred income tax expense	14,188	12,798
Provision for credit losses	20,000	22,000
Gain on sale of loans, net	(5,611)	(4,486)
Loss on sales of available for sale securities, net	9	9
Unrealized gain on limited partnerships, net	(2,304)	(1,000)
Gain on trading securities	(27)	(10)
Share-based compensation expense	4,781	6,074
Proceeds from payments and sales of loans held for sale	291,869	280,316
Origination of loans held for sale	(265,631)	(265,545)
Increase in accrued interest receivable	(7,787)	(14,374)
Increase in accrued interest payable	29,785	47,527
Purchases of trading securities	(11,000)	(4,000)
Proceeds from sales of trading securities	11,027	4,010
Net increase in prepaid pension asset	(1,218)	(1,563)
Decrease in other assets	18,667	58,305
(Decrease) increase in other liabilities	(52,440)	47,537
Other, net	(10,159)	(2,411)
Net cash provided by operating activities	188,533	358,719
Investing Activities:
Purchases of available for sale securities	(788,568)	(689,341)
Proceeds from maturities, calls, and payments of available for sale securities	262,148	411,195
Purchases of FRB and FHLB stock, net	(29,469)	—
Increase in loans, net	(324,357)	(421,170)
Purchases of premises and equipment	(11,181)	(35,092)
Proceeds from sales of premises and equipment	611	3,324
Proceeds from disposition of foreclosed and repossessed property	3,220	3,024
Net death benefits received on bank owned life insurance	6,185	143
Purchases of tax credit investments	(26,821)	(4,359)
Purchases of limited partnership interests	(7,021)	(8,980)
Other, net	2,242	2,513
Net cash used in investing activities	(913,011)	(738,743)

Consolidated Statements of Cash Flows (continued)

Cadence Bank and Subsidiaries

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2025	2024
Financing Activities:
Decrease in deposits, net	(160,460)	(376,834)
Net change in securities sold under agreement to repurchase and federal funds purchased	(3,945)	(357,126)
Net change in short-term FHLB advances	235,000	—
Long-term borrowings called, repurchased, or repaid	—	(7,876)
Repayment of long-term FHLB advances	(13)	—
Proceeds from long-term FHLB advances	550,000	—
Repurchase of common stock	(29)	(16,892)
Cash dividends paid on common stock	(50,462)	(45,530)
Cash dividends paid on Preferred Stock	(2,372)	(2,372)
Cash paid for tax withholding on vested share-based compensation and other	(7,517)	(8,137)
Net cash provided by (used in) financing activities	560,202	(814,767)
Net decrease in cash and cash equivalents	(164,276)	(1,194,791)
Cash and cash equivalents at beginning of period	1,731,576	4,232,265
Cash and cash equivalents at end of period	$1,567,300	$3,037,474

Supplemental Cash Flow Disclosures
Cadence Bank and Subsidiaries
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2025	2024
Supplemental Disclosures
Cash paid during the period for:
Interest	$206,320	$235,678
Income tax (refund) payments, net	(286)	4,839
Cash paid for amounts included in lease liabilities	4,540	4,656
Non-cash investing activities, at fair value:
Acquisition of real estate and other assets in settlement of loans	6,303	1,715
Transfers of loans held for sale to loans	1,274	461
Right of use assets obtained (reduced) in exchange for new operating lease liabilities	3,971	9,519
Increase in funding obligations for certain tax credit investments	1,701	7,800

See accompanying notes to unaudited consolidated financial statements.

Notes to Unaudited Consolidated Financial Statements

Cadence Bank and Subsidiaries

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with instructions to the SEC Form 10-Q and Article 10 of Regulation S-X; therefore, they do not include all information and notes necessary for a fair presentation of financial position, results of operations, comprehensive income, and cash flows in conformity with GAAP. All adjustments consisting of normally recurring accruals that, in the opinion of management, are necessary for a fair presentation of the consolidated financial position and results of operations for the periods covered by this report have been included. These interim financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2024. Operating results for the period ended March 31, 2025, are not necessarily indicative of the results that may be expected for the year ending December 31, 2025. The consolidated balance sheet at December 31, 2024 has been derived from the audited financial statements included in our Form 10-K for the year ended December 31, 2024.

The Company and its subsidiaries follow GAAP, including, where applicable, general practices within the banking industry. The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. The assessment of whether or not the Company has a controlling interest (i.e., the primary beneficiary) in a VIE is performed on an on-going basis. All equity investments in non-consolidated VIEs are included in “other assets” in the Company’s consolidated balance sheets (see Note 16 for more information).

Certain amounts reported in prior years have been reclassified to conform to the 2025 presentation. These reclassifications did not materially impact the Company’s consolidated financial statements.

In accordance with GAAP, the Company’s management evaluated subsequent events for potential recognition or disclosure in the consolidated financial statements through the date of the issuance of the consolidated financial statements.

Recent Accounting Pronouncements

ASU No. 2023-05

In August 2023, the FASB issued ASU No. 2023-05, Business Combinations—Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement. The ASU applies to the formation of entities that meet the definition of a joint venture (or a corporate joint venture) as defined in the FASB ASC Master Glossary. The amendments in the ASU require that a newly formed joint venture, upon formation, would initially measure its assets and liabilities at fair value (with exceptions to fair value measurement that are consistent with the business combinations guidance). The ASU allows a joint venture to apply measurement period guidance in accordance with ASC 805-10, allowing the amounts recognized upon formation to be adjusted for provisional items during the measurement period not to exceed one year from the formation date.

The ASU does not amend the definition of a joint venture, the existing guidance for the accounting by an equity method investor for its investment in a joint venture, or the accounting by a joint venture for contributions received subsequent to formation.

The amendments are effective prospectively for all joint ventures with a formation date on or after January 1, 2025, and early adoption is permitted. A joint venture that was formed before the effective date of the ASU may elect to apply the amendments retrospectively if it has sufficient information. There was no impact from this guidance on the Company’s consolidated financial statements.

ASU No. 2023-08

In December 2023, the FASB issued ASU No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The amendments are intended to improve the accounting for certain crypto assets by requiring an entity to measure those crypto assets at fair value each reporting period with changes in fair value recognized in net income. The amendments also improve the information provided to investors about an entity’s crypto asset holdings by requiring disclosure about significant holdings, contractual sale restrictions, and changes during the reporting period.

The amendments in the ASU are effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If amendments are adopted in an interim period, they must be adopted as of the beginning of the fiscal year that includes that interim period. There was no impact from this guidance on the Company’s consolidated financial statements.

ASU No. 2023-09

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU is intended to improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments intended to improve the effectiveness of income tax disclosures.

The amendments in the ASU are effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. As this guidance is solely disclosure related, there will be no quantitative impact to the Company’s consolidated financial statements.

ASU No. 2024-01

In March 2024, the FASB issued ASU No. 2024-01, Compensation--Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which provides four cases illustrating the scope application of Topic 718 for profits interest awards. Determining whether a profits interest award should be accounted for as a share-based payment arrangement or other compensation requires judgement based on the facts and circumstances of the specific transaction. The illustrative example includes four fact patterns to demonstrate how an entity would apply the scope guidance in Topic 718 to determine whether profits interest awards should be accounted for in accordance with Topic 718.

The amendments in the ASU are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The amendments should be applied either (1) retrospectively to all prior periods presented in the financial statements or (2) prospectively to profits, interest, and similar awards grated or modified on or after the date at which the entity first applies the amendments. There was no impact from this guidance on the Company’s consolidated financial statements.

ASU No. 2024-02

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements--Amendments to Remove References to the Concepts Statements, which contains amendments that remove references to various Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior Statements to provide guidance in certain topical areas. Generally, the amendments are not intended to result in significant accounting change for most entities. However, the FASB recognized that changes to that guidance may result in accounting change for some entities. Therefore, the FASB provided transition guidance for all the amendments in this Update.

These amendments are effective for public business entities for fiscal years beginning after December 15, 2024. Early application of the amendments is permitted for all entities, for any fiscal year or interim period for which financial statements have not yet been issued (or made available for issuance). If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. There was no significant impact from this guidance on the Company’s consolidated financial statements.

ASU No. 2025-02

In March 2025, the FASB issued ASU No. 2025-02, Liabilities (Topic 405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122 to remove SEC paragraphs pursuant to the issuance of the SEC Staff Accounting Bulletin No. 122. The amendments are effective immediately. There was no impact from this guidance on the Company’s consolidated financial statements.

Pending Accounting Pronouncements

ASU No. 2023-06

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, that incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations.

The ASU modifies the disclosure or presentation requirements of a variety of Topics in the Codification. The requirements are relatively narrow in nature. Some of the amendments represent clarifications to, or technical corrections of, the current requirements.

The effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. If by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. As this guidance is solely disclosure related, the Company does not anticipate any quantitative impact to the Company’s consolidated financial statements.

ASU No. 2024-03

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income— Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosures in the note to the financial statements regarding specific expenses. The amendments do not change or remove existing disclosure requirements. The amendments improve disclosure requirements through enhanced expense disaggregation.

The amendments require disclosures in each interim and annual reporting periods. The amendments are effective for fiscal year beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Prospective adoption is required, however an entity may choose to adopt retrospectively. Early adoption is permitted. As this guidance is solely disclosure related, the Company does not anticipate any quantitative impact to the Company’s consolidated financial statements.

ASU No. 2024-04

In November 2024, the FASB issued ASU No. 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which clarifies requirements for determining whether certain settlements of convertible debt instruments, including convertible debt instruments with cash conversion features or convertible debt instruments that are not currently convertible, should be accounted for as an induced conversion.

The amendments are effective for all entities for fiscal years beginning after December 15, 2025. Early adoption is permitted as of the beginning of the annual reporting period for all entities that have adopted ASU 2020-06. If an entity adopts ASU No. 2024-04 in an interim reporting period, it should adopt it as of the beginning of the annual reporting period that includes that interim reporting period. The Company does not anticipate any impact from this guidance on its consolidated financial statements.

ASU No. 2025-01

In January 2025, the FASB issued ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date to clarify the interim effective date for ASU 2024-03 for entities that do not have an annual reporting period that ends on December 31. The amendments are effective for fiscal year beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Since Company’s fiscal year-end and the calendar year-end are the same, the Company does not anticipate that these amendments will have any effect on Company’s consolidated financial statements.

NOTE 2. AVAILABLE FOR SALE SECURITIES AND EQUITY SECURITIES

The amortized cost, unrealized gains and losses, and estimated fair value of available for sale securities are presented in the following tables:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
March 31, 2025
U.S. government agency securities	$309,829	$14	$35,558	$274,285
MBS issued or guaranteed by U.S. agencies
Residential pass-through:
Guaranteed by GNMA	76,435	5	10,291	66,149
Issued by FNMA and FHLMC	4,593,159	24	568,505	4,024,678
Other residential MBS	1,583,432	9,437	27,941	1,564,928
Commercial MBS	1,569,695	1,621	84,791	1,486,525
Total MBS	7,822,721	11,087	691,528	7,142,280
Obligations of states and political subdivisions	166,754	9	36,941	129,822
Corporate debt securities	52,750	—	4,328	48,422
Foreign debt securities	318,584	430	1,664	317,350
Total available for sale securities	$8,670,638	$11,540	$770,019	$7,912,159

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
December 31, 2024
U.S. government agency securities	$321,454	$20	$40,243	$281,231
MBS issued or guaranteed by U.S. agencies
Residential pass-through:
Guaranteed by GNMA	78,279	—	11,698	66,581
Issued by FNMA and FHLMC	4,604,954	16	639,414	3,965,556
Other residential MBS	958,911	6,110	30,300	934,721
Commercial MBS	1,645,065	1,605	97,029	1,549,641
Total MBS	7,287,209	7,731	778,441	6,516,499
Obligations of states and political subdivisions	167,743	10	35,684	132,069
Corporate debt securities	52,751	—	5,349	47,402
Foreign debt securities	318,539	443	2,195	316,787
Total available for sale securities	$8,147,696	$8,204	$861,912	$7,293,988

For available for sale securities, gross gains of $2 thousand and gross losses of $11 thousand were recognized during the three months ended March 31, 2025 and 2024, respectively. There were no impairment charges related to credit losses included in gross realized losses for the three months ended March 31, 2025 and 2024.

Available for sale securities with a carrying value of $4.1 billion and $4.0 billion at March 31, 2025 and December 31, 2024, respectively, were pledged to secure public and trust funds on deposit and for other purposes.

There were no securities held for trading or held-to-maturity at March 31, 2025 or December 31, 2024.

The amortized cost and estimated fair value of available for sale securities at March 31, 2025 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
(In thousands)	Cost	Fair Value
Maturing in one year or less	$—	$—
Maturing after one year through five years	107,067	104,937
Maturing after five years through ten years	510,404	488,415
Maturing after ten years	230,446	176,527
Mortgage-backed securities	7,822,721	7,142,280
Total available for sale securities	$8,670,638	$7,912,159

At March 31, 2025 and December 31, 2024, approximately 74.9% and 80.4% of securities were in an unrealized loss position, respectively. At March 31, 2025, there were 870 securities in a loss position for more than twelve months, and 30 securities in a loss position for less than twelve months. At December 31, 2024, there were 871 securities in a loss position for more than twelve months, and 33 securities in a loss position for less than twelve months. A summary of available for sale investments with continuous unrealized loss positions for which an allowance for credit losses has not been recorded is as follows:

	Less Than 12 Months		12 Months or Longer
	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses
March 31, 2025
U.S. government agency securities	$58,865	$114	$210,411	$35,444
MBS	354,350	1,315	5,082,322	690,213
Obligations of states and political subdivisions	—	—	119,292	36,941
Corporate debt securities	7,632	2,368	38,791	1,960
Foreign debt securities	—	—	53,336	1,664
Total	$420,847	$3,797	$5,504,152	$766,222

	Less Than 12 Months		12 Months or Longer
	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses
December 31, 2024
U.S. government agency securities	$74,795	$221	$200,798	$40,022
MBS	249,197	2,314	5,123,218	776,127
Obligations of states and political subdivisions	303	7	121,117	35,677
Corporate debt securities	7,474	2,527	37,928	2,822
Foreign debt securities	—	—	52,806	2,195
Total	$331,769	$5,069	$5,535,867	$856,843

Management evaluates available for sale securities in unrealized loss positions to determine whether the impairment is due to credit-related factors or noncredit-related factors. Credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. Management believes that the unrealized losses detailed in the previous tables are due to noncredit-related factors, such as changes in interest rates and other market conditions. Therefore, no allowance for credit losses was recorded related to these securities at March 31, 2025 or December 31, 2024. Additionally, as of March 31, 2025 management had no intent to sell these securities until the full recovery of unrealized losses, which may not be until maturity, and it is more likely than not that the Company would not be required to sell the securities prior to recovery of costs. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline.

Reported in other assets in the accompanying consolidated balance sheets, equity investments with readily determinable fair values not held for trading are recorded at fair value, with changes in fair value reported in net income. Additionally, the Company reports equity investments without readily determinable fair values in other assets in the accompanying consolidated balance sheets. These investments include investments in the common stock of the FHLB of Dallas and the Federal Reserve Bank of St. Louis. The Company is required to own stock in the FHLB of Dallas for membership in the FHLB system and in relation to the level of FHLB advances. The Company is also required to purchase and hold shares of capital stock in the Federal Reserve Bank of St. Louis for membership in the Federal Reserve System. The Company accounts for these investments as long-term assets and carries them at cost. During the periods ended March 31, 2025 and December 31, 2024, there were no downward or upward adjustments to these investments for impairments or price changes from observable transactions.

		Gross	Gross
		Unrealized	Unrealized	Carrying
(In thousands)	Cost	Gains	Losses	Value
March 31, 2025
Equity securities held at cost:
Federal Reserve Bank stock	$101,062	$—	$—	$101,062
Federal Home Loan Bank stock	39,384	—	—	39,384
Other equity securities	20,582	—	—	20,582
Total equity securities, held at cost	$161,028	$—	$—	$161,028
Equity securities held at fair value:
Farmer Mac stock	$49	$515	$—	$564
Affordable Housing MBS Exchange Traded Fund	24,994	—	3,585	21,409
Total equity securities, held at fair value	$25,043	$515	$3,585	$21,973

		Gross	Gross
		Unrealized	Unrealized	Carrying
(In thousands)	Cost	Gains	Losses	Value
December 31, 2024
Equity securities held at cost:
Federal Reserve Bank stock	$100,567	$—	$—	$100,567
Federal Home Loan Bank stock	10,410	—	—	10,410
Other equity securities	20,582	—	—	20,582
Total equity securities, held at cost	$131,559	$—	$—	$131,559
Equity securities held at fair value:
Farmer Mac stock	$49	$543	$—	$592
Affordable Housing MBS Exchange Traded Fund	24,994	—	3,908	21,086
Total equity securities, held at fair value	$25,043	$543	$3,908	$21,678

NOTE 3. LOANS AND LEASES

The following table is a summary of our loan and lease portfolio aggregated by segment and class at the periods indicated:

(In thousands)	March 31, 2025	December 31, 2024
Commercial and industrial
Non-real estate	$8,688,653	$8,670,529
Owner occupied	4,667,477	4,665,015
Total commercial and industrial	13,356,130	13,335,544
Commercial real estate
Construction, acquisition and development	3,723,408	3,909,184
Income producing	6,268,456	6,015,773
Total commercial real estate	9,991,864	9,924,957
Consumer
Residential mortgages	10,498,320	10,267,883
Other consumer	205,296	213,371
Total consumer	10,703,616	10,481,254
Total loans and leases, net of unearned income (1)	$34,051,610	$33,741,755

(1)	Total loans and leases are net of $16.4 million and $21.4 million of unearned income at March 31, 2025 and December 31, 2024, respectively.

The Company engages in lending to consumers, small and medium-sized business enterprises, and government entities through its community banking locations and to regional and national business enterprises through its corporate banking division. The bank acts as agent or participant in SNC and other financing arrangements with other financial institutions. Loans are issued generally to finance home purchases and improvements, personal expenditures, business investment and operations, construction and development, and income producing properties. Loans are underwritten to be repaid primarily by available cash flow from personal income, investment income, business operations, rental income, or the sale of developed or constructed properties. Collateral and personal guaranties of business owners are generally required as a condition of the financing arrangements and provide additional cash flow and proceeds from asset sales of guarantors in the event primary sources of repayment are no longer sufficient.

While loans are structured to provide protection to the Company if borrowers are unable to repay as agreed, the Company recognizes there are numerous risks that may result in deterioration of the repayment ability of borrowers and guarantors. These risks include failure of business operations due to economic, legal, market, logistical, weather, health, governmental and force majeure events. Concentrations in the Company’s loan and lease portfolio also present credit risks. The impact of a slowing economy, inflation, higher interest rates, and labor and supply chain shortages, poses additional risk to borrowers and financial institutions. As a result of these factors, there is risk for businesses to experience difficulty in meeting repayment obligations, and the Company may experience losses or deterioration in performance in its loan portfolio. For information regarding nonaccrual policies, past-dues or delinquency status, and recognizing write-offs within ACL, refer to “Note 1 - Summary of Significant Accounting Policies” included in Part II., Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The Company has identified the following segments and classes of loans and leases with similar risk characteristics for measuring expected credit losses:

Commercial and Industrial

Non-Real Estate – Commercial and industrial loans are loans and leases to finance business operations, equipment and owner-occupied facilities for small and medium-sized enterprises, as well as larger corporate borrowers. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal and/or corporate guarantees are generally obtained where available and prudent. This category also includes loans to finance agricultural production. The Company recognizes risk from economic cycles, commodity prices, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to fraud, theft or embezzlement, loss of sponsor support, health or loss of key personnel or competitive situations may adversely affect the scheduled repayment of business loans. In addition, risks in the agricultural sector including crop failures due to weather, insects and other blights, commodity prices, governmental intervention, lawsuits, labor or logistical disruptions.

Owner Occupied – Owner occupied loans include loans secured by business facilities to finance business operations, equipment and owner-occupied facilities primarily for small and medium-sized enterprises. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal guarantees, if applicable, are generally required for these loans. The Company recognizes that risk from economic cycles, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans.

Commercial Real Estate

Construction, Acquisition and Development – CAD loans include both loans and credit lines for the purpose of purchasing, carrying, and developing land into residential subdivisions or various types of commercial developments, such as industrial, warehouse, retail, office, and multi-family. This category also includes loans and credit lines for construction of residential, multi-family and commercial buildings. The Company generally engages in CAD lending primarily in local markets served by its branches. The Company recognizes that risks are inherent in the financing of real estate development and construction. These risks include location, market conditions and price volatility, change in interest rates, demand for developed land, lots and buildings, desirability of features and styling of completed developments and buildings, competition from other developments and builders, traffic patterns, remote work patterns, governmental jurisdiction, tax structure, availability of utilities, roads, public transportation and schools, availability of permanent financing for homebuyers, zoning, environmental restrictions, lawsuits, economic and business cycle, labor, and reputation of the builder or developer.

Each CAD loan is underwritten to address: (i) the desirability of the project, its market viability and projected absorption period; (ii) the creditworthiness of the borrower and the guarantor as to liquidity, cash flow and assets available to ensure performance of the loan; (iii) equity contribution to the project; (iv) the developer’s experience and success with similar projects; and (v) the value of the collateral.

A substantial portion of CAD loans are secured by real estate in markets in which the Company is located. The Company’s loan policy generally prohibits loans for the sole purpose of carrying interest reserves. Certain of the construction, acquisition and development loans were structured with interest-only terms. A portion of the residential mortgage and CRE portfolios were originated through the permanent financing of construction, acquisition and development loans. Higher interest rates and the potential for slowing economic conditions could negatively impact borrowers’ and guarantors’ ability to repay their debt which would make more of the Company’s loans collateral-dependent.

Income Producing – CRE loans include loans to finance income-producing commercial and multi-family properties. Lending in this category is generally limited to properties located in the Company’s market area with only limited exposure to properties located elsewhere but owned by in-market borrowers. Loans in this category include loans for neighborhood retail centers, medical and professional offices, single retail stores, industrials and apartments leased generally to local businesses and residents. The underwriting of these loans takes into consideration the occupancy and rental rates as well as the financial health of the borrower. The Company’s exposure to national retail tenants is limited. The Company recognizes that risk from economic cycles, pandemics, government restrictions, delayed or missed rent payments, supply-chain disruptions, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel or competitive situations may adversely affect the scheduled repayment of business loans.

Consumer

Residential Mortgages – Residential mortgages are first or second-lien loans to consumers secured by a primary residence or second home. This category includes traditional mortgages, home equity loans and revolving lines of credit. The loans are generally secured by properties located within the local market area of the community bank which originates and services the loan. These loans are underwritten in accordance with the Company’s general loan policies and procedures which require, among other things, proper documentation of each borrower’s financial condition, satisfactory credit history, and property value. In addition to loans originated through the Company’s branches, the Company originates and services residential mortgages sold in the secondary market which are underwritten and closed pursuant to investor and agency guidelines. At March 31, 2025 and December 31, 2024, residential mortgage loans in process of foreclosure totaled $21.1 million and $19.7 million, respectively. Additionally, the Company held $5.3 million and $4.4 million in foreclosed residential properties at March 31, 2025 and December 31, 2024, respectively.

Other Consumer – Other consumer lending includes consumer credit cards as well as personal revolving lines of credit and installment loans. The Company offers credit cards, primarily to its deposit and loan customers. Consumer installment loans generally includes term loans secured by automobiles, boats and recreational vehicles.

The Company recognizes there are risks in consumer lending which include interruptions in the borrower’s personal and investment income due to loss of employment, market conditions, and general economic conditions, deterioration in the health and well-being of the borrower and family members, natural disasters, pandemics, lawsuits, losses, or inability to generate income due to injury, accidents, theft, vandalism, or incarceration.

Credit Quality

The following tables provide details regarding the aging of the Company’s loan and lease portfolio, net of unearned income, at the periods indicated:

	March 31, 2025
							90+ Days
	30-59	60-89				Total	Past Due
	Days	Days	90+ Days	Total		Amortized	still
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Cost	Accruing
Commercial and industrial
Non-real estate	$18,896	$12,272	$84,947	$116,115	$8,572,538	$8,688,653	$3,851
Owner occupied	8,592	8,029	18,021	34,642	4,632,835	4,667,477	1,094
Total commercial and industrial	27,488	20,301	102,968	150,757	13,205,373	13,356,130	4,945
Commercial real estate
Construction, acquisition and development	5,828	232	9,092	15,152	3,708,256	3,723,408	495
Income producing	7,026	893	7,088	15,007	6,253,449	6,268,456	—
Total commercial real estate	12,854	1,125	16,180	30,159	9,961,705	9,991,864	495
Consumer
Residential mortgages	56,649	30,150	55,459	142,258	10,356,062	10,498,320	3,091
Other consumer	1,267	525	482	2,274	203,022	205,296	301
Total consumer	57,916	30,675	55,941	144,532	10,559,084	10,703,616	3,392
Total	$98,258	$52,101	$175,089	$325,448	$33,726,162	$34,051,610	$8,832

	December 31, 2024
							90+ Days
	30-59	60-89				Total	Past Due
	Days	Days	90+ Days	Total		Amortized	Still
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Cost	Accruing
Commercial and industrial
Non-real estate	$13,443	$28,379	$101,873	$143,695	$8,526,834	$8,670,529	$8,115
Owner occupied	10,375	3,836	16,280	30,491	4,634,524	4,665,015	—
Total commercial and industrial	23,818	32,215	118,153	174,186	13,161,358	13,335,544	8,115
Commercial real estate
Construction, acquisition and development	4,254	663	8,579	13,496	3,895,688	3,909,184	—
Income producing	3,971	1,226	12,193	17,390	5,998,383	6,015,773	—
Total commercial real estate	8,225	1,889	20,772	30,886	9,894,071	9,924,957	—
Consumer
Residential mortgages	60,009	28,937	61,578	150,524	10,117,359	10,267,883	4,750
Other consumer	1,587	455	413	2,455	210,916	213,371	261
Total consumer	61,596	29,392	61,991	152,979	10,328,275	10,481,254	5,011
Total	$93,639	$63,496	$200,916	$358,051	$33,383,704	$33,741,755	$13,126

The Company utilizes an internal loan classification system that is continually updated to grade loans according to certain credit quality indicators. These credit quality indicators include, but are not limited to, recent credit performance, delinquency, liquidity, cash flows, debt coverage ratios, collateral type and loan-to-value ratio. The Company’s internal loan classification system is compatible with classifications used by regulatory agencies. Loans may be classified as follows:

Pass: Loans which are performing as agreed with few or no signs of weakness. These loans show sufficient cash flow, capital and collateral to repay the loan as agreed.

Special Mention: Loans where potential weaknesses have developed which could cause a more serious problem if not corrected.

Substandard: Loans where well-defined weaknesses exist that require corrective action to prevent further deterioration. Loans are further characterized by the possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans having all the characteristics of Substandard and which have deteriorated to a point where collection and liquidation in full is highly questionable.

Loss: Loans that are considered uncollectible or with limited possible recovery.

Impaired: An internal grade for individually analyzed collateral-dependent loans for which a specific provision has been considered to address the unsupported exposure.

PCD (Loss): An internal grade for loans with evidence of deterioration of credit quality since origination that are acquired, and for which it is probable, at acquisition, that the bank will be unable to collect all contractually required payments.

The following tables provide details of the Company’s loan and lease portfolio, net of unearned income, by segment, class and internally assigned grade at the periods indicated:

	March 31, 2025
(In thousands)	Pass	Special Mention	Substandard (1)	Doubtful	Impaired (1)	PCD (Loss)	Total
Commercial and industrial
Non-real estate	$8,234,513	$108,903	$317,012	$8,556	$16,227	$3,442	$8,688,653
Owner occupied	4,617,617	—	38,174	—	10,592	1,094	4,667,477
Total commercial and industrial	12,852,130	108,903	355,186	8,556	26,819	4,536	13,356,130
Commercial real estate
Construction, acquisition and development	3,710,504	—	7,031	—	5,873	—	3,723,408
Income producing	6,078,353	39,412	144,159	—	6,532	—	6,268,456
Total commercial real estate	9,788,857	39,412	151,190	—	12,405	—	9,991,864
Consumer
Residential mortgages	10,392,396	—	99,305	—	5,208	1,411	10,498,320
Other consumer	204,701	—	595	—	—	—	205,296
Total consumer	10,597,097	—	99,900	—	5,208	1,411	10,703,616
Total	$33,238,084	$148,315	$606,276	$8,556	$44,432	$5,947	$34,051,610

(1)	In the loan classifications above, $107.6 million of the substandard balance and $9.2 million of the impaired balance is covered by government guarantees from the SBA, FHA, VA and USDA.

	December 31, 2024
(In thousands)	Pass	Special Mention	Substandard (1)	Doubtful	Impaired (1)	PCD (Loss)	Total
Commercial and industrial
Non-real estate	$8,208,176	$106,996	$311,096	$8,743	$31,996	$3,522	$8,670,529
Owner occupied	4,610,775	815	41,363	—	10,968	1,094	4,665,015
Total commercial and industrial	12,818,951	107,811	352,459	8,743	42,964	4,616	13,335,544
Commercial real estate
Construction, acquisition and development	3,896,856	—	12,262	—	66	—	3,909,184
Income producing	5,850,702	5,094	144,084	—	15,893	—	6,015,773
Total commercial real estate	9,747,558	5,094	156,346	—	15,959	—	9,924,957
Consumer
Residential mortgages	10,167,830	891	89,597	—	8,154	1,411	10,267,883
Other consumer	212,865	—	506	—	—	—	213,371
Total consumer	10,380,695	891	90,103	—	8,154	1,411	10,481,254
Total	$32,947,204	$113,796	$598,908	$8,743	$67,077	$6,027	$33,741,755

(1)	In the loan classifications above, $99.0 million of the substandard balance and $11.1 million of the impaired balance is covered by government guarantees from the SBA, FHA, VA and USDA.

The following tables provide credit quality indicators, including gross charge-offs, by class and period of origination (vintage) at March 31, 2025:

	Commercial and Industrial - Non-Real Estate
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Loans	Term	Total
Pass	$399,959	$1,425,735	$853,579	$987,675	$555,780	$663,422	$3,333,933	$14,430	$8,234,513
Special Mention	—	5,972	10,803	210	32,067	18,345	41,506	—	108,903
Substandard	1,263	16,779	71,669	54,468	40,413	34,874	88,526	9,020	317,012
Doubtful	—	—	—	—	8,556	—	—	—	8,556
Impaired	—	—	1,446	2,695	8,664	—	3,422	—	16,227
PCD (Loss)	—	—	—	—	—	3,442	—	—	3,442
Total	$401,222	$1,448,486	$937,497	$1,045,048	$645,480	$720,083	$3,467,387	$23,450	$8,688,653
% Criticized	0.3%	1.6%	9.0%	5.5%	13.9%	7.9%	3.8%	38.5%	5.2%
Gross charge-offs	$314	$158	$2,288	$1,894	$228	$531	$15,452	$—	$20,865

	Commercial and Industrial - Owner Occupied
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Loans	Term	Total
Pass	$177,685	$678,030	$585,424	$871,026	$735,901	$1,455,318	$114,230	$3	$4,617,617
Substandard	—	2,350	5,230	4,926	5,091	19,872	705	—	38,174
Impaired	—	394	2,331	5,799	793	1,275	—	—	10,592
PCD (Loss)	—	—	—	—	—	1,094	—	—	1,094
Total	$177,685	$680,774	$592,985	$881,751	$741,785	$1,477,559	$114,935	$3	$4,667,477
% Criticized	—%	0.4%	1.3%	1.2%	0.8%	1.5%	0.6%	—%	1.1%
Gross charge-offs	$—	$—	$—	$99	$261	$59	$—	$—	$419

	Construction, Acquisition, & Development
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Loans	Term	Total
Pass	$212,986	$1,196,140	$659,672	$1,021,604	$459,698	$121,713	$38,691	$—	$3,710,504
Substandard	—	555	2,442	2,956	435	551	92	—	7,031
Impaired	—	—	—	—	5,807	66	—	—	5,873
Total	$212,986	$1,196,695	$662,114	$1,024,560	$465,940	$122,330	$38,783	$—	$3,723,408
% Criticized	—%	—%	0.4%	0.3%	1.3%	0.5%	0.2%	—%	0.3%
Gross charge-offs	$—	$—	$41	$1	$—	$—	$—	$—	$42

	Commercial Real Estate - Income Producing
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Loans	Term	Total
Pass	$124,515	$506,646	$559,259	$1,794,376	$1,174,937	$1,793,141	$125,479	$—	$6,078,353
Special Mention	—	—	—	—	15,951	23,461	—	—	39,412
Substandard	—	—	211	688	6,823	133,699	2,738	—	144,159
Impaired	—	—	—	111	—	6,421	—	—	6,532
Total	$124,515	$506,646	$559,470	$1,795,175	$1,197,711	$1,956,722	$128,217	$—	$6,268,456
% Criticized	—%	—%	—%	—%	1.9%	8.4%	2.1%	—%	3.0%
Gross charge-offs	$—	$—	$252	$772	$240	$76	$—	$—	$1,340

	Consumer - Residential Mortgages
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Loans	Term	Total
Pass	$372,018	$1,343,514	$1,472,860	$1,965,782	$1,502,659	$2,635,652	$1,099,248	$663	$10,392,396
Substandard	367	2,270	12,697	18,426	17,943	42,331	5,271	—	99,305
Impaired	—	—	1,222	—	1,303	2,683	—	—	5,208
PCD (Loss)	—	—	—	—	—	1,411	—	—	1,411
Total	$372,385	$1,345,784	$1,486,779	$1,984,208	$1,521,905	$2,682,077	$1,104,519	$663	$10,498,320
% Criticized	0.1%	0.2%	0.9%	0.9%	1.3%	1.7%	0.5%	—%	1.0%
Gross charge-offs	$—	$—	$55	$1,076	$2	$71	$92	$—	$1,296

	Consumer - Other Consumer
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Loans	Term	Total
Pass	$15,793	$36,480	$24,895	$9,045	$4,960	$4,293	$109,235	$—	$204,701
Substandard	—	109	47	48	—	30	361	—	595
Total	$15,793	$36,589	$24,942	$9,093	$4,960	$4,323	$109,596	$—	$205,296
% Criticized	—%	0.3%	0.2%	0.5%	—%	0.7%	0.3%	—%	0.3%
Gross charge-offs	$767	$139	$71	$29	$6	$10	$744	$—	$1,766

The following tables provide credit quality indicators, including gross charge-offs, by class and period of origination (vintage) at December 31, 2024.

	Commercial and Industrial - Non-Real Estate
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Loans	Term	Total
Pass	$1,361,684	$926,422	$1,036,579	$695,625	$209,100	$563,337	$3,397,031	$18,398	$8,208,176
Special Mention	13,242	10,942	—	23,158	18,337	—	41,317	—	106,996
Substandard	8,855	49,842	70,136	43,832	12,370	27,648	75,638	22,775	311,096
Doubtful	—	—	—	8,743	—	—	—	—	8,743
Impaired	—	1,485	2,773	9,013	—	—	18,725	—	31,996
PCD (Loss)	—	—	—	—	—	3,522	—	—	3,522
Total	$1,383,781	$988,691	$1,109,488	$780,371	$239,807	$594,507	$3,532,711	$41,173	$8,670,529
% Criticized	1.6%	6.3%	6.6%	10.9%	12.8%	5.2%	3.8%	55.3%	5.3%
Gross charge-offs	$1,892	$7,811	$22,112	$15,703	$956	$16,786	$7,416	$4,018	$76,694

	Commercial and Industrial - Owner Occupied
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Loans	Term	Total
Pass	$704,999	$607,548	$893,114	$756,156	$402,671	$1,122,908	$123,149	$230	$4,610,775
Special Mention	—	—	—	—	815	—	—	—	815
Substandard	2,249	5,616	6,638	5,204	2,057	18,889	710	—	41,363
Impaired	394	2,335	5,911	1,053	—	1,275	—	—	10,968
PCD (Loss)	—	—	—	—	—	1,094	—	—	1,094
Total	$707,642	$615,499	$905,663	$762,413	$405,543	$1,144,166	$123,859	$230	$4,665,015
% Criticized	0.4%	1.3%	1.4%	0.8%	0.7%	1.9%	0.6%	—%	1.2%
Gross charge-offs	$—	$1	$263	$6	$41	$67	$1	$—	$379

	Construction, Acquisition & Development
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Loans	Term	Total
Pass	$1,058,203	$790,695	$1,261,256	$592,454	$50,123	$76,347	$64,061	$3,717	$3,896,856
Substandard	264	2,032	3,514	5,889	304	259	—	—	12,262
Impaired	—	—	—	—	66	—	—	—	66
Total	$1,058,467	$792,727	$1,264,770	$598,343	$50,493	$76,606	$64,061	$3,717	$3,909,184
% Criticized	—%	0.3%	0.3%	1.0%	0.7%	0.3%	—%	—%	0.3%
Gross charge-offs	$—	$19	$101	$537	$35	$2	$85	$—	$779

	Commercial Real Estate - Income Producing
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Loans	Term	Total
Pass	$497,633	$540,956	$1,595,416	$1,192,329	$511,254	$1,404,264	$108,850	$—	$5,850,702
Special Mention	—	—	2,881	—	—	—	2,213	—	5,094
Substandard	—	459	468	7,690	70,889	64,084	494	—	144,084
Impaired	—	—	4,885	1,114	—	9,894	—	—	15,893
Total	$497,633	$541,415	$1,603,650	$1,201,133	$582,143	$1,478,242	$111,557	$—	$6,015,773
% Criticized	—%	0.1%	0.5%	0.7%	12.2%	5.0%	2.4%	—%	2.7%
Gross charge-offs	$—	$—	$3	$21	$—	$2,479	$—	$—	$2,503

	Consumer - Residential Mortgages
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Loans	Term	Total
Pass	$1,356,015	$1,477,090	$1,991,600	$1,545,259	$992,426	$1,734,512	$1,069,608	$1,320	$10,167,830
Special Mention	101	790	—	—	—	—	—	—	891
Substandard	1,549	12,696	18,477	14,661	9,145	28,774	4,295	—	89,597
Impaired	—	—	—	3,979	1,675	—	2,500	—	8,154
PCD (Loss)	—	—	—	—	—	1,411	—	—	1,411
Total	$1,357,665	$1,490,576	$2,010,077	$1,563,899	$1,003,246	$1,764,697	$1,076,403	$1,320	$10,267,883
% Criticized	0.1%	0.9%	0.9%	1.2%	1.1%	1.7%	0.6%	—%	1.0%
Gross charge-offs	$10	$325	$559	$430	$81	$749	$1,007	$—	$3,161

	Consumer - Other Consumer
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Loans	Term	Total
Pass	$45,997	$29,538	$11,471	$6,150	$3,263	$2,105	$114,341	$—	$212,865
Substandard	—	97	48	6	—	17	338	—	506
Total	$45,997	$29,635	$11,519	$6,156	$3,263	$2,122	$114,679	$—	$213,371
% Criticized	—%	0.3%	0.4%	0.1%	—%	0.8%	0.3%	—%	0.2%
Gross charge-offs	$3,067	$395	$303	$145	$14	$47	$2,917	$—	$6,888

The Company’s collateral-dependent loans totaled $58.9 million and $81.8 million at March 31, 2025 and December 31, 2024, respectively. Typically these loans are internally classified as Impaired and PCD Loss. At March 31, 2025 and December 31, 2024, $8.6 million and $8.7 million, respectively, of these loans were classified as doubtful. At March 31, 2025, most of these loans are within the non-real estate and owner occupied classes. Additionally, there were a smaller amount of these loans in the income producing, CAD, and residential mortgages classes. C&I loans are typically supported by collateral such as real estate, receivables, equipment, inventory, or by an enterprise valuation. Loans within the CRE and Consumer segments are generally secured by commercial and residential real estate.

Loans of $1.0 million or greater are considered for specific provision when management has determined based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note and that the loan is collateral-dependent. At March 31, 2025 and December 31, 2024, $37.8 million and $59.1 million, respectively, of collateral-dependent loans had a valuation allowance of $10.3 million and $17.3 million, respectively. The remaining balance of collateral-dependent loans of $21.1 million and $22.7 million at March 31, 2025 and December 31, 2024, respectively, have sufficient collateral supporting the collection of all contractual principal and interest or were charged down to the underlying collateral’s fair value, less estimated selling costs. Therefore, such loans did not have an associated valuation allowance.

NPLs consist of nonaccrual loans and leases. At March 31, 2025 and December 31, 2024, NPLs totaled $236.0 million and $264.7 million, respectively. Within the NPL balance, $84.3 million of the March 31, 2025 balance and $89.9 million of the December 31, 2024 balance is covered by government guarantees from the SBA, FHA, VA or USDA.

The Company’s policy for all loan classifications provides that loans and leases are generally placed in nonaccrual status if, in management’s opinion, payment in full of principal or interest is not expected, unless such loan or lease is both well-secured and in the process of collection.

The following table presents the amortized cost basis of loans on nonaccrual status by segment and class at the periods indicated:

	March 31, 2025		December 31, 2024
(In thousands)	Nonaccrual Loans	Nonaccrual Loans with No Related Allowance	Nonaccrual Loans	Nonaccrual Loans with No Related Allowance
Commercial and industrial
Non-real estate	$118,078	$3,428	$145,115	$2,944
Owner occupied	18,988	5,292	16,904	5,128
Total commercial and industrial	137,066	8,720	162,019	8,072
Commercial real estate
Construction, acquisition and development	8,768	5,873	8,600	66
Income producing	8,021	2,338	18,542	6,569
Total commercial real estate	16,789	8,211	27,142	6,635
Consumer
Residential mortgages	81,803	174	75,287	3,979
Other consumer	294	—	244	—
Total consumer	82,097	174	75,531	3,979
Total	$235,952	$17,105	$264,692	$18,686

The following table presents the interest income recognized on loans on nonaccrual status by segment and class for the periods indicated:

	Three Months Ended March 31,
(In thousands)	2025	2024
Commercial and industrial
Non-real estate	$447	$597
Owner occupied	35	72
Total commercial and industrial	482	669
Commercial real estate
Construction, acquisition and development	19	21
Income producing	239	39
Total commercial real estate	258	60
Consumer
Residential mortgages	660	397
Other consumer	1	1
Total consumer	661	398
Total	$1,401	$1,127

In the normal course of business, management may grant concessions, which would not otherwise be considered, to borrowers that are experiencing financial difficulty. Loans identified as meeting the criteria under ASC 310 are identified as financial difficulty modifications (FDM). Any modification, renewal or forbearance on loans assigned a rating of “Special Mention” or worse, and loans of any rating which show evidence of financial difficulty is reviewed to determine whether the borrower is experiencing financial difficulty and if so, which terms of the loan were modified. If the borrower is experiencing financial difficulty and the loan is modified via forgiveness of principal, reduction in interest rate to a rate below current market rates for issuance, payment extension or deferral for greater than six months (including extensions granted in the past 12 months), term or maturity date extension, or combination of these specific modification terms, the modification requires disclosure.

Under the general loan modification guidance, a modification is treated as a new loan only if both of the following conditions are met: 1) the terms of the new loan are at least as favorable to the lender as the terms for comparable loans to other customers with similar collection risks, and 2) modifications to the terms of the original loan are more than minor. If either condition is not met, the modification is accounted for as the continuation of the old loan with any effect of the modification treated as a prospective adjustment to the loan’s effective interest rate. Modifications in scope for borrowers experiencing financial difficulty may include principal forgiveness, other-than-insignificant payment delay, interest rate reduction, or a combination of modifications. During the three months ended March 31, 2025, the most common concessions were related to term extensions and interest rate reductions. Other concessions included payment deferrals. At March 31, 2025, the Company has an outstanding unfunded commitment balance of $1.1 million to lend to one borrower experiencing financial difficulty.

Upon determination by the Company that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or portion of the loan) is charged off. The amortized cost basis of the loan is reduced by the uncollectible amount and the ACL is adjusted by this amount.

The following tables presents loans that were modified within the past three months for borrowers experiencing financial difficulty by segment and class, as well as the percentage of these modified loans compared to overall loans in each segment and class, for the three months ended March 31, 2025 and March 31, 2024:

	Three Months Ended March 31, 2025
(Dollars in thousands)	Payment Deferral	Term Extension	Combination Interest Rate Reduction and Payment Deferral	Combination Term Extension and Interest Rate Reduction	Percent of Total Loan Class
Commercial and industrial
Non-real estate	$393	$6,948	$—	$36,529	0.50%
Total commercial and industrial	393	6,948	—	36,529	0.33%
Consumer
Residential mortgages	284	—	487	—	0.01%
Total consumer	284	—	487	—	0.01%
Total loans and leases, net of unearned income	$677	$6,948	$487	$36,529	0.13%

	Three Months Ended March 31, 2024
(Dollars in thousands)	Principal Forgiveness	Term Extension	Interest Rate Reduction	Combination Term Extension and Interest Rate Reduction	Combination Term Extension, Payment Deferral and Interest Rate Reduction	Percent of Total Loan Class
Commercial and industrial
Non-real estate	$13,614	$21,432	$—	$2,784	$—	0.41%
Owner occupied	—	—	—	1,376	—	0.03
Total commercial and industrial	13,614	21,432	—	4,160	—	0.29
Commercial real estate
Income producing	—	1,981	—	—	12,786	0.26
Total commercial real estate	—	1,981	—	—	12,786	0.15
Consumer
Residential mortgages	—	128	116	612	—	0.01
Total consumer	—	128	116	612	—	0.01
Total loans and leases, net of unearned income	$13,614	$23,541	$116	$4,772	$12,786	0.17%

The following table presents the financial effect of the loan modifications presented above for borrowers experiencing financial difficulty for the following periods:

	Three Months Ended March 31, 2025		Three Months Ended March 31, 2024
(Dollars in thousands)	Weighted-Average Interest Rate Reduction	Weighted-Average Term Extension (in years)	Principal Forgiveness	Weighted- Average Interest Rate Reduction	Weighted- Average Term Extension (in years)
Commercial and industrial
Non-real estate	2.01%	1.93	$5,835	0.61%	1.56
Commercial real estate
Income producing	—	—	—	0.54	1.37
Consumer
Residential mortgages	2.50	—	—	3.72	9.44

During the three months ended March 31, 2025, a C&I non-real estate loan of $524 thousand defaulted that was previously modified in the prior 12 months by receiving a combination term extension and interest rate reduction.

The Company closely monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. Loans are considered to be in payment default at 90 or more days past due. The following table depicts the performance of loans that have been modified in the last 12 months:

	Payment Status (Amortized Cost Basis) at March 31, 2025
(In thousands)	Current	30-89 Days Past Due	90+ Days Past Due
Commercial and industrial
Non-real estate	$78,434	$749	$524
Owner occupied	1,563	—	—
Commercial real estate
Income producing	75,584	—	—
Consumer
Residential mortgages	870	—	—
Total	$156,451	$749	$524

NOTE 4. ALLOWANCE FOR CREDIT LOSSES

The following table summarizes the changes in the ACL for the periods indicated:

	Three Months Ended March 31,
(In thousands)	2025	2024
Balance at beginning of period	$460,793	$468,034
Charge-offs	(25,728)	(21,636)
Recoveries	2,726	2,177
Provision for loan losses	20,000	24,000
Balance at end of period	$457,791	$472,575

The following tables summarize the changes in the ACL by segment and class for the periods indicated:

	Three Months Ended March 31, 2025
(In thousands)	Beginning Balance	Charge-offs	Recoveries	Provision (Release)	Ending Balance
Commercial and industrial
Non-real estate	$183,743	$(20,865)	$1,733	$4,329	$168,940
Owner occupied	35,177	(419)	89	(1,529)	33,318
Total commercial and industrial	218,920	(21,284)	1,822	2,800	202,258
Commercial real estate
Construction, acquisition and development	44,703	(42)	45	2,324	47,030
Income producing	64,957	(1,340)	38	2,990	66,645
Total commercial real estate	109,660	(1,382)	83	5,314	113,675
Consumer
Residential mortgages	125,464	(1,296)	398	10,237	134,803
Other consumer	6,749	(1,766)	423	1,649	7,055
Total consumer	132,213	(3,062)	821	11,886	141,858
Total	$460,793	$(25,728)	$2,726	$20,000	$457,791

	Three Months Ended March 31, 2024
(In thousands)	Beginning Balance	Charge-offs	Recoveries	Provision (Release)	Ending Balance
Commercial and industrial
Non-real estate	$194,577	$(16,896)	$1,234	$29,684	$208,599
Owner occupied	31,445	(101)	78	$2,253	33,675
Total commercial and industrial	226,022	(16,997)	1,312	31,937	242,274
Commercial real estate
Construction, acquisition and development	42,118	(132)	112	$(1,712)	40,386
Income producing	69,209	(2,112)	38	$(4,413)	62,722
Total commercial real estate	111,327	(2,244)	150	(6,125)	103,108
Consumer
Residential mortgages	124,851	(595)	271	$(3,063)	121,464
Other consumer	5,834	(1,800)	444	$1,251	5,729
Total consumer	130,685	(2,395)	715	(1,812)	127,193
Total	$468,034	$(21,636)	$2,177	$24,000	$472,575

The following table represents a roll forward of the reserve for unfunded commitments for the periods shown. The reserve for unfunded commitments is classified in other liabilities in the consolidated balance sheets.

	Three Months Ended March 31,
(In thousands)	2025	2024
Balance at beginning of period	$8,551	$8,551
Provision (reversal) for credit losses for unfunded commitments	—	(2,000)
Balance at end of period	$8,551	$6,551

The economic impact of inflation, higher interest rates, volatility in the financial markets, and the potential for a slowing economy poses additional risk to borrowers and financial institutions. These factors add to the risk borrowers may experience difficulty in meeting repayment obligations, and the Company may experience losses or deterioration in performance in its loan portfolio.

The ACL estimate is impacted by both portfolio changes and changes in economic conditions experienced during the period. The unemployment rate has the highest weighting within the Company’s credit risk modeling framework. Economic forecasts, which are obtained from multiple sources, provide upside, downside, and base case scenarios over an eight-quarter forecast horizon to establish a forecast range. Management considers the scenarios and selects a blended scenario which, in management’s opinion, reflects likely economic conditions within that range. The Company recognizes that inflation, higher interest rates and a slowing economy may have short-term, long-term, and regional impacts to the economy. In addition, qualitative factors such as changes in economic conditions, concentrations of risk, and changes in portfolio risk resulting from regulatory changes are considered in determining the adequacy of the level of the ACL.

NOTE 5. BORROWINGS

Borrowings with original maturities of one year or less are classified as short-term. The following tables present information relating to short-term debt for the periods presented:

	March 31, 2025
	End of Period		Year to Date Daily Average		Maximum Outstanding
(Dollars in thousands)	Balance	Interest Rate (1)	Balance	Interest Rate (1)	at any Month End
Federal funds purchased	$—	—%	$80,111	4.52%	$300,000
Securities sold under agreement to repurchase and other	19,671	4.10	22,956	4.24	25,610
Short-term FHLB advances	235,000	4.36	28,278	4.43	235,000
Total	$254,671		$131,345		$560,610

	December 31, 2024
	End of Period		Year to Date Daily Average		Maximum Outstanding
(Dollars in thousands)	Balance	Interest Rate	Balance	Interest Rate	at any Month End
Federal funds purchased	$—	—%	$5,077	5.28%	$—
Securities sold under agreement to repurchase and other	23,616	4.10	81,092	4.76	267,792
Bank Term Funding Program	—	—	2,845,902	4.79	3,500,000
Short-term FHLB advances	—	—	2	5.74	—
Total	$23,616		$2,932,073		$3,767,792

(1) Annualized

Federal funds purchased generally mature the day following the date of purchase. At March 31, 2025 and December 31, 2024, the Company had established non-binding federal funds borrowing lines of credit with other banks aggregating $2.1 billion, for both periods. Additionally, the Company maintains access to the FRB discount window borrowings which generally mature within 90 days and are collateralized by $2.1 billion in commercial, agriculture, and consumer loans pledged under a borrower-in-custody agreement at March 31, 2025. At March 31, 2025 and December 31, 2024, there were no borrowings from the FRB discount window.

Securities sold under repurchase agreements generally mature within one day from the date of sale. The Company monitors collateral levels on a continuous basis and may be required to provide additional collateral based on the fair value of the underlying securities. Collateral pledged pursuant to these repurchase agreements can include MBS issued or guaranteed by U.S. agencies, U.S. Treasury securities and U.S. government agency securities.

The BTFP was created by the Federal Reserve to support businesses and households by making additional funding available to eligible financial institutions to help assure they have the ability to meet the needs of their depositors. The BTFP offered loans of up to one year in length to banks and other qualifying institutions pledging any collateral eligible for purchase by the FRB. The collateral was valued at its par amount and consisted primarily of MBS and U.S. government agency securities. Cadence’s BTFP borrowing was paid off during the fourth quarter of 2024. The BTFP ceased making new loans in March 2024.

As of March 31, 2025 and December 31, 2024, the Company had a balance of $550.7 million and $706 thousand, respectively, of long-term advances from FHLB of Dallas. During the first quarter of 2025, the Company entered into $550.0 million long-term advances from FHLB of Dallas with various interest rates ranging from 4.082% to 4.219% and maturing beginning in September 2026 through March 2027. In addition, the Company had a balance of $10.0 million at both March 31, 2025 and December 31, 2024 of 5.000% fixed to floating rate subordinated notes callable on June 30, 2025.

All borrowings from the FHLB are collateralized by commercial, construction, and real estate loans pledged under a blanket floating lien security agreement with the FHLB of Dallas. Under the terms of this agreement, the Company is required to maintain sufficient collateral to secure borrowings in an aggregate amount of the lesser of the book value (i.e., unpaid principal balance), after applicable FHLB discounts, of the Company’s eligible commercial and residential loans pledged as collateral, or 35% of the Company’s assets. Loans totaling $24.7 billion and $24.4 billion at March 31, 2025 and December 31, 2024, respectively, were pledged to the FHLB of Dallas. At March 31, 2025, the remaining borrowing availability totaled $12.5 billion. At March 31, 2025, there were no call features on long-term FHLB borrowings. Short-term FHLB borrowings mature within one year following the date of the advance.

The FHLB of Dallas has also issued irrevocable letters of credit totaling $47.5 million at March 31, 2025 on behalf of our customers. Of the total amount, $26.7 million expires on December 17, 2025 and $20.8 million expires on January 30, 2026.

NOTE 6. PENSION

The components of net periodic benefit cost (credit) for the periods indicated were as follows:

	Three Months Ended March 31,
(In thousands)	2025	2024
Service cost	$2,330	$1,907
Interest cost	2,963	2,941
Expected return on plan assets	(5,999)	(5,741)
Recognized prior service cost	3	3
Recognized net loss	724	733
Net periodic benefit cost (credit) (1)	$21	$(157)

(1)	While service cost is included in salaries and employee benefits, the other components of net periodic pension costs (credit) are included in other noninterest expense in the consolidated statements of income for the three months ended March 31, 2025 and 2024.

NOTE 7. MORTGAGE SERVICING RIGHTS

The MSR, which are recognized as a separate asset on the date the corresponding mortgage loan is sold on a servicing retained basis, is recorded at fair value as determined at each accounting period end and reported in other assets in the consolidated balance sheets. An estimate of the fair value of the Company’s MSR is determined utilizing assumptions such as mortgage interest rates, discount rates, mortgage loan prepayment speeds, market trends and industry demand. Data and assumptions used in the fair value calculation related to the MSR were as follows:

(Dollars in thousands)	March 31, 2025	December 31, 2024
Unpaid principal balance	$8,111,379	$8,043,306
Weighted-average prepayment speed (CPR)	9.1	8.3
Average discount rate (annual percentage)	10.0	10.1
Weighted-average coupon interest rate (percentage)	4.3	4.2
Weighted-average remaining maturity (months)	285.3	285.7
Weighted-average servicing fee (basis points)	28.7	28.7

Because the valuation is determined by using discounted cash flow models, the primary risk inherent in valuing the MSR is the impact of fluctuating interest rates on the estimated life of the servicing revenue stream. The use of different estimates or assumptions could produce different fair values. At March 31, 2025 and 2024, the Company had an economic hedge in place designed to cover 76.9% and 74.8% of the MSR interest rate risk, respectively. At December 31, 2024, the hedge covered 75.1% of the MSR interest rate risk (see Note 14 for additional information). The Company is susceptible to fluctuations in the fair value of its MSR in changing interest rate environments.

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the periods indicated:

	Three Months Ended March 31,
(In thousands)	2025	2024
Residential mortgage loans sold with servicing retained	$239,018	$221,081
Pretax gains resulting from above loan sales	3,627	2,603

The Company services a class of residential mortgages that are first lien loans secured by a primary residence or second home. The following table presents changes in the fair value of the MSR related to the activity in this class for the periods indicated:

	Three Months Ended March 31,
(In thousands)	2025	2024
Fair value, beginning of period	$114,594	$106,824
Originations of servicing assets	2,796	2,736
Changes in fair value:
Due to change in valuation inputs or assumptions(1)	(4,447)	4,781
Other changes in fair value(2)	(1,974)	(2,656)
Fair value, end of period	$110,969	$111,685

(1)	Primarily reflects changes in prepayment speeds and discount rate assumptions which are updated based on market interest rates.

(2)	Primarily reflects changes due to realized cash flows.

All of the changes to the fair value of the MSR and the related economic hedge are recorded as part of mortgage banking revenue in the consolidated statements of income. As part of mortgage banking revenue, the Company recorded contractual servicing fees of $5.7 million and $5.4 million, and late and other ancillary fees of $829 thousand and $744 thousand for the three months ended March 31, 2025 and 2024, respectively.

NOTE 8. FAIR VALUE DISCLOSURES

See Note 13 to the consolidated financial statements of the Annual Report on Form 10-K for the year ended December 31, 2024 for a description of valuation methodologies for assets and liabilities measured at fair value on a recurring and non-recurring basis.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The following tables present the balances of the assets and liabilities measured at fair value on a recurring basis:

	March 31, 2025
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Available for sale securities	$—	$7,912,159	$—	$7,912,159
Equity investments	21,973	—	—	21,973
Mortgage servicing rights	—	—	110,969	110,969
Derivative instruments	438	29,082	2,875	32,395
Loans held for sale	—	220,441	—	220,441
Investments in limited partnerships	—	—	125,665	125,665
SBA servicing rights	—	—	5,783	5,783
Total	$22,411	$8,161,682	$245,292	$8,429,385
Liabilities:
Derivative instruments	$73	$41,557	$1	$41,631

	December 31, 2024
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Available for sale securities	$—	$7,293,988	$—	$7,293,988
Equity investments	21,678	—	—	21,678
Mortgage servicing rights	—	—	114,594	114,594
Derivative instruments	—	32,021	1,310	33,331
Loans held for sale	—	244,192	—	244,192
Investments in limited partnerships	—	—	118,710	118,710
SBA servicing rights	—	—	5,785	5,785
Total	$21,678	$7,570,201	$240,399	$7,832,278
Liabilities:
Derivative instruments	$3,085	$45,573	$15	$48,673

Level 3 financial instruments typically include unobservable components but may also include some observable components that may be validated to external sources. The table below includes a roll forward of the consolidated balance sheet amounts for the three months ended March 31, 2025 and 2024 for changes in the fair value of financial instruments within Level 3 of the valuation hierarchy that are recorded on a recurring basis. The gains or (losses) in the following table (which are reported in Other noninterest income in the consolidated statements of income) may include changes to fair value due in part to observable factors that may be part of the valuation methodology.

	Three Months Ended March 31, 2025
(In thousands)	Mortgage Servicing Rights	Investments in Limited Partnerships	SBA Servicing Rights	Mortgage Loan Held-For-Sale Interest Rate Lock Commitments (Assets and Liabilities)
Balance at December 31, 2024	$114,594	$118,710	$5,785	$1,295
Net (losses) gains	(6,421)	2,344	(412)	1,579
Additions	2,796	—	410	—
Contributions paid	—	6,842	—	—
Distributions received	—	(2,231)	—	—
Balance at March 31, 2025	$110,969	$125,665	$5,783	$2,874
Net unrealized (losses) gains included in net income for the quarter relating to assets and liabilities held at March 31, 2025	$(4,447)	$2,344	$(412)	$1,579

	Three Months Ended March 31, 2024
(In thousands)	Mortgage Servicing Rights	Investments in Limited Partnerships	SBA Servicing Rights	Mortgage Loan Held-For-Sale Interest Rate Lock Commitments (Assets and Liabilities)
Balance at December 31, 2023	$106,824	$94,998	$6,124	$1,848
Net gains (losses)	2,125	1,000	(472)	732
Additions	2,736	—	362	—
Contributions paid	—	8,210	—	—
Distributions received	—	(2,695)	—	—
Balance at March 31, 2024	$111,685	$101,513	$6,014	$2,580
Net unrealized gains (losses) included in net income for the quarter relating to assets and liabilities held at March 31, 2024	$4,781	$1,000	$(472)	$732

Fair Value Option

The Company elected to measure commercial real estate loans held for sale and commercial and industrial loans held for sale under the fair value option. Included in these loans are loans guaranteed by the SBA and loans related to syndications. The Company assumed the cost of these loans approximates their fair value due to the short term these instruments remain on the Company’s balance sheet.

The Company also elected to measure residential mortgage loans held for sale at fair value. The election allows for effective offset of the changes in fair values of the loans and the derivative instruments used to hedge them. Included in the residential mortgage loans held for sale portfolio are certain previously sold GNMA loans. Under ASC 860-10-40, certain GNMA loans will not meet sale criteria due to the conditional buyback option becoming unconditional once the delinquency criteria is met when they reach 90 or more days past due. The Company records these loans at fair value on the consolidated balance sheets with an offsetting liability. The Company assumed the cost approximates the fair value. At March 31, 2025 and December 31, 2024, the fair value of the GNMA loans totaled $66.1 million and $69.0 million, respectively.

The following table summarizes the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale:

	March 31, 2025			December 31, 2024
(In thousands)	Aggregate Fair Value	Aggregate Unpaid Principal	Aggregate Fair Value Less Aggregate Unpaid Principal	Aggregate Fair Value	Aggregate Unpaid Principal	Aggregate Fair Value Less Aggregate Unpaid Principal
Residential mortgage loans	$179,921	$179,921	$—	$181,622	$181,622	$—
Commercial and industrial loans	36,242	36,242	—	59,343	59,343	—
Commercial real estate loans	4,278	4,278	—	3,227	3,227	—
Total	$220,441	$220,441	$—	$244,192	$244,192	$—

Net gains and losses resulting from changes in fair value for residential mortgage loans held for sale are recorded in mortgage banking revenue in the consolidated statements of income. For the three months ended March 31, 2025 and 2024, the Company had net gains totaling $1.2 million and $1.8 million, respectively.

Net gains and losses resulting from changes in fair value for commercial and industrial loans and commercial real estate loans held for sale are recorded in other noninterest revenue in the consolidated statements of income. For the three months ended March 31, 2025 and 2024, the Company had net gains from the sale of these loans totaling $2.0 million and $1.9 million, respectively.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

From time to time, the Company may be required to measure certain financial assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from the application of lower of cost or fair value accounting or write-downs of individual assets. The following tables present the balances of assets measured at fair value on a nonrecurring basis:

	March 31, 2025
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Impaired loans, collateral-dependent(1)	$—	$—	$52,988	$52,988
Purchased credit deteriorated (loss) loans	—	—	5,947	5,947
Other real estate and repossessed assets	—	—	8,452	8,452

(1)	At March 31, 2025, impaired loans, collateral-dependent includes $8.6 million which were classified as doubtful.

	December 31, 2024
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Impaired loans, collateral-dependent(1)	$—	$—	$75,820	$75,820
Purchased credit deteriorated (loss) loans	—	—	6,027	6,027
Other real estate and repossessed assets	—	—	5,754	5,754

(1)	At December 31, 2024, impaired loans, collateral-dependent includes $8.7 million which were classified as doubtful.

Unobservable Inputs

The following table presents the significant unobservable inputs used in Level 3 fair value measurements for financial assets measured at fair value on a recurring and nonrecurring basis:

	Quantitative Information about Level 3 Fair Value Measurements
(Dollars in thousands)	Carrying Value	Valuation Methods	Unobservable Inputs	Range	Weighted Average
March 31, 2025
Measured at fair value on a recurring basis:
Mortgage servicing rights(1)	$110,969	Discounted cash flow	Discount rate	9.5% - 11.1%	10.0%

			Repayment speed (CPR)	6.9 - 14.1	9.0
			Coupon interest rate	3.2% - 7.9%	4.3%
			Remaining maturity (months)	68 - 401	285
			Servicing fee (bps)	19.0 bps-50.0 bps	28.7 bps
Investments in limited partnerships	125,665	Practical expedient	Net asset value	NM	NM
SBA servicing rights(1)	5,783	Coupon less contractual servicing cost	Contractual servicing cost (bps)	12.5 bps-40.0 bps	26.3 bps
Mortgage loan held-for-sale interest rate lock commitments (assets and liabilities)	2,874	Discounted cash flow	Closing ratio	10.0% - 100%	57.6%
Measured at fair value on a nonrecurring basis:
Impaired loans, collateral-dependent(1)	$52,988	Appraised value, as adjusted	Discount to fair value	10% - 61%	35.5%
Purchased credit deteriorated (loss) loans(1)	5,947	Appraised value, as adjusted	Discount to fair value	10% - 30%	24.7%
Other real estate and repossessed assets	8,452	Appraised value, as adjusted	Estimated closing costs	7.0%	7.0%

	Quantitative Information about Level 3 Fair Value Measurements
(Dollars in thousands)	Carrying Value	Valuation Methods	Unobservable Inputs	Range	Weighted Average
December 31, 2024
Measured at fair value on a recurring basis:
Mortgage servicing rights(1)	$114,594	Discounted cash flow	Discount rate	9.7% - 11.3%	10.1%
			Repayment speed (CPR)	6.8 - 12.6	8.3
			Coupon interest rate	3.2% - 7.9%	4.2%
			Remaining maturity (months)	70 - 404	286
			Servicing fee (bps)	19.0 bps-50.0 bps	28.7 bps
Investments in limited partnerships	118,710	Practical expedient	Net asset value	NM	NM
SBA servicing rights(1)	5,785	Coupon less contractual servicing cost	Contractual servicing cost (bps)	12.5 bps-40.0 bps	26.3 bps
Mortgage loan held-for-sale interest rate lock commitments (assets and liabilities)	1,295	Discounted cash flow	Closing ratio	10.0% - 100%	46.8%
Measured at fair value on a nonrecurring basis:
Impaired loans, collateral-dependent(1)	$75,820	Appraised value, as adjusted	Discount to fair value	10% - 41%	30.5%
Purchased credit deteriorated (loss) loans(1)	6,027	Appraised value, as adjusted	Discount to fair value	10% - 30%	24.7%
Other real estate and repossessed assets	5,754	Appraised value, as adjusted	Estimated closing costs	7.0%	7.0%

(1)	Weighted averages were calculated using the input attributed and the outstanding balance of the loan.

Certain assets and liabilities subject to fair value disclosure requirements are not actively traded, requiring management to estimate the fair value. These estimations necessarily require judgement to be applied to the reasonableness and relevancy of comparable market prices, expected future cash flows, and appropriate discount rates.

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. They include cash and due from banks, interest bearing deposits with other banks and Federal funds sold, accrued interest receivable, non-time deposits, federal funds purchased, securities sold under agreement to repurchase, short-term FHLB borrowings and accrued interest payable.

The following tables present carrying and fair value information of financial instruments for the periods presented:

	March 31, 2025
(In thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and due from banks	$578,513	$578,513	$578,513	$—	$—
Interest bearing deposits with other banks and Federal funds sold	988,787	988,787	988,787	—	—
Available for sale securities and equity securities with readily determinable fair values	7,934,132	7,934,132	21,973	7,912,159	—
Net loans and leases	33,593,819	32,832,935	—	—	32,832,935
Loans held for sale	220,441	220,441	—	220,441	—
Accrued interest receivable	204,457	204,457	—	28,130	176,327
Mortgage servicing rights	110,969	110,969	—	—	110,969
Investments in limited partnerships	125,665	125,665	—	—	125,665
Other assets	14,235	14,235	—	—	14,235

Liabilities:
Deposits	$40,335,728	$40,332,683	$—	$40,332,683	$—
Federal funds purchased and securities sold under agreement to repurchase and other short-term borrowings	19,671	19,671	19,671	—	—
Short-term FHLB borrowings	235,000	235,000	235,000	—	—
Accrued interest payable	140,637	140,637	1,471	139,166	—
Subordinated and long-term borrowings	560,690	560,618	—	560,618	—

Derivative instruments:
Assets:
Commercial loan interest rate contracts	$28,675	$28,675	$—	$28,675	$—
Mortgage loan held-for-sale interest rate lock commitments	2,875	2,875	—	—	2,875
Futures, forwards and options	438	438	438	—	—
Mortgage loan forward sale commitments	6	6	—	6	—
Foreign exchange contracts	401	401	—	401	—
Liabilities:
Commercial loan interest rate contracts	$40,181	$40,181	$—	$40,181	$—
Mortgage loan held-for-sale interest rate lock commitments	1	1	—	—	1
Futures, forwards and options	73	73	73	—	—
Mortgage loan forward sale commitments	1,147	1,147	—	1,147	—
Foreign exchange contracts	229	229	—	229	—

	December 31, 2024
(In thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and due from banks	$624,884	$624,884	$624,884	$—	$—
Interest bearing deposits with other banks and Federal funds sold	1,106,692	1,106,692	1,106,692	—	—
Available for sale securities and equity securities with readily determinable fair values	7,315,666	7,315,666	21,678	7,293,988	—
Net loans and leases	33,280,962	32,440,220	—	—	32,440,220
Loans held for sale	244,192	244,192	—	244,192	—
Accrued interest receivable	196,670	196,670	—	26,239	170,431
Mortgage servicing rights	114,594	114,594	—	—	114,594
Investments in limited partnerships	118,710	118,710	—	—	118,710
Other assets	11,539	11,539	—	—	11,539

Liabilities:
Deposits	$40,496,201	$40,495,193	$—	$40,495,193	$—
Federal funds purchased and securities sold under agreement to repurchase and other short-term borrowings	23,616	23,616	23,616	—	—
Accrued interest payable	110,853	110,853	3	110,850	—
Subordinated and long-term borrowings	10,706	10,570	—	10,570	—

Derivative instruments:
Assets:
Commercial loan interest rate contracts	$30,555	$30,555	$—	$30,555	$—
Mortgage loan held-for-sale interest rate lock commitments	1,310	1,310	—	—	1,310
Mortgage loan forward sale commitments	816	816	—	816	—
Foreign exchange contracts	650	650	—	650	—
Liabilities:
Commercial loan interest rate contracts	$45,070	$45,070	$—	$45,070	$—
Mortgage loan held-for-sale interest rate lock commitments	15	15	—	—	15
Futures, forwards and options	3,085	3,085	3,085	—	—
Mortgage loan forward sale commitments	34	34	—	34	—
Foreign exchange contracts	469	469	—	469	—

NOTE 9. SHARE-BASED COMPENSATION

The Company’s Long-Term Equity Incentive Plan (“Incentive Plan”), Cadence Bank Equity Incentive Plan for Non- Employee Directors, 2021 Long-Term Equity Incentive Plan and the Amended and Restated 2015 Omnibus Incentive Plan (the “2015 Plan” assumed from Legacy Cadence) were effective during the year ended December 31, 2024, and allowed the Company to grant to employees and directors various forms of share-based incentive compensation. On December 30, 2024, the Cadence Bank 2025 Long-Term Incentive Plan (“the 2025 Plan”) was approved by the Company’s shareholders. The 2025 Plan took effect as of December 30, 2024 and supersedes all four of the incentive plans previously mentioned.

The Company has primarily granted PSUs, RSUs and RSAs under its equity incentive plans. PSUs entitle the recipient to receive shares of the Company’s common stock upon the achievement of performance goals that are specified in the award over a performance period. The recipient of PSUs is not treated as a shareholder of the Company and is not entitled to vote or receive dividends until the performance conditions stated in the award are satisfied and the shares of stock are issued to the recipient. Dividend equivalents on the shares vested according to the performance conditions are paid upon issuance of the stock. All PSUs vest over a three-year period and are valued at the fair value of the Company’s stock at the grant date based upon the estimated number of shares expected to vest determined according to a lattice model. RSUs entitle the recipient to receive the shares once they are vested but with no voting rights until the shares are received. RSUs generally vest over four- to five-year periods and are eligible to receive dividend equivalents, which accrue and are paid upon vesting. RSAs entitle the recipient to vote the shares of stock but the recipient does not receive the shares until they are fully vested. RSA grants vest over five- to seven-year periods and are entitled to receive dividends.

For more information, see Note 14 to the consolidated financial statements to the Annual Report on Form 10-K for the year ended December 31, 2024.

Performance Stock Units

The following table summarizes the Company’s PSU activity for the periods indicated:

	Three Months Ended March 31,
	2025		2024
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	1,211,606	$25.34	1,967,631	$26.17
Granted during the period	—	—	65,941	28.76
Vested during the period	(425,767)	27.98	(412,120)	28.76
Forfeited during the period	(23,600)	27.52	(14,772)	23.10
Nonvested at end of period	762,239	$23.80	1,606,680	$25.64

The Company recorded $197 thousand of compensation expense related to the PSUs for the three months ended March 31, 2025, compared to $1.7 million for the three months ended March 31, 2024. At March 31, 2025, there was $9.8 million of unrecognized compensation cost related to PSUs that is expected to be recognized over a weighted average period of 1.64 years.

Restricted Stock Units

The following table summarizes the Company’s RSU activity for the periods indicated:

	Three Months Ended March 31,
	2025		2024
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	3,063,891	$25.61	3,055,824	$25.19
Vested during the period	(341,237)	20.54	(312,585)	28.69
Forfeited during the period	(26,773)	25.35	(61,220)	26.09
Nonvested at end of period	2,695,881	$26.25	2,682,019	$24.77

The Company recorded $4.3 million of compensation expense related to the RSUs for both the three months ended March 31, 2025 and 2024. These amounts included $245 thousand and $287 thousand related to RSUs issued to the Company’s directors during the three months ended March 31, 2025 and 2024, respectively. At March 31, 2025, there was $37.3 million of unrecognized compensation cost related to RSUs that is expected to be recognized over a weighted average period of 2.49 years.

Restricted Stock Awards

The following table summarizes the Company’s RSA activity for the periods indicated:

	Three Months Ended March 31,
	2025		2024
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	247,537	$28.67	526,868	$28.14
Vested during the period	(2,922)	30.85	—	—
Forfeited during the period	(1,717)	31.47	(24,523)	28.54
Nonvested at end of period	242,898	$28.62	502,345	$28.12

The Company recorded $267 thousand of compensation expense related to the RSAs for the three months ended March 31, 2025, compared to $38 thousand for the three months ended March 31, 2024. At March 31, 2025, there was $363 thousand of unrecognized compensation cost related to RSAs that is expected to be recognized over a weighted average period of 1.38 years.

The following table presents information regarding the vesting of the Company’s nonvested share-based compensation grants outstanding at March 31, 2025:

	Number of Shares
Period Ending	PSU	RSU	RSA
December 31, 2025	—	34,524	206,398
December 31, 2026	508,868	1,599,012	—
December 31, 2027	253,371	688,660	36,500
December 31, 2028	—	357,496	—
December 31, 2029 and later	—	16,189	—
Total nonvested shares	762,239	2,695,881	242,898

NOTE 10. EARNINGS PER SHARE AND DIVIDEND DATA

Basic and diluted EPS are calculated in accordance with ASC 260, Earnings Per Share. Basic EPS is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed using the weighted-average number of shares determined for the basic EPS computation plus the shares resulting from the assumed exercise of all outstanding share-based awards using the treasury stock method. There were no antidilutive equity awards excluded from dilutive shares for the three months ended March 31, 2025 and 0.1 million antidilutive equity awards excluded from dilutive shares for the three months ended March 31, 2024.

The following table provides a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the periods indicated:

	Three Months Ended March 31,
(In thousands, except per share amounts)	2025	2024
Net income	$133,222	$116,978
Less: preferred dividends	2,372	2,372
Net income available to common shareholders	$130,850	$114,606

Weighted average common shares outstanding	183,532	182,572
Dilutive effect of stock compensation	2,590	3,002
Weighted average diluted common shares	186,122	185,574

Basic earnings per common share	$0.71	$0.63

Diluted earnings per common share	$0.70	$0.62

Dividends to shareholders are subject to approval by the applicable regulatory authorities.

NOTE 11. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (“AOCI”)

Activity within the balances in accumulated other comprehensive income (loss) is shown in the following tables for the periods indicated:

(In thousands)	Unrealized loss on AFS securities	Pension and other postretirement benefits	Accumulated other comprehensive loss
Balance at December 31, 2024	$(650,725)	$(43,770)	$(694,495)
Net change	72,736	556	73,292
Balance at March 31, 2025	$(577,989)	$(43,214)	$(621,203)

Balance at December 31, 2023	$(716,749)	$(45,080)	$(761,829)
Net change	(30,156)	652	(29,504)
Balance at March 31, 2024	$(746,905)	$(44,428)	$(791,333)

NOTE 12. CAPITAL AND REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal and state banking agencies. Regulatory capital ratios at March 31, 2025 and December 31, 2024 were calculated in accordance with the Basel III capital framework as well as the interagency final rule published on September 30, 2020 entitled “Revised Transition of the Current Expected Credit Losses Methodology for Allowances.” Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Quantitative measures are established by regulation to ensure capital adequacy and require the Company to maintain minimum capital amounts and ratios.

Additionally, regulatory capital rules include a capital conservation buffer which the Company must maintain in addition to its minimum risk-based capital requirements. This buffer applies to all three risk-based capital measurements (CET1, Tier 1 and total capital to risk-weighted assets). A financial institution with a conservation buffer of less than the required amount is subject to limitations on capital distributions, including dividend payments, stock repurchases, and certain discretionary bonus payments to executive officers.

The actual capital amounts and ratios for the Company are presented in the following tables and as shown, exceed the thresholds necessary to be considered “well capitalized.” Management believes that no events or changes have occurred subsequent to the indicated dates that would change this designation.

	March 31, 2025		December 31, 2024
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Actual:
Common equity Tier 1 capital (to risk-weighted assets)	$4,750,291	12.44%	$4,693,487	12.35%
Tier 1 capital (to risk-weighted assets)	4,917,284	12.88	4,860,480	12.79
Total capital (to risk-weighted assets)	5,390,674	14.12	5,306,647	13.97
Tier 1 leverage capital (to average assets)	4,917,284	10.56	4,860,480	10.41
Minimum requirement(1):
Common equity Tier 1 capital (to risk-weighted assets)	1,718,499	4.50	1,709,652	4.50
Tier 1 capital (to risk-weighted assets)	2,291,331	6.00	2,279,536	6.00
Total capital (to risk-weighted assets)	3,055,108	8.00	3,039,382	8.00
Tier 1 leverage capital (to average assets)	1,862,919	4.00	1,867,273	4.00
Well capitalized requirement under prompt corrective action provisions:
Common equity Tier 1 capital (to risk-weighted assets)	2,482,276	6.50	2,469,498	6.50
Tier 1 capital (to risk-weighted assets)	3,055,108	8.00	3,039,382	8.00
Total capital (to risk-weighted assets)	3,818,886	10.00	3,799,227	10.00
Tier 1 leverage capital (to average assets)	2,328,649	5.00	2,334,092	5.00

(1)	The additional capital conservation buffer in effect was 2.5%.

On April 25, 2025, the Company announced a share repurchase program whereby the Company may acquire up to an aggregate of 10,000,000 shares of its common stock in the open market at prevailing market prices or in privately negotiated transactions. The repurchase program is subject to and will be effective upon approval from the Federal Reserve and will expire on December 31, 2025.

The extent and timing of any repurchases depends on market conditions and other corporate, legal and regulatory considerations. Repurchased shares are held as authorized and unissued shares. These authorized but unissued shares are available for use in the Company’s stock compensation programs, other transactions, or for other corporate purposes as determined by the Company’s Board of Directors.

Federal and state banking laws and regulations and state corporate laws restrict the amount of dividends that the Company may declare and pay. Under Mississippi law, the Company cannot pay any dividend on its common stock unless it has received written approval of the Commissioner of the MDBCF. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve must approve any dividend that exceeds the Company’s current year’s net income plus its retained net income from the prior two calendar years.

NOTE 13. SEGMENT REPORTING

The Company determines operating segments based upon the services offered, the significance of those services to the Company’s financial condition and operating results, and management’s regular review of the operating results of those services. The Company’s CODM is the Company’s CEO. The application and development of management reporting methodologies is a robust process and is subject to periodic enhancements. As these enhancements are made, financial results presented by each reportable segment may be periodically revised. Cadence makes operating decisions based on the following operating segments, as described below.

•	Corporate Banking segment focuses on C&I, business banking, and commercial real estate lending to clients in the geographic footprint.

•	Community Banking segment provides a broad range of banking services through the branch network to serve the needs of community businesses and individual consumers in the geographic footprint.

•	Mortgage segment includes mortgage banking activities of originating mortgage loans, selling mortgage loans in the secondary market and servicing the mortgage loans that are sold on a servicing retained basis.

•	Banking Services segment offers individuals, businesses, governmental institutions, and non-profit entities a wide range of solutions to help protect, grow, and transfer wealth. Offerings include credit-related products via Private Banking services, trust and investment management, asset management, retirement and savings solutions, estate planning and annuity products.

•	General Corporate and Other segment includes other activities not allocated to other aforementioned operating segments. Additionally, intercompany eliminations are included as they do not reflect normal operations of the other segments. The disaggregation of General Corporate and Other better defines the results from the individual segments due to the direct relationship of the internal support provided by the strategic business units within the Bank.

Results of operations and selected financial information by operating segment for periods indicated are presented in the following tables. The tables show total noninterest income segregated between contracts with customers within the scope of ASC 606, Revenue from Contracts with Customers, and those within the scope of other GAAP Topics. Additionally, with the adoption of ASU 2023-07, the tables show significant segment expenses within total noninterest expense used by the CODM to assess the performance of each segment.

(In thousands)	Corporate Banking	Community Banking	Mortgage	Banking Services	General Corporate and Other	Total
Results of Operations
Three Months Ended March 31, 2025
Net interest revenue	$109,540	$260,900	$26,966	$10,409	$(44,663)	$363,152
Provision (release) for credit losses	8,481	6,716	8,027	898	(4,122)	20,000
Net interest revenue after provision (release) for credit losses	101,059	254,184	18,939	9,511	(40,541)	343,152
Noninterest revenue
In Scope of Topic 606
Trust and asset management income	316	4	—	12,269	(766)	11,823
Investment advisory fees	—	—	—	8,498	(44)	8,454
Other brokerage fees	—	—	—	1,670	—	1,670
Deposit service charges	3,959	13,963	—	254	(440)	17,736
Credit card, debit card and merchant fees	1	8,864	—	—	3,124	11,989
Total noninterest revenue (in-scope of Topic 606)	4,276	22,831	—	22,691	1,874	51,672
Total noninterest revenue (out-of-scope of Topic 606)	10,328	9,832	7,853	1,587	4,115	33,715
Total noninterest revenue	14,604	32,663	7,853	24,278	5,989	85,387
Noninterest expense
Salaries and employee benefits	21,765	61,352	5,801	13,474	50,580	152,972
Occupancy and equipment	323	19,680	407	317	7,750	28,477
Data processing and software	1,138	692	1,138	1,026	23,138	27,132
Allocated overhead expenses	19,575	65,808	5,930	3,980	(95,293)	—
Other segment items(1)	9,900	8,764	5,064	4,373	22,667	50,768
Total noninterest expense	52,701	156,296	18,340	23,170	8,842	259,349
Income (loss) before income taxes	62,962	130,551	8,452	10,619	(43,394)	169,190
Income tax expense (benefit)	14,796	30,679	1,986	2,492	(13,985)	35,968
Net income (loss)	$48,166	$99,872	$6,466	$8,127	$(29,409)	$133,222
Selected Financial Information
Total assets at end of period	$11,612,434	$17,482,499	$6,024,063	$1,141,312	$11,482,986	$47,743,294

(1)	Other segment items for each reportable segment includes:

•	Corporate Banking: legal expenses, travel expenses and certain overhead expenses.

•	Community Banking: advertising, office supplies, ATM expenses, delivery expenses, professional and consulting fees, legal expenses, telecommunication and postage expenses, travel expenses, and certain overhead expenses.

•	Mortgage: loan quality control and loan repurchase expenses, legal expenses, and certain overhead expenses.

•	Banking Services: amortization of intangibles, professional and consulting fees, legal expenses, and certain overhead expenses.

•	General, Corporate and Other: advertising, supplies, regulatory expenses, and certain other overhead expenses.

(In thousands)	Corporate Banking	Community Banking	Mortgage	Banking Services	General Corporate and Other	Total
Results of Operations
Three Months Ended March 31, 2024
Net interest revenue	$113,266	$283,330	$21,997	$10,129	$(74,814)	$353,908
Provision (release) for credit losses	20,545	(2,564)	1,147	(694)	3,566	22,000
Net interest revenue after provision (release) for credit losses	92,721	285,894	20,850	10,823	(78,380)	331,908
Noninterest revenue
In Scope of Topic 606
Trust and asset management income	266	4	—	11,759	(707)	11,322
Investment advisory fees	—	—	—	8,381	(45)	8,336
Other brokerage fees	—	—	—	1,470	—	1,470
Deposit service charges	3,296	13,591	—	931	520	18,338
Credit card, debit card and merchant fees	160	9,001	—	5	2,996	12,162
Total noninterest revenue (in-scope of Topic 606)	3,722	22,596	—	22,546	2,764	51,628
Total noninterest revenue (out-of-scope of Topic 606)	9,825	9,265	7,574	3,714	1,780	32,158
Total noninterest revenue	13,547	31,861	7,574	26,260	4,544	83,786
Noninterest expense
Salaries and employee benefits	21,722	58,354	6,810	14,878	54,886	156,650
Occupancy and equipment	1,026	17,524	1,101	855	8,134	28,640
Data processing and software	911	441	996	1,346	26,334	30,028
Allocated overhead expenses	25,572	63,292	7,640	3,905	(100,409)	—
Other segment items(1)	7,365	11,906	3,210	5,096	20,312	47,889
Total noninterest expense	56,596	151,517	19,757	26,080	9,257	263,207
Income (loss) before income taxes	49,672	166,238	8,667	11,003	(83,093)	152,487
Income tax expense (benefit)	11,673	39,066	2,037	2,583	(19,850)	35,509
Net income (loss)	$37,999	$127,172	$6,630	$8,420	$(63,243)	$116,978
Selected Financial Information
Total assets at end of period	$11,738,934	$16,999,654	$5,101,542	$1,156,941	$13,316,792	$48,313,863

(1)	Other segment items for each reportable segment includes:

•	Corporate Banking: legal expenses, travel expenses and certain overhead expenses.

•	Community Banking: advertising, office supplies, ATM expenses, delivery expenses, professional and consulting fees, legal expenses, telecommunication and postage expenses, travel expenses, and certain overhead expenses.

•	Mortgage: loan quality control and loan repurchase expenses, legal expenses, and certain overhead expenses.

•	Banking Services: amortization of intangibles, professional and consulting fees, legal expenses, and certain overhead expenses.

•	General, Corporate, and Other: advertising, supplies, regulatory expenses, and certain other overhead expenses.

NOTE 14. DERIVATIVE INSTRUMENTS

The Company primarily uses derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. Management may designate certain derivatives as hedging instruments in a qualifying hedge accounting relationship. The Company’s derivative instruments consist of economic hedges for which the Company has elected not to apply hedge accounting and derivatives held for customer accommodation, or other purposes.

The fair value of derivative positions outstanding is included in other assets and other liabilities in the accompanying consolidated balance sheets and in the net change in each of these financial statement line items in the operating section of the accompanying consolidated statements of cash flows. For derivatives not designated as hedging instruments or determined to be an ineffective hedge under applicable accounting guidance, gains and losses due to changes in fair value are included in noninterest income and the operating section of the consolidated statements of cash flows. For derivatives designated as cash flow hedging instruments, the entire change in the fair value related to the derivative instrument is recognized as a component of other comprehensive income and subsequently reclassified into interest income when the forecasted transaction affects income. At March 31, 2025 and December 31, 2024, there were no derivatives designated under hedge accounting. The notional amounts and estimated fair values for the periods indicated were as follows:

	March 31, 2025				December 31, 2024
		Fair Value				Fair Value
(Dollars in thousands)	Notional Amount	Other Assets	Other Liabilities	Weighted Average Maturity (years)	Notional Amount	Other Assets	Other Liabilities	Weighted Average Maturity (years)
Commercial loan interest rate contracts	$3,862,600	$28,675	$40,181	4.2	$3,781,868	$30,555	$45,070	4.2
Mortgage loan held-for-sale interest rate lock commitments	209,488	2,875	1	0.1	151,231	1,310	15	0.1
Futures, forwards and options (used to hedge MSR, see Note 7)	246,000	438	73	0.2	230,000	—	3,085	0.2
Mortgage loan forward sale commitments	216,485	6	1,147	0.1	179,000	816	34	0.1
Foreign exchange contracts	55,037	401	229	0.4	55,542	650	469	0.5
Total derivatives	$4,589,610	$32,395	$41,631		$4,397,641	$33,331	$48,673

The Company is party to collateral support agreements with certain derivative counterparties. Such agreements require that the Company maintain collateral based on the fair values of derivative transactions. In the event of default by the Company, the counterparty would be entitled to the collateral. At March 31, 2025, and December 31, 2024, the Company was required to post $64.3 million and $60.9 million, respectively, in cash or qualifying securities as collateral for its derivative transactions, and these amounts were included in interest bearing deposits with other banks for the periods indicated. In addition, the Company had recorded the obligation to return cash collateral provided by counterparties of $9.6 million and $23.1 million at March 31, 2025 and December 31, 2024, respectively, within deposits on the Company’s consolidated balance sheet. Certain financial instruments, such as derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements or similar agreements. The Company’s derivative transactions with upstream financial institution counterparties are generally executed under International Swaps and Derivative Association master agreements which include “right of set-off” provisions. In such cases, there is generally a legally enforceable right to offset recognized amounts and there may be an intention to settle such amounts on a net basis. Nonetheless, the Company does not generally offset such financial instruments for financial reporting purposes.

The Company enters into certain interest rate contracts on commercial loans, which include swaps, floors, caps and collars that are not designated as hedging instruments. These derivative contracts relate to transactions in which the Company enters into an interest rate contract with a loan customer while at the same time entering into an offsetting interest rate contract with another financial institution. In connection with each swap transaction, the Company agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on a similar notional amount at a fixed interest rate. At the same time, the Company agrees to pay another financial institution the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. The interest rate swap, floor, cap and collar transactions allow the Company to manage its interest rate risk. Because the Company acts as an intermediary for its customers, changes in the fair value of the underlying derivative contracts generally offset and do not significantly impact the Company’s consolidated statements of income. The Company is exposed to credit loss in the event of nonperformance by the parties to the interest rate contracts. However, the Company does not anticipate nonperformance by the counterparties. The estimated fair value has been recorded as an asset and a corresponding liability in the accompanying consolidated balance sheets at March 31, 2025 and December 31, 2024.

The Company has both bought and sold credit protection in the form of participations on interest rate swaps (swap participations). These swap participations, which meet the definition of credit derivatives, were entered into in the ordinary course of business to serve the credit needs of customers. Swap participations, whereby the Company has purchased credit protection, entitle the Company to receive a payment from the counterparty if the customer fails to make payment on any amounts due to the Company upon early termination of the swap transaction. For contracts where the Company sold credit protection, the Company would be required to make payment to the counterparty if the customer fails to make payment on any amounts due to the counterparty upon early termination of the swap transaction. Swap participation agreements where the Company is the beneficiary had notional values totaling $203.7 million and $205.1 million at March 31, 2025 and December 31, 2024, respectively. Swap participation agreements where the Company is the guarantor had notional values totaling $454.7 million and $443.0 million at March 31, 2025 and December 31, 2024, respectively.

The Company enters into interest rate lock commitments with customers in connection with residential mortgage loan applications for loans the Company intends to sell. Additionally, the Company enters into mortgage loan forward sales commitments of MBS with investors to mitigate the effect of interest rate risk inherent in providing interest rate lock commitments to customers. Both the interest rate lock commitments and mortgage loan forward sales commitments are considered derivatives under current accounting guidance and are required to be recorded at fair value. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities. The change in fair value of these instruments is recorded within mortgage banking revenue in the consolidated statements of income. For the three months ended March 31, 2025, and 2024, mortgage loans held for sale interest rate lock commitments and mortgage loan forward sales commitment gains totaled $1.2 million and $1.8 million, respectively.

The Company has an economic hedge in place on its MSR and uses various instruments (including but not limited to Treasury options, SOFR and TBA futures and forwards) to mitigate the interest rate risk associated with the MSR. These hedging instruments are reported at fair value, with adjustments included as part of mortgage banking revenue in the consolidated statements of income. The market value adjustment on MSR hedge totaled net gains of $3.3 million and net losses of $4.8 million for the three months ended March 31, 2025 and 2024, respectively. See Note 7 for additional information.

The Company enters into certain foreign currency exchange contracts on behalf of its clients to facilitate their risk management strategies, while at the same time entering into offsetting foreign currency exchange contracts with another counterparty in order to minimize the Company’s foreign currency exchange risk. The contracts are short term in nature, and any gain or loss incurred at settlement is recorded as other noninterest income. The fair value of these contracts is reported in other assets and other liabilities. Foreign exchange contract net gains totaled $1.1 million and $0.9 million for the three months ended March 31, 2025 and 2024, respectively.

NOTE 15. COMMITMENTS AND CONTINGENT LIABILITIES

Mortgage Loans Serviced for Others

The Company services mortgage loans for other financial institutions that are not included as assets in the Company’s accompanying consolidated financial statements. Included in the $8.1 billion and $8.0 billion of mortgage loans serviced for investors at March 31, 2025 and December 31, 2024, respectively, was $0.6 million of primary recourse servicing pursuant to which the Company is responsible for any losses incurred in the event of nonperformance by the mortgagor. The Company’s exposure to credit loss in the event of such nonperformance is the unpaid principal balance at the time of default. This exposure is limited by the underlying collateral, which consists of single family residences and either federal or private mortgage insurance.

Lending Commitments

The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of banking business and involve elements of credit risk, interest rate risk, and liquidity risk. Such financial instruments are recorded when they are funded. At March 31, 2025 and December 31, 2024, these included $467.6 million and $448.9 million, respectively, in letters of credit and $8.6 billion in unfunded extensions of credit such as interim mortgage financing, construction credit, credit card, and revolving line of credit arrangements.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. In addition, the Company has entered into certain contingent commitments to grant loans. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. The Company did not realize significant credit losses from these commitments and arrangements during the three months ended March 31, 2025 and 2024.

Other Commitments

The Company makes investments in limited partnerships, including certain affordable housing partnerships for which it receives tax credits. At March 31, 2025 and December 31, 2024, unfunded capital commitments totaled $255.8 million and $277.4 million, respectively. See Note 16 for more information.

Litigation

The nature of the Company’s business ordinarily results in certain types of claims, litigation, investigations, and other legal or administrative cases and proceedings. Although the Company and its subsidiaries have policies and procedures to minimize legal noncompliance and the impact of claims and other proceedings, and endeavored to procure reasonable amounts of insurance coverage, litigation and regulatory actions present an ongoing risk.

The Company and its subsidiaries engage in lines of business that are heavily regulated and involve a large volume of actual or potential financial transactions with customers or applicants, and the Company is a public company with a large number of shareholders. From time to time, applicants, borrowers, customers, shareholders, former employees, service providers, and other third parties have brought actions against the Company or its subsidiaries, in certain cases claiming substantial damages. Financial services companies are subject to risks arising from changing regulatory frameworks or expectations, regulatory investigations, class action litigation, and, from time to time, the Company and its subsidiaries have such actions brought against them. The Company and its subsidiaries are also subject to enforcement actions by federal or state regulators, including the Federal Reserve, the CFPB, the DOJ, state attorneys general, and the MDBCF, which may be adversely impacted by ongoing litigation in which the Company is involved. Additionally, the Company is, and management expects it to be, engaged in a number of foreclosure proceedings and other collection actions as part of its lending and leasing collections activities, which, from time to time, have resulted in counterclaims against the Company and its subsidiaries. Various legal proceedings have and may arise in the future out of claims against entities to which the Company is a successor as a result of business combinations.

When and as the Company determines it has meritorious defenses to the claims asserted, it vigorously defends against such claims. The Company will consider settlement of claims when, in management’s judgment and in consultation with counsel, it is in the best interests of the Company to do so.

The Company cannot predict with certainty the cost of defense, the cost of prosecution, or the ultimate outcome of litigation or other proceedings filed by or against it, its subsidiaries and its directors, management or employees, including remedies or damage awards. On at least a quarterly basis, the Company assesses its liabilities and contingencies in connection with outstanding legal proceedings as well as certain threatened claims (which are not considered incidental to the ordinary conduct of the Company’s business) utilizing the latest and most reliable information available. For matters where a loss is not probable or the amount of the loss cannot be estimated, the Company will not make an accrual. For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, the Company will accrue for the loss. Once established, the accrual is adjusted periodically to reflect any relevant developments. The actual cost of any such matters, however, may turn out to be substantially higher than the amount accrued. Further, the Company’s insurance policies have deductibles and coverage limits, and such policies are unlikely to cover all costs and expenses related to the defense or prosecution of such legal proceedings or any losses arising therefrom.

Although the final outcome of any legal proceedings is inherently uncertain, based on the information available, advice of counsel and available insurance coverage, if applicable, management believes that the litigation-related liability of $7.5 million accrued at March 31, 2025 is adequate and that any incremental change in potential liability arising from the Company’s legal proceedings and threatened claims, including the matters described herein and those otherwise arising in the ordinary course of business, will not have a material adverse effect on the Company’s business or consolidated results of operations or financial condition. It is possible, however, that future developments could result in an unfavorable outcome for or resolution of any one or more of the legal proceedings in which the Company or its subsidiaries are defendants, which may be material to the Company’s business or consolidated results of operations or financial condition for a particular fiscal period or periods.

On August 30, 2021, Legacy Cadence Bank and the DOJ agreed to a settlement set forth in the consent order related to the investigation by the DOJ of Legacy Cadence Bank’s fair lending program in Harris, Fort Bend, and Montgomery Counties located in Houston, Texas during the period between 2014 and 2016 (the “Consent Order”). The Consent Order was signed by the United States District Court for the Northern District of Georgia, Atlanta Division, on August 31, 2021. Pursuant to Section 5.2(g) of the Agreement and Plan of Merger and Paragraph 50 of the Consent Order, Legacy BancorpSouth Bank approved the negotiated settlement, and subsequently, the Company agreed to accept the obligations of the Consent Order. The Consent Order is in effect for five years. For additional information regarding the terms of this settlement and the Consent Order, see Legacy Cadence’s Current Report on Form 8-K that was filed with the SEC on August 30, 2021.

NOTE 16. VARIABLE INTEREST ENTITIES AND OTHER INVESTMENTS

Under ASC 810-10-65, a Company is deemed to be the primary beneficiary and required to consolidate a VIE if it has a variable interest in the VIE that provides a controlling financial interest. The determination of whether a controlling financial interest exists is based on whether a single party has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb the losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. ASC 810-10-65 requires continual reconsideration of conclusions reached regarding which interest holder is a VIE’s primary beneficiary.

Certain NMTC meet the qualifications for consolidation under ASC 810. Consolidation is applicable to this type of investment structure when the entities owned by the tax credit investment fund, managing member, and limited partner of the sub-CDE are under common control, and the limited partner’s related party group has both the power and the obligation to absorb the significant benefits and losses of the sub-CDE. Based on this, the limited partner, which is the Company, is the primary beneficiary of the sub-CDE (VIE) and therefore subject to consolidation. NMTC investment structures which include a managing member not affiliated with the Company are not subject to consolidation.

At March 31, 2025 and December 31, 2024, the Company’s assets of the consolidated VIE that can be used only to settle obligations of the consolidated VIE totaled $5.1 million and $5.4 million, respectively.

The Company is invested in several tax credit projects solely as a limited partner. At March 31, 2025 and December 31, 2024, the Company’s maximum exposure to loss associated with these limited partnerships was limited to its investment. Most of the investments are in affordable housing projects. The partnerships have qualified to receive annual affordable housing federal tax credits that are recognized as a reduction of current tax expense. The Company accounts for these investments and the related tax credits using either the effective yield method or the proportional amortization method, depending upon the date of the investment. Under the effective yield method, the Company recognizes the tax credits as they are allocated and amortizes the initial costs of the investments to provide a constant effective yield over the period the tax credits are allocated. Under the proportional amortization method, the Company amortizes the cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense. The Company also has, to a lesser degree, investments in NMTC and historic tax credit projects. The Company has elected to account for the NMTC not subject to consolidation and historic tax credits using the flow-through method, which reduces federal income taxes in the year in which the credit arises. At March 31, 2025 and December 31, 2024, the Company recorded total tax credit investments in other assets on its consolidated balance sheets of $378.4 million and $387.3 million, respectively.

The Company adopted the provisions of ASU 2023-02 as of January 1, 2024 and determined each investments’ eligibility for proportional amortization. For certain NMTC and HTC investments that do not qualify for the proportional amortization method under ASU 2023-02, amortization related to these investments are recorded in other noninterest income in the Company’s consolidated statements of income. The Company recorded amortization of $0.3 million for both the three months ended March 31, 2025 and 2024. The cash flow activity related to these investments are presented in the net income (loss) line in the operating activities section of the consolidated statements of cash flows.

For the investments that qualify for proportional amortization under ASU 2023-02, the Company recognized income tax credits and other income tax benefits for the three months ended March 31, 2025 of $11.6 million and $1.5 million, respectively. The total income tax benefits of $13.1 million are partially offset by $10.4 million of investment amortization recognized for the three months ended March 31, 2025, for a net income tax benefit of $2.7 million. For the three months ended March 31, 2024, the Company recognized income tax credits and other income tax benefits of $10.2 million and $1.3 million, respectively. The total income tax benefits of $11.5 million are partially offset by $9.2 million of investment amortization recognized for the three months ended March 31, 2024, for a net income tax benefit of $2.3 million.

The cash flows related to the total income tax benefits are presented in the consolidated statements of cash flows. The net income tax benefit of $2.7 million for the three months ended March 31, 2025 was included in the net income (loss) line within operating activities. Investment amortization of $10.4 million for the three months ended March 31, 2025, was included in the depreciation and amortization line item, which was an adjustment to reconcile net income (loss) to cash provided by (used for) operating activities. The income tax credits and other income tax benefits of $13.1 million for the three months ended March 31, 2025 was included in the net change to other assets or liabilities line item, which was also an adjustment to reconcile net income (loss) to cash provided by (used for) operating activities.

Additionally, the Company has investments in other certain limited partnerships accounted for under the fair value practical expedient of NAV totaling $125.7 million and $118.7 million at March 31, 2025 and December 31, 2024, respectively. Related to these assets recorded at fair value through net income, the Company recognized net gains of $2.3 million and $1.0 million for the three months ended March 31, 2025 and 2024, respectively. These investments are made primarily through various SBIC funds as a strategy to provide expansion and growth opportunities to small businesses and community development funds to help serve the credit needs of the low- and moderate-income and underserved communities within our footprint. Of the total fair value of these limited partnerships, $16.7 million and $15.8 million are related to real-estate funds at March 31, 2025 and December 31, 2024, respectively. The remaining $109.0 million and $102.9 million are related to SBIC funds that concentrate in a variety of industries at March 31, 2025 and December 31, 2024, respectively. At March 31, 2025, unfunded commitments related to these investments were $4.1 million and $103.5 million related to the real-estate funds and other SBIC funds, respectively. SBIC funds are generally structured to operate for approximately 10 years. During the life of each SBIC fund, partners can request to withdraw from the fund, and subsequently receive the balance of their investment as the underlying assets are liquidated over the remaining life of the fund. The Company has no current plans to withdraw from any of its SBIC funds.

For other limited partnerships without readily determinable fair values that do not qualify for the practical expedient, Cadence elected the measurement alternative to account for these investments at their cost minus impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. These investments totaled $2.7 million and $2.6 million at March 31, 2025 and December 31, 2024, respectively. Other limited partnerships accounted for under the equity method totaled $8.7 million at both March 31, 2025 and December 31, 2024.

A summary of the Company’s investments in limited partnerships is presented as of the following periods:

(In thousands)	March 31, 2025	December 31, 2024
Tax credit investments (amortized cost)	$378,410	$387,339
Limited partnerships accounted for under the fair value practical expedient of NAV	125,665	118,710
Limited partnerships without readily determinable fair values that do not qualify for the practical expedient of NAV accounted for under the cost method	2,714	2,586
Limited partnerships required to be accounted for under the equity method	8,664	8,664
Total investments in limited partnerships	$515,453	$517,299

For equity investments carried at cost using the measurement alternative, during the three months ended March 31, 2025 there was one write-down for impairment of $40 thousand. During the three months ended March 31, 2024, there were no downward or upward adjustments to these investments for impairments or price changes from observable transactions. The carrying amount of these equity investments in limited partnerships measured under this measurement alternative for the specified periods are as follows:

	Three Months Ended March 31,
(In thousands)	2025	2024
Carrying value at the beginning of the period	$2,586	$2,417
Impairments	(40)	—
Distributions	(12)	(55)
Contributions	180	770
Carrying value at the end of the period	$2,714	$3,132

NOTE 17. SUBSEQUENT EVENTS

Industry Bancshares, Inc.

On April 25, 2025, the Company entered into an Agreement and Plan of Merger (the “Industry Merger Agreement”) with Cadence Opportunity, Inc., a wholly-owned subsidiary of the Company formed to effect the merger, and Industry Bancshares, Inc., the bank holding company for Bank of Brenham, National Association, Citizens State Bank, Fayetteville Bank, Industry State Bank, The First National Bank of Bellville and The First National Bank of Shiner (collectively, the “Industry Banks”). Under the terms of the Industry Merger Agreement, the Industry Banks ultimately will be merged with and into the Company, and the Company will, based upon Industry Bancshares’ equity capital at the closing of the transaction, pay between $20 million and $60 million in cash for all of Industry Bancshares’ outstanding common stock, subject to certain conditions and potential adjustments. At March 31, 2025, Industry had approximately $4.4 billion in total assets, $1.1 billion in total loans and $4.5 billion in total deposits. The Industry Merger Agreement has been unanimously approved by the boards of directors of the Company and Industry Bancshares. In addition to regulatory and shareholder approvals and the satisfaction of other customary closing conditions, the closing of the transaction is also conditioned upon Industry Bancshares’ equity capital meeting a certain minimum amount at closing.

FCB Financial Corp.

On May 1, 2025, the Company completed its acquisition of FCB Financial Corp. (“FCB Financial”), the bank holding company for FCB (collectively referred to as “First Chatham”), pursuant to an Agreement and Plan of Merger dated January 22, 2025 by and between the Company and FCB Financial (the “FCB Merger Agreement”). Upon the completion of the merger of FCB Financial with and into the Company, FCB, FCB Financials’ wholly-owned banking subsidiary, was merged with and into the Company. First Chatham is a Savannah, Georgia-based community bank operating eight branches across the Greater Savannah Area. Under the terms of the FCB Merger Agreement, the Company issued 2.3 million shares of common stock and paid $23.1 million in cash for all outstanding shares of First Chatham. At March 31, 2025, First Chatham had approximately $605 million in total assets, total loans of $336 million, and $523 million in total deposits. The purchase price allocation and certain fair value measurements are not complete due to the timing of the closing of the merger. Due to the recent closing, management remains in the early stages of reviewing the estimated fair values and evaluating the assumed tax positions of the merger.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

The Company is a regional bank with corporate offices in Houston, Texas and Tupelo, Mississippi with $47.7 billion in total assets at March 31, 2025. The Company has commercial banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Missouri, Tennessee, and Texas. The Company and its subsidiaries provide commercial banking, leasing, mortgage origination and servicing, brokerage, trust, and investment advisory services to corporate customers, local governments, individuals, and other financial institutions through an extensive network of branches and offices.

Management’s discussion and analysis provides a narrative discussion of the Company’s financial condition and results of operations. For a complete understanding of the following discussion, refer to the consolidated financial statements and related notes presented elsewhere in this Report. Management’s discussion and analysis should also be read in conjunction with the risk factors included in Item 1A of this Report and those included in Item 1A of our Form 10-K for the year ended December 31, 2024, and the other reports we file with the Federal Reserve. This discussion and analysis is based on reported financial information, and certain amounts for prior years have been reclassified to conform with the current financial statement presentation.

The financial condition and operating results of the Company are heavily influenced by economic trends nationally and in the specific markets in which the Company’s subsidiaries provide financial services. Generally, the pressures of the national and regional economic cycle create a difficult operating environment for the financial services industry. During such times, the Company is not immune to pressures and any economic downturn may have a negative impact on the Company and its customers in all of the markets it serves. Management believes future weakness in the economic environment could adversely affect the strength of the credit quality of the Company’s assets. Therefore, management will continue to focus on early identification and resolution of credit issues.

The largest source of the Company’s revenue is derived from its corporate and community banking operations. The financial condition and operating results of the Company are affected by the level and volatility of interest rates on loans, investment securities, deposits, and borrowed funds, and the impact of economic downturns on loan demand, collateral values, and creditworthiness of existing borrowers. The financial services industry is highly competitive and heavily regulated. The Company’s success depends on its ability to compete aggressively within its markets while maintaining sufficient asset quality and cost controls to generate net income.

The information that follows is provided to enhance comparability of financial information between periods and to provide a better understanding of the Company’s operations.

Recent Developments

On January 22, 2025, the Company announced the signing of a definitive merger agreement with FCB Financial Corp., the bank holding company for First Chatham Bank, (collectively referred to as “First Chatham”), pursuant to which First Chatham was merged with and into the Company, effective May 1, 2025. First Chatham is a Savannah, Georgia-based community bank operating eight branches across the Greater Savannah Area. Pursuant to the terms of the definitive merger agreement, the Company issued 2.3 million shares of common stock and paid $23.1 million in cash for all outstanding shares of FCB Financial Corp.

On April 25, 2025, at the Company’s special meeting of shareholders, the holders of the Company’s Preferred Stock approved a proposal amending the Articles of Incorporation to permit stock repurchases for compliance purposes under Regulation H, which the Company is subject to as a result of becoming a Fed member bank. On March 26, 2025, the Board declared a special cash dividend of $0.34375 per share of Preferred Stock payable on May 7, 2025, to the Preferred Stock shareholders of record as of April 30, 2025, that was conditioned on the passage of the proposal at the special meeting.

On April 25, 2025, the Company entered into an Agreement and Plan of Merger (the “Industry Merger Agreement”) with Cadence Opportunity, Inc., a wholly-owned subsidiary of the Company formed to effect the merger, and Industry Bancshares, Inc., the bank holding company for Bank of Brenham, National Association, Citizens State Bank, Fayetteville Bank, Industry State Bank, The First National Bank of Bellville and The First National Bank of Shiner (collectively, the “Industry Banks”). Under the terms of the Industry Merger Agreement, the Industry Banks ultimately will be merged with and into the Company, and the Company will, based upon Industry Bancshares’ equity capital at the closing of the transaction, pay between $20 million and $60 million in cash for all of Industry Bancshares’ outstanding common stock, subject to certain conditions and potential adjustments. At March 31, 2025, Industry had approximately $4.4 billion in total assets, $1.1 billion in total loans and $4.5 billion in total deposits. The Industry Merger Agreement has been unanimously approved by the boards of directors of the Company and Industry Bancshares. In addition to regulatory and shareholder approvals and the satisfaction of other customary closing conditions, the closing of the transaction is also conditioned upon Industry Bancshares’ equity capital meeting a certain minimum amount at closing.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

In addition to financial ratios based on measures defined by GAAP, the Company has identified “total tangible shareholders’ equity,” “tangible common shareholders’ equity,” “total tangible common shareholders’ equity (excluding AOCI),” “total tangible assets,” “total tangible assets (excluding AOCI),” “tangible shareholders’ equity to tangible assets,” “tangible common shareholders’ equity to tangible assets,” “tangible common shareholders’ equity to tangible assets (excluding AOCI),” “tangible common book value per share,” and “tangible book value per common share (excluding AOCI)” as non-GAAP financial measures used when evaluating the performance of the Company.

●	Total tangible shareholders’ equity is defined by the Company as total shareholders’ equity less goodwill and other intangible assets, net.

●	Total tangible common shareholders’ equity is defined by the Company as total shareholders’ equity less preferred stock, goodwill, and other intangible assets, net.

●	Total tangible common shareholders’ equity, excluding AOCI, is defined by the Company as total shareholders’ equity less preferred stock, goodwill, other intangible assets, net, and AOCI.

●	Total tangible assets are defined by the Company as total assets less goodwill and other intangible assets, net.

●	Total tangible assets, excluding AOCI, are defined by the Company as total assets less goodwill, other intangible assets, net, and AOCI.

●	Tangible common book value per share is defined by the Company as tangible common shareholders’ equity divided by total shares of common stock outstanding.

●	Tangible book value per common share, excluding AOCI, is defined by the Company as tangible common shareholders’ equity less AOCI divided by total shares of common stock outstanding.

Management believes the ratios of tangible shareholders’ equity to tangible assets, tangible common shareholders’ equity to tangible assets and tangible common shareholders’ equity to tangible assets (excluding AOCI) to be important to investors who are interested in evaluating the adequacy of the Company’s capital levels. Management also believes that tangible common book value per share and tangible common book value per share (excluding AOCI) are important to investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets.

The following table reconciles these non-GAAP financial measures as presented above to GAAP financial measures as reflected in the Company’s consolidated financial statements for the periods indicated:

TABLE 1—NON-GAAP FINANCIAL MEASURES

(Dollars in thousands, except per share amounts)	March 31, 2025	December 31, 2024	March 31, 2024
Total tangible assets, excluding AOCI
Total assets	$47,743,294	$47,019,190	$48,313,863
Less: Goodwill	1,366,923	1,366,923	1,367,785
Other intangible assets, net	79,522	83,190	96,126
Total tangible assets	$46,296,849	$45,569,077	$46,849,952
Less: AOCI	(621,203)	(694,495)	(791,333)
Total tangible assets, excluding AOCI	$46,918,052	$46,263,572	$47,641,285

Total tangible common shareholders’ equity, excluding AOCI
Total shareholders’ equity	$5,718,541	$5,569,683	$5,189,932
Less: Goodwill	1,366,923	1,366,923	1,367,785
Other intangible assets, net	79,522	83,190	96,126
Total tangible shareholders’ equity	$4,272,096	$4,119,570	$3,726,021
Less: Preferred stock	166,993	166,993	166,993
Total tangible common shareholders’ equity	$4,105,103	$3,952,577	$3,559,028
Less: AOCI	(621,203)	(694,495)	(791,333)
Total tangible common shareholders’ equity, excluding AOCI	$4,726,306	$4,647,072	$4,350,361

Total common shares outstanding	184,046,420	183,527,575	182,681,325

Tangible shareholders’ equity to tangible assets	9.23%	9.04%	7.95%
Tangible common shareholders’ equity to tangible assets	8.87%	8.67%	7.60%
Tangible common shareholders’ equity, excluding AOCI, to tangible assets, excluding AOCI	10.07%	10.04%	9.13%
Tangible common book value per share	$22.30	$21.54	$19.48
Tangible book value per common share, excluding AOCI	$25.68	$25.32	$23.81

FINANCIAL HIGHLIGHTS

The following table presents financial highlights for the periods indicated:

TABLE 2—FINANCIAL HIGHLIGHTS

	As of and For the Three Months Ended March 31,
	2025	2024
Common share data:
Basic earnings per share	$0.71	$0.63
Diluted earnings per share	0.70	0.62
Cash dividends per share	0.275	0.250
Book value per share	30.16	27.50
Tangible common book value per share (1)	22.30	19.48
Tangible book value per common share, excluding AOCI (1)	25.68	23.81
Dividend payout ratio	39.29%	40.48%
Financial Ratios:
Return on average assets (2)	1.15	0.97
Return on average shareholders’ equity (2)	9.56	9.06
Return on average common shareholders’ equity (2)	9.68	9.17
Total shareholders’ equity to total assets	11.98	10.74
Total common shareholders’ equity to total assets	11.63	10.40
Tangible common shareholders’ equity to tangible assets (1)	8.87	7.60
Tangible common shareholders’ equity, excluding AOCI, to tangible assets, excluding AOCI (1)	10.07	9.13
Net interest margin-FTE	3.46	3.22
Credit Quality Ratios:
Net charge-offs to average loans and leases (2)	0.27%	0.24%
Provision for credit losses to average loans and leases (2)	0.24	0.27
ACL to net loans and leases	1.34	1.44
ACL to NPL	194.02	196.08
ACL to NPA	187.31	191.88
NPL to net loans and leases	0.69	0.73
NPA to total assets	0.51	0.51
Capital Adequacy Ratios:
Common Equity Tier 1 capital	12.44%	11.71%
Tier 1 capital	12.88	12.15
Total capital	14.12	14.49
Tier 1 leverage capital	10.56	9.46

(1)	Non-GAAP financial measure. See “Non-GAAP Financial Measures and Reconciliations.”
(2)	Ratios are annualized.

As of March 31, 2025, the federal funds rate held steady at 4.5%. The Federal Reserve decided to hold interest rates steady, after it lowered interest rates by 100 basis points since the first quarter of 2024. There is a possibility for additional interest rate reductions in 2025, however, the Federal Reserve continues to monitor relevant economic data and economic policy changes. The decreases in interest rates during the fourth quarter of 2024 have had an effect on both our balance sheet as well as our earnings. As seen in the following sections, the increase in net interest revenue resulted from a lower cost on our interest-bearing liabilities, benefiting from declining deposit costs, and the payoffs of both the BTFP borrowings and the majority of our subordinated debt since the second quarter of 2024. Total average interest-earning assets declined in the first quarter of 2025 as compared to the same period in 2024, as growth in average loans was offset by lower average investment securities and other investment balances as the Company used cash flow from these investments to support the payoff the BTFP borrowings and subordinated debt. See “Net Interest Revenue” for further information.

The Company reported net income available to common shareholders of $130.9 million for the three months ended March 31, 2025, compared to $114.6 million for the same period in 2024. Key factors contributing to the $16.3 million increase in net income available to common shareholders included: (1) the increase in net interest revenue to $363.2 million for the first quarter of 2025 from $353.9 million for the same period in 2024; (2) the increase in noninterest revenue to $85.4 million for the first quarter of 2025 from $83.8 million for the same period in 2024; and (3) the decrease in noninterest expense to $259.3 million in the first quarter of 2025 from $263.2 million in the first quarter of 2024. The Company recorded a provision for credit losses of $20.0 million and $22.0 million for three months ended March 31, 2025 and 2024, respectively.

Net interest revenue for the three months ended March 31, 2025 increased $9.3 million, or 2.6%, to $363.2 million compared to $353.9 million for the same period in 2024. Total cost of interest-bearing liabilities declined 43 basis points to 2.97% for the first quarter of 2025 compared to 3.40% for the first quarter of 2024, benefiting from declining deposit costs as well as the payoffs of both the BTFP borrowings and the majority of the subordinated debt. Interest expense decreased $47.1 million, or 16.6%, in the first quarter of 2025 compared to the same period in 2024. Average earning assets declined $1.6 billion to $42.6 billion for the first quarter of 2025 compared to the first quarter of 2024, as growth in average loans of $1.2 billion was offset by lower average other investments and investment securities balances as the Company used cash flow from these investments to support the payoffs of both the BTFP borrowings and subordinated debt. See Table 4 below for more information on yield/rate analysis.

The Company attempts to diversify its revenue streams with noninterest revenue received from wealth management activities, mortgage banking operations, and other activities that generate fee income. Noninterest revenue for the three months ended March 31, 2025 was $85.4 million, compared to $83.8 million for the same period in 2024. The primary contributor to the increase in noninterest revenue was the increase of $1.3 million in bank-owned life insurance income, primarily resulting from an increase in proceeds from death benefits during the three months ended March 31, 2025. Other factors contributing to the increase included $0.5 million increase in trust and asset management income, partially offset by a $0.6 million decrease in deposit service charges. See “Noninterest Revenue” below for more information.

Noninterest expense for the three months ended March 31, 2025 decreased 1.5% to $259.3 million from $263.2 million for the same period in 2024. The decrease in noninterest expense in the first quarter of 2025 compared to the same period in 2024 was primarily a result of decreases in salaries and employee benefits and data processing and software expenses, partially offset by increases in other noninterest expense. For the three months ended March 31, 2025, salaries and employee benefits decreased $3.7 million, or 2.3%, compared to the same period in 2024 primarily due to an increase in deferred salaries from increased loan production in the first quarter of 2025, offset by increases in mortgage commission expense related to increased loan production. Increases in other noninterest expense for the first quarter of 2025 compared to the same period in 2024 included increases in operational losses and various other miscellaneous expenses. See “Noninterest Expense” below for more information.

RESULTS OF OPERATIONS

The following is a summary of our results of operations for the periods indicated:

TABLE 3—SUMMARY OF RESULTS OF OPERATIONS

	Three Months Ended March 31,
(In thousands)	2025	2024
Earnings Summary:
Interest revenue	$599,257	$637,113
Interest expense	236,105	283,205
Net interest revenue	363,152	353,908
Provision for credit losses	20,000	22,000
Net interest revenue, after provision for credit losses	343,152	331,908
Noninterest revenue	85,387	83,786
Noninterest expense	259,349	263,207
Income before income taxes	169,190	152,487
Income tax expense	35,968	35,509
Net income	133,222	116,978
Less: preferred dividends	2,372	2,372
Net income available to common shareholders	$130,850	$114,606

Net Interest Revenue

Net interest revenue is the difference between interest revenue earned on assets, such as loans, leases and securities, and interest expense paid on liabilities, such as deposits and borrowings, and continues to provide the Company with its principal source of revenue. Net interest revenue is affected by the general level of interest rates, changes in interest rates and changes in the amount and composition of interest earning assets and interest bearing liabilities. One of the Company’s long-term objectives is to manage interest earning assets and interest bearing liabilities to maximize net interest revenue, while balancing interest rate, credit and liquidity risk. Net interest margin is determined by dividing FTE net interest revenue by average earning assets. For purposes of the following discussion, revenue from tax-exempt loans and investment securities have been adjusted to an FTE basis, using an effective tax rate of 21% for the three months ended March 31, 2025 and 2024.

The following table presents average interest earning assets, average interest bearing liabilities, net interest revenue-FTE, net interest margin-FTE and net interest rate spread for each of the periods presented:

TABLE 4—CONSOLIDATED AVERAGE BALANCES AND YIELD/RATE ANALYSIS

	Three Months Ended March 31,
	2025			2024
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Loans and leases (net of unearned income) (1)(2)	$33,944,416	$530,513	6.34%	$32,737,574	$529,393	6.50%
Loans held for sale, at fair value	115,261	1,449	5.10	72,356	1,184	6.58
Available for sale securities, at fair value:
Taxable	7,222,326	53,232	2.99	8,187,342	63,405	3.11
Tax-exempt (3)	79,846	796	4.04	82,366	870	4.25
Other investments	1,275,153	13,897	4.42	3,146,439	42,897	5.48
Total interest earning assets and revenue	42,637,002	599,887	5.71%	44,226,077	637,749	5.80%
Other assets	4,963,761			4,890,312
Allowance for credit losses	465,332			473,849
Total	$47,135,431			$48,642,540

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Interest bearing demand and money market	$19,428,376	$128,831	2.69%	$19,303,845	$149,403	3.11%
Savings	2,607,366	3,644	0.57	2,696,452	3,801	0.57
Time	9,978,136	100,900	4.10	7,348,356	80,670	4.42
Fed funds purchased, securities sold under agreement to repurchase and other	103,067	1,132	4.45	209,348	2,528	4.86
Short-term FHLB borrowings	28,278	309	4.43	—	—	—
Short-term BTFP borrowings	—	—	—	3,500,000	42,104	4.84
Subordinated and long-term borrowings	129,030	1,289	4.05	434,579	4,699	4.35
Total interest bearing liabilities and expense	32,274,253	236,105	2.97%	33,492,580	283,205	3.40%
Demand deposits - noninterest bearing	8,339,414			9,072,619
Other liabilities	870,172			883,293
Total liabilities	41,483,839			43,448,492
Shareholders’ equity	5,651,592			5,194,048
Total	$47,135,431			$48,642,540
Net interest revenue-FTE		$363,782			$354,544
Net interest margin-FTE			3.46%			3.22%
Net interest rate spread			2.74%			2.40%
Interest bearing liabilities to interest earning assets			75.70%			75.73%

(1)	Includes taxable equivalent adjustment to interest of $0.5 million and $0.4 million for the three months ended March 31, 2025 and 2024, respectively, using an effective tax rate of 21% for all periods presented.

(2)	Nonaccrual loans are included in loans and leases (net of unearned income). Nonaccrual loans were $236.0 million and $241.0 million as of March 31, 2025 and 2024, respectively.

(3)	Includes taxable equivalent adjustment to interest of $0.2 million for both the three months ended March 31, 2025 and 2024, using an effective tax rate of 21% for all periods presented.

Net interest revenue-FTE increased 2.6% to $363.8 million for the three months ended March 31, 2025, from $354.5 million for the same period in 2024. The increase in net interest revenue-FTE resulted from lower costs on interest-bearing liabilities benefiting from declining deposit costs and the payoffs of both the BTFP borrowings and the majority of our subordinated debt since the first quarter of 2024. Average loans increased from 74.0% of average interest earning assets in the 2024 first quarter to 79.6% in the 2025 first quarter.

Interest revenue-FTE decreased 5.9% to $599.9 million for the three months ended March 31, 2025, from $637.7 million for the same period in 2024. The decrease in interest revenue-FTE for the three months ended March 31, 2025 was primarily a result of lower average investment securities and other investment balances as the Company used cash flow from these investments to support the payoffs of both the BTFP borrowings and subordinated debt since the first quarter of 2024. Additionally, interest revenue-FTE included $2.6 million and $3.5 million in accretion related to the purchase discounts on acquired loans for the three months ended March 31, 2025 and 2024, respectively.

Interest expense decreased 16.6% to $236.1 million for the three months ended March 31, 2025, compared to $283.2 million for the same period in 2024. The decrease in interest expense for the three months ended March 31, 2025 was primarily due to the total cost of interest-bearing liabilities declining 43 basis points to 2.97% for the first quarter of 2025 compared to 3.40% for the first quarter of 2024, benefiting from declining deposit costs as well as the payoffs of both the BTFP borrowings and the majority of the subordinated debt after the first quarter of 2024.

Net interest margin-FTE for the three months ended March 31, 2025 was 3.46%, an increase of 24 basis points, from 3.22% for the same period in 2024. Net interest revenue-FTE may also be analyzed by segregating the yield/rate and volume components of interest revenue and interest expense. The table below presents the components of our net interest revenue-FTE with the effect that the varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest revenue from the first quarter of 2024 to the first quarter of 2025. The changes in net interest revenue-FTE due to both rate and volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

TABLE 5—RATE/VOLUME ANALYSIS

	First Quarter 2025 vs First Quarter 2024
	Net Interest Revenue		Increase
(In thousands)	2025	2024	(Decrease)	Volume	Rate
INTEREST REVENUE
Loans and leases, net of unearned income	$530,513	$529,393	$1,120	$16,469	$(15,349)
Loans held for sale	1,449	1,184	265	575	$(310)
Available for sale securities:
Taxable	53,232	63,405	(10,173)	(7,580)	(2,593)
Non-taxable	796	870	(74)	(29)	(45)
Other	13,897	42,897	(29,000)	(21,868)	(7,132)
Total interest revenue-FTE	599,887	637,749	(37,862)	(12,432)	(25,430)

INTEREST EXPENSE
Demand deposits - interest bearing	128,831	149,403	(20,572)	894	(21,466)
Savings deposits	3,644	3,801	(157)	(156)	(1)
Time deposits	100,900	80,670	20,230	26,374	(6,144)
Fed funds purchased, securities sold under agreement to repurchase and other	1,132	2,528	(1,396)	(1,200)	(196)
Short-term FHLB borrowings	309	—	309	309	—
Short-term BTFP borrowings	—	42,104	(42,104)	(42,104)	—
Subordinated and long-term debt	1,289	4,699	(3,410)	(3,108)	(302)
Total interest expense	236,105	283,205	(47,100)	(18,991)	(28,109)
Net interest revenue-FTE	$363,782	$354,544	$9,238	$6,559	$2,679

Provision for Credit Losses and Allowance for Credit Losses (“ACL”)

An analysis of the ACL for loans for the periods indicated is provided in the following table:

TABLE 6—ACL

	Three Months Ended March 31,
(In thousands)	2025	2024
Balance, beginning of period	$460,793	$468,034
Charge-offs:
Commercial and industrial
Non-real estate	(20,865)	(16,896)
Owner occupied	(419)	(101)
Total commercial and industrial	(21,284)	(16,997)
Commercial real estate
Construction, acquisition and development	(42)	(132)
Income producing	(1,340)	(2,112)
Total commercial real estate	(1,382)	(2,244)
Consumer
Residential mortgages	(1,296)	(595)
Other consumer	(1,766)	(1,800)
Total consumer	(3,062)	(2,395)
Total charge-offs	(25,728)	(21,636)
Recoveries:
Commercial and industrial
Non-real estate	1,733	1,234
Owner occupied	89	78
Total commercial and industrial	1,822	1,312
Commercial real estate
Construction, acquisition and development	45	112
Income producing	38	38
Total commercial real estate	83	150
Consumer
Residential mortgages	398	271
Other consumer	423	444
Total consumer	821	715
Total recoveries	2,726	2,177
Net charge-offs	(23,002)	(19,459)
Provision:
Provision for credit losses related to loans and leases (1)	20,000	24,000
Balance, end of period	$457,791	$472,575

Loans and leases, net of unearned income - average	$33,944,416	$32,737,574
Loans and leases, net of unearned income - period end	$34,051,610	$32,882,616

(1)	Provision (reversal) for unfunded commitments was zero and $(2.0) million for three months ended March 31, 2025 and 2024, respectively.

TABLE 7—ACL RELATED RATIOS

	Three Months Ended March 31,
	2025	2024
RATIOS
Provision for credit losses to average loans and leases, net of unearned income (1)	0.24%	0.27%
ACL to loans and leases, net of unearned income	1.34%	1.44%
Nonperforming loans to loans and leases, net of unearned income	0.69%	0.73%
ACL to nonperforming loans	194.02%	196.08%

Net charge-offs to average loans and leases: (1)
Commercial and industrial
Non-real estate	0.23%	0.19%
Total commercial and industrial	0.23%	0.19%
Commercial real estate
Income producing	0.02%	0.03%
Total commercial real estate	0.02%	0.03%
Consumer
Other consumer	0.02%	0.02%
Total consumer	0.02%	0.02%
Total	0.27%	0.24%

(1)	Ratios are annualized.

For the three months ended March 31, 2025 and 2024, net charge-offs totaled $23.0 million and $19.5 million, respectively. As a percentage of average loans and leases, net charge-offs were 0.27% and 0.24% annualized for the three months ended March 31, 2025 and March 31, 2024, respectively. Net charge-offs for the three months ended March 31, 2025, were primarily experienced in the commercial and industrial non-real estate loan class concentrated in one large credit, as well as a small number of SBA loans as they work through their resolution process; while net charge-offs for the same period in 2024 were primarily in the non-real estate and income producing categories.

The Company recorded $20.0 million in provision for credit losses ($20.0 million for loans and zero for unfunded commitments) during the three months ended March 31, 2025, compared to $22.0 million ($24.0 million for loans and $(2.0) million for unfunded commitments) for the same period in 2024.

The ACL decreased $3.0 million to $457.8 million at March 31, 2025, from $460.8 million at December 31, 2024. This decrease was primarily seen in the commercial and industrial loan segment due to resolutions on some larger problem credits occurring during the year. The ACL to nonperforming loans decreased to 194.02% at March 31, 2025, from 196.08% at March 31, 2024. For more information about the Company’s classified, nonperforming, purchased credit deteriorated, and impaired loans, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Condition – Loans and Leases” in Part I of this Report.

The breakdown of the ACL by loan and lease segment and class is based, in part, on evaluations of specific loan and lease histories and the impact of forecasted economic conditions on the portfolio segments. Accordingly, because these conditions are subject to change, the allocation is not necessarily indicative of the breakdown of any future allowance for credit losses. Several economic forecasts from external sources are used in the estimation and allocation of the ACL. The forecasts cover an eight-quarter forecast horizon to establish a forecast range and are based on upside, downside, and base case scenarios. A blended scenario is selected by management to reflect the probable economic conditions within the range. As of March 31, 2025, the forecast was a mix of downside and base forecasts, weighted more heavily to a base forecast, which is consistent with the first quarter of 2024 weighting. Due to the introduction of tariffs and other policy changes made by the U.S. government after forecasts were published, the Bank elected to increase the macroeconomic qualitative factor to account for uncertainties not yet reflected in forecasts used by the Bank.

The Company recognizes that higher interest rates, inflation, and slower economic growth may have short-term, long-term, and regional impacts to the economy. In addition, qualitative factors such as changes in economic conditions, concentrations of risk, and changes in portfolio risk resulting from regulatory changes are considered in determining the adequacy of the level of the ACL (see Note 4 to the consolidated financial statements).

TABLE 8—ACL BY SEGMENT AND CLASS

	March 31, 2025		December 31, 2024
(Dollars in thousands)	ACL	% of Loans in Each Category to Total Loans	ACL	% of Loans in Each Category to Total Loans
Commercial and industrial
Non-real estate	$168,940	25.5%	$183,743	25.7%
Owner occupied	33,318	13.7	35,177	13.8
Total commercial and industrial	202,258	39.2	218,920	39.5
Commercial real estate
Construction, acquisition and development	47,030	10.9	44,703	11.6
Income producing	66,645	18.4	64,957	17.8
Total commercial real estate	113,675	29.3	109,660	29.4
Consumer
Residential mortgages	134,803	30.9	125,464	30.4
Other consumer	7,055	0.6	6,749	0.7
Total consumer	141,858	31.5	132,213	31.1
Total	$457,791	100.0%	$460,793	100.0%

Noninterest Revenue

The components of noninterest revenue for the periods indicated and the percentage change between the periods are shown in the following table:

TABLE 9—NONINTEREST REVENUE

	Three Months Ended March 31,
(Dollars in thousands)	2025	2024	% Change
Trust and asset management income (1)	$11,823	$11,322	4.4%
Investment advisory fees (1)	8,454	8,336	1.4
Brokerage and annuity fees (1)	3,002	3,175	(5.4)
Deposit service charges	17,736	18,338	(3.3)
Credit card, debit card and merchant fees	11,989	12,162	(1.4)
Mortgage banking, excluding MSR and MSR hedge market value adjustment (2)	9,743	9,116	6.9
MSR and MSR hedge market value adjustment (2)	(3,105)	(2,673)	(16.2)
Securities losses, net	(9)	(9)	—
Bank-owned life insurance (3)	5,202	3,946	31.8
Credit related fees (3)	6,076	6,207	(2.1)
SBA income (3)	3,562	3,299	8.0
Other miscellaneous income (3)	10,914	10,567	3.3
Total noninterest revenue	$85,387	$83,786	1.9%

(1)	Included in wealth management revenue on the consolidated statements of income.

(2)	Included in mortgage banking revenue on the consolidated statements of income.

(3)	Included in other revenue on the consolidated statements of income.

Noninterest revenue for the three months ended March 31, 2025 was $85.4 million, an increase of $1.6 million, or 1.9%, from the same period in 2024. The current year period experienced an increase of $1.3 million in bank-owned life insurance income. This increase primarily resulted from an increase in proceeds from death benefits during the current year period.

Mortgage banking revenue typically fluctuates as mortgage interest rates change and is primarily attributable to two activities - the origination and sale of new mortgage loans and the servicing of sold mortgage loans. Origination revenue is comprised of gains and losses from the sale of mortgage loans, origination fees, underwriting fees and other fees associated with the origination of mortgage loans. For the three months ended March 31, 2025 and 2024, mortgage loan held for sale origination volumes totaled $235.4 million and $222.9 million, respectively, which produced origination revenue of $3.4 million and $3.2 million, respectively. The increase in mortgage origination revenue also resulted from an increase of 0.7% in mortgage loans sold during the three months ended March 31, 2025 as compared to the three months ended March 31 2024.

Revenue from the mortgage servicing process includes fees from the actual servicing of mortgage loans. For the three months ended March 31, 2025 and 2024, revenue from the servicing of mortgage loans was $6.3 million and $6.0 million, respectively.

The Company services a class of residential mortgages that are first lien loans secured by a primary residence or second home. The MSR, which are recognized as a separate asset on the date the corresponding mortgage loan is sold on a servicing retained basis, is recorded at fair value as determined at each accounting period end. At March 31, 2025 and March 31, 2024 the estimated fair value of the MSR was $111.0 million and $111.7 million, respectively.

The Company is susceptible to significant fluctuations in MSR fair value during changing interest rate environments. The Company has an economic hedge in place on its MSR and uses various instruments (including but not limited to Treasury options, SOFR and TBA futures and forwards) to mitigate the interest rate risk associated with the MSR. These hedging instruments are reported at fair value, with adjustments included as part of mortgage banking revenue in the consolidated statements of income. At March 31, 2025 and 2024, this economic hedge covered approximately 76.9% and 74.8%, respectively, of the MSR interest rate risk. Reflecting this sensitivity to interest rates, the fair value of the MSR, including the hedge, experienced a decrease of $3.1 million for the three months ended March 31, 2025 and a decrease of $2.7 million during the same period in 2024.

The following table presents the Company’s mortgage banking operations for the periods indicated:

TABLE 10— MORTGAGE BANKING OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands)	2025	2024	% Change
Production revenue:
Origination	$3,402	$3,165	7.5%
Servicing	6,341	5,951	6.6
Total origination and servicing revenue	9,743	9,116	6.9
MSR and hedge market value adjustment	(3,105)	(2,673)	(16.2)
Total mortgage banking revenue	$6,638	$6,443	3.0%

Origination of mortgage loans held for sale	$235,406	$222,876	5.6%
Mortgage loans serviced at quarter-end	8,111,379	7,764,936	4.5

Trust and asset management income, which consists of fee income from management of trust accounts, increased 4.4% during the first quarter of 2025 compared to the same period in 2024. The increase in the 2025 quarter arose from an increase of 4.9% in assets under management.

Deposit service charges, which consists primarily of corporate analysis charges, overdraft fees, and other service related fees, decreased 3.3% during the first quarter of 2025 compared to the same period in 2024. The decrease resulted primarily from increased fee refund rates in both the corporate and consumer customer bases.

SBA income consists of gains and losses on the sale of SBA loans, servicing fees, and various fees related to processing SBA loans. SBA income increased by 8.0% during the first quarter of 2025 compared to the same period in 2024 due to an increase of 5.4% in net gains on sales and an increase of 17.9% in SBA packaging fees.

Other miscellaneous income consists of various fees, gains and losses, and other revenue and increased 3.3% in the first quarter of 2025 compared to same period in 2024, despite the 2024 inclusion of $1.7 million in payroll processing fees. This line of business was sold in May 2024. The lack of this income in the first quarter of 2025 was offset by an increase of $1.0 million in dividend income due to holding the Federal Reserve Bank stock for the entire first quarter of 2025; an increase of $1.0 million in earnings from limited partnerships; and an increase of $0.4 million in tax credit allocation fee income. These increases were partially offset by a decrease of $1.0 million in other miscellaneous income during the first quarter of 2025.

Noninterest Expense

The components of noninterest expense for the periods indicated and the percentage change between periods are shown in the following table:

TABLE 11—NONINTEREST EXPENSE

	Three Months Ended March 31,
(Dollars in thousands)	2025	2024	% Change
Salaries and employee benefits	$152,972	$156,650	(2.3)%
Occupancy and equipment	28,477	28,640	(0.6)
Data processing and software	27,132	30,028	(9.6)
Deposit insurance assessments	8,643	8,414	2.7
Amortization of intangibles	3,668	4,066	(9.8)
Merger expense	315	—	100.0
Advertising and public relations (1)	4,157	4,224	(1.6)
Foreclosed property expense (1)	864	268	NM
Telecommunications (1)	1,512	1,545	(2.1)
Travel and entertainment (1)	2,436	2,236	9.0
Professional, consulting and outsourcing (1)	4,733	3,935	20.3
Legal (1)	3,559	3,682	(3.3)
Postage and shipping (1)	1,773	2,205	(19.6)
Other miscellaneous expense (1)	19,108	17,314	10.4
Total noninterest expense	$259,349	$263,207	(1.5)%

(1)	Included in other expense on the consolidated statements of income.

Noninterest expense for the three months ended March 31, 2025 was $259.3 million, a decrease of $3.9 million, or 1.5%, from the same period in 2024. Data processing and software expense decreased $2.9 million for the three months ended March 31, 2025 compared to the same period in 2024, driven by decreases in vendor costs and contract programming expenses, partially offset by increases in software costs.

Other miscellaneous expense includes insurance expense, operational and fraud losses, supplies expense, franchise and sales taxes, training and business development expenses, various regulatory fees, and various other expenses. This category increased $1.8 million for the three months ended March 31, 2025 compared to the same period in 2024, primarily due to an increase of $2.8 million in operational losses. These increases were partially mitigated by a decrease in delivery related expenses of $0.9 million.

Salaries and employee benefits expense was the largest category of our noninterest expense. Salaries and employee benefits decreased $3.7 million for the three months ended March 31, 2025 compared to the same period in 2024. The decrease was primarily attributable to increased deferred salaries from increased mortgage loan production in 2025 and a favorable adjustment in the first quarter of 2025 to share based payment expense, partially offset by increases in mortgage commissions due to the increased mortgage loan production in the first quarter of 2025.

The components of salary and employee benefits expense for the periods indicated and the percentage change between years are shown in the following table:

TABLE 12—SALARIES AND EMPLOYEE BENEFITS EXPENSE

	Three Months Ended March 31,
(Dollars in thousands)	2025	2024	% Change
Regular salaries, net of deferred salaries	$94,890	$98,623	(3.8)%
Commissions and incentive compensation	29,108	28,027	3.9
Taxes and employee benefits	28,974	30,000	(3.4)
Total salaries and employee benefits	$152,972	$156,650	(2.3)%

Income Taxes

The Company recorded an income tax expense of $36.0 million for the three months ended March 31, 2025, compared to $35.5 million for the same period in 2024. The increase in tax expense in 2025 can be attributed to higher pre-tax income.

The effective tax rate was 21.3% for the three months ended March 31, 2025, compared to 23.3% for the same period in 2024. The decrease in the effective tax rate was the result of increased tax credits and excess tax benefits from stock-based compensation.

In August 2022, the IRA of 2022 was signed into law to address inflation, healthcare costs, climate change and renewal energy incentives, among other things. Included in the IRA of 2022 are provisions for the creation of a 15% CAMT that is effective for tax years beginning January 1, 2023 for corporations with an average annual adjusted financial statement income in excess of $1 billion. Based on information available to date, we do not anticipate that the Company will be subject to the 15% CAMT in 2025, absent any further changes in law.

FINANCIAL CONDITION

The percentage of earning assets to total assets measures the effectiveness of management’s efforts to invest available funds representing the most efficient and profitable uses. Earning assets at March 31, 2025 were $43.2 billion, or 90.4% of total assets, compared with $42.4 billion, or 90.1% of total assets, at December 31, 2024.

TABLE 13—FINANCIAL CONDITION SUMMARY

(In thousands)	As of and For the Three Months Ended March 31, 2025	As of and For the Year Ended December 31, 2024
Period-End Balances:
Total assets	$47,743,294	$47,019,190
Available for sale securities, at fair value	7,912,159	7,293,988
Loans and leases, net of unearned income	34,051,610	33,741,755
Total deposits	40,335,728	40,496,201
Securities sold under agreement to repurchase	19,671	23,616
Short-term FHLB borrowings	235,000	—
Subordinated and long-term borrowings	560,690	10,706
Total shareholders’ equity	5,718,541	5,569,683
Common shareholders’ equity	5,551,548	5,402,690
Average Balances:
Total assets	47,135,431	47,973,279
Available for sale securities, at fair value	7,302,172	7,962,869
Loans and leases, net of unearned income	33,944,416	33,107,659
Total deposits	40,353,292	38,475,929
Securities sold under agreement to repurchase	22,956	81,092
Federal funds purchased and short-term BTFP and FHLB borrowings	108,389	2,850,981
Subordinated and long-term borrowings	129,030	306,396
Total shareholders’ equity	5,651,592	5,353,705
Common shareholders’ equity	5,484,599	5,186,712

Securities

The Company uses its securities portfolio as a source of revenue and liquidity, and to serve as collateral to secure certain types of deposits and borrowings. These securities, which are available for possible sale, are recorded at fair value. The following table shows the carrying value of the Company’s AFS securities by investment category for the periods indicated:

TABLE 14—AVAILABLE FOR SALE SECURITIES SUMMARY

(In thousands)	March 31, 2025	December 31, 2024
Available for sale securities:
U.S. government agency securities	$274,285	$281,231
MBS issued or guaranteed by U.S. agencies
Residential pass-through:
Guaranteed by GNMA	66,149	66,581
Issued by FNMA and FHLMC	4,024,678	3,965,556
Other residential MBS	1,564,928	934,721
Commercial MBS	1,486,525	1,549,641
Total MBS	7,142,280	6,516,499
Obligations of states and political subdivisions	129,822	132,069
Corporate debt securities	48,422	47,402
Foreign debt securities	317,350	316,787
Total	$7,912,159	$7,293,988

At March 31, 2025, the Company’s AFS securities totaled $7.9 billion compared to $7.3 billion at December 31, 2024. The increase of $618.2 million, or 8.5%, was primarily driven by the purchases of $788.6 million of higher yielding securities during the period. The increase was offset by the maturities and paydowns of $262.1 million of AFS securities during the period.

Net unrealized losses on AFS securities at March 31, 2025 and December 31, 2024 totaled $758.5 million and $853.7 million, respectively. At March 31, 2025, management believes that the unrealized losses are due to noncredit-related factors, such as changes in interest rates and other market conditions (see Note 2 to the unaudited consolidated financial statements).

The following table shows the maturities and weighted average yields for the carrying value of the AFS securities for the periods indicated:

TABLE 15—MATURITY DISTRIBUTION OF AFS SECURITIES

	Contractual Maturity
	March 31, 2025		December 31, 2024
(Dollars in thousands)	Estimated Fair Value	Weighted Average Yield	Estimated Fair Value	Weighted Average Yield
U.S. government agency securities:
Due in one to five years	$7,349	3.47%	$8,364	3.76%
Due in five to ten years	196,900	3.73	204,624	4.10
Due after ten years	70,036	2.10	68,243	2.14
U.S. government agency securities total	274,285	3.31	281,231	3.62
Obligations of states and political subdivisions:
Due in one to five years	9,215	2.87	9,295	2.92
Due in five to ten years	15,866	2.21	15,563	2.22
Due after ten years	104,741	2.69	107,211	2.69
Obligations of states and political subdivisions total	129,822	2.65	132,069	2.66
Corporate debt securities:
Due in five to ten years	46,672	4.85	45,702	4.77
Due after ten years	1,750	4.50	1,700	4.50
Corporate debt securities total	48,422	4.83	47,402	4.76
Foreign debt securities:
Due in one to five years	88,373	3.24	87,855	3.36
Due in five to ten years	228,977	4.82	228,932	5.16
Foreign debt securities total	317,350	4.38	316,787	4.66

Total securities due in one to five years	104,937	3.23	105,514	3.35
Total securities due in five to ten years	488,415	4.30	494,821	4.59
Total securities due after ten years	176,527	2.48	177,154	2.50
MBS	7,142,280	3.02	6,516,499	2.87
Total estimated fair value	$7,912,159	3.09%	$7,293,988	2.98%

The weighted average yields reported in Table 15 have been calculated using the average daily balance of the related securities. The yields on tax-exempt obligations of states and political subdivisions have been adjusted to a taxable equivalent basis using a 21% tax rate.

Loans and Leases

The Company’s loans and leases held for investment portfolio represents the largest single component of the Company’s earning asset base. Average loans and leases comprised 79.6% and 75.9% of average earning assets during the three months ended March 31, 2025 and the year ended December 31, 2024, respectively. The Company’s lending activities include both commercial and consumer loans and leases. The Company has established systematic procedures for approving and monitoring loans and leases that vary depending on the size and nature of the loan or lease and applies these procedures in a disciplined manner. The Company also acts as agent or participant in syndications and other financing arrangements with other financial institutions. The Company’s loans and leases are widely diversified by borrower and industry. Loans and leases, net of unearned income, totaled $34.1 billion at March 31, 2025, representing a 0.9% increase from $33.7 billion at December 31, 2024.

The following table shows the composition of the Company’s loan and lease portfolio by segment and class at the dates indicated:

TABLE 16—LOANS AND LEASES PORTFOLIO

(In thousands)	March 31, 2025	December 31, 2024
Commercial and industrial
Non-real estate	$8,688,653	$8,670,529
Owner occupied	4,667,477	4,665,015
Total commercial and industrial	13,356,130	13,335,544
Commercial real estate
Construction, acquisition and development	3,723,408	3,909,184
Income producing	6,268,456	6,015,773
Total commercial real estate	9,991,864	9,924,957
Consumer
Residential mortgages	10,498,320	10,267,883
Other consumer	205,296	213,371
Total consumer	10,703,616	10,481,254
Total loans and leases, net of unearned income (1)	$34,051,610	$33,741,755

(1)	Total loans and leases are net of $16.4 million and $21.4 million of unearned income at March 31, 2025 and December 31, 2024, respectively.

The following table shows the Company’s loan and lease portfolio by segment and class at the dates indicated by geographical location.

TABLE 17—LOANS AND LEASES BY GEOGRAPHICAL LOCATION

	March 31, 2025

(In thousands)	Alabama	Arkansas	Florida	Georgia	Louisiana	Mississippi	Missouri	Tennessee	Texas	Other	Total
Commercial and industrial
Non-real estate	$424,598	$157,460	$576,477	$464,611	$375,154	$534,964	$65,370	$338,916	$3,467,605	$2,283,498	$8,688,653
Owner occupied	338,752	244,335	306,890	429,592	294,980	590,076	99,197	159,241	1,766,119	438,295	4,667,477
Total commercial and industrial	763,350	401,795	883,367	894,203	670,134	1,125,040	164,567	498,157	5,233,724	2,721,793	13,356,130
Commercial real estate
Construction, acquisition and development	220,664	79,437	371,396	443,876	48,561	166,644	36,117	184,595	1,714,761	457,357	3,723,408
Income producing	434,990	258,337	544,896	783,768	226,924	423,200	215,550	315,125	2,323,475	742,191	6,268,456
Total commercial real estate	655,654	337,774	916,292	1,227,644	275,485	589,844	251,667	499,720	4,038,236	1,199,548	9,991,864
Consumer
Residential mortgages	1,309,478	430,005	719,379	455,027	484,751	1,221,895	226,051	821,297	4,571,649	258,788	10,498,320
Other consumer	25,579	17,844	4,776	7,982	10,486	83,368	1,246	15,557	33,872	4,586	205,296
Total consumer	1,335,057	447,849	724,155	463,009	495,237	1,305,263	227,297	836,854	4,605,521	263,374	10,703,616
Total	$2,754,061	$1,187,418	$2,523,814	$2,584,856	$1,440,856	$3,020,147	$643,531	$1,834,731	$13,877,481	$4,184,715	$34,051,610

	December 31, 2024

(In thousands)	Alabama	Arkansas	Florida	Georgia	Louisiana	Mississippi	Missouri	Tennessee	Texas	Other	Total
Commercial and industrial
Non-real estate	$413,359	$169,534	$532,224	$446,812	$371,543	$536,651	$64,846	$399,346	$3,478,755	$2,257,459	$8,670,529
Owner occupied	337,580	253,538	308,545	400,342	298,787	624,950	107,443	159,058	1,708,113	466,659	4,665,015
Total commercial and industrial	750,939	423,072	840,769	847,154	670,330	1,161,601	172,289	558,404	5,186,868	2,724,118	13,335,544
Commercial real estate
Construction, acquisition and development	230,810	65,358	438,173	543,249	36,194	169,336	45,690	180,566	1,656,715	543,093	3,909,184
Income producing	437,146	259,767	477,493	613,337	226,849	424,078	204,119	319,560	2,298,344	755,080	6,015,773
Total commercial real estate	667,956	325,125	915,666	1,156,586	263,043	593,414	249,809	500,126	3,955,059	1,298,173	9,924,957
Consumer
Residential mortgages	1,300,485	425,602	709,335	449,117	478,947	1,214,542	210,712	796,490	4,436,803	245,850	10,267,883
Other consumer	27,186	17,653	5,002	7,817	10,653	86,059	1,322	16,668	36,559	4,452	213,371
Total consumer	1,327,671	443,255	714,337	456,934	489,600	1,300,601	212,034	813,158	4,473,362	250,302	10,481,254
Total	$2,746,566	$1,191,452	$2,470,772	$2,460,674	$1,422,973	$3,055,616	$634,132	$1,871,688	$13,615,289	$4,272,593	$33,741,755

Loans Acquired in Mergers and Acquisitions

In connection with past bank acquisitions, the Company acquired loans both with and without evidence of credit quality deterioration since origination. Acquired loans are recorded at their fair value at the time of acquisition with no carryover from the acquired institution’s previously recorded allowance for credit losses.

The fair value for acquired loans recorded at the time of acquisition is based upon several factors including the timing and payment of expected cash flows, as adjusted for estimated credit losses and prepayments, and then discounting these cash flows using comparable market rates. The resulting fair value adjustment is recorded in the form of a premium or discount to the unpaid principal balance of each acquired loan. As it relates to acquired loans that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination (“PCD”), the net premium or net discount is adjusted to reflect the Company’s ACL recorded for PCD loans at the time of acquisition, and the remaining fair value adjustment not related to credit is accreted or amortized into interest income over the remaining life of the loan. As it relates to acquired loans not classified as PCD (“non-PCD”) loans, the credit loss and yield components of the fair value adjustment are aggregated, and the resulting net premium or net discount is accreted or amortized into interest income over the remaining life of the loan. The Company records an ACL for non-PCD loans at the time of acquisition through provision expense, and therefore, no further adjustments are made to the net premium or net discount for non-PCD loans.

In addition, a grade is assigned to each loan during the valuation process. For acquired loans that are not individually reviewed during the valuation process, such loans are assumed to have characteristics similar to the assigned rating of the acquired institution’s risk rating, adjusted for any estimated differences between the Company’s rating methodology and the acquired institution’s risk rating methodology. Acquired loans that are individually evaluated at the acquisition date are assigned a specific reserve in the same manner as other loans individually evaluated and are assigned an internal grade representing PCD with Loss Exposure.

The following is a discussion of the Company’s segments and classes of loans and leases:

Commercial and Industrial

Non-Real Estate – The Company engages in lending to small and medium-sized business enterprises and government entities through its community banking locations and to regional and national business enterprises through its corporate banking division. C&I loans are loans and leases to finance business operations, equipment and owner-occupied facilities. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal and/or corporate guarantees are generally obtained where available and prudent. Also included in this category are loans to finance agricultural production. The Company recognizes that risk from economic cycles, commodity prices, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, fraud, losses due to theft or embezzlement, loss of sponsor support, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans. In addition, risks in the agricultural sector including crop failures due to weather, insects and other blights, commodity prices, governmental intervention, lawsuits, labor or logistical disruptions. Non-real estate loans increased 0.2% from December 31, 2024 to March 31, 2025.

Owner Occupied – Owner occupied loans include loans secured by business facilities to finance business operations, equipment, agricultural land and owner-occupied facilities. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal guarantees are generally obtained where available and prudent. The Company recognizes that risk from economic cycles, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans. Owner occupied loans increased 0.1% from December 31, 2024 to March 31, 2025.

Commercial Real Estate

Construction, Acquisition and Development – CAD loans include both term loans and credit lines for construction of commercial, industrial, residential, and multi-family buildings and for purchasing, carrying, and developing land into residential subdivisions or various types of commercial developments, such as industrial, warehouse, retail, office, and multi-family. The Company generally engages in construction and development lending primarily in markets served by its branches. The Company recognizes that risks are inherent in the financing of real estate development and construction. These risks include location, market conditions and price volatility, changes in interest rates, demand for developed land, lots and buildings, desirability of features and styling of completed developments and buildings, competition from other developments and builders, traffic patterns, remote work patterns, governmental jurisdiction, tax structure, availability of utilities, roads, public transportation and schools, availability of permanent financing for homebuyers, zoning, environmental restrictions, lawsuits, economic and business cycle, or labor and reputation of the builder or developer. CAD loans decreased 4.8% from December 31, 2024 to March 31, 2025.

Each CAD loan is underwritten to address: (i) the desirability of the project, its market viability and projected absorption period; (ii) the creditworthiness of the borrower and the guarantor, if applicable, as to liquidity, cash flow and assets available to ensure performance of the loan; (iii) equity contribution to the project; (iv) the developer’s experience and success with similar projects; and (v) the value of the collateral.

Income Producing – Income producing loans include loans to finance income-producing commercial and multi-family properties. Lending in this category is generally limited to properties located in the Company’s market area with only limited exposure to properties located elsewhere. Loans in this category include loans for neighborhood retail centers, medical and professional offices, single retail stores, warehouses and apartments leased generally to local businesses and residents. The underwriting of these loans takes into consideration the occupancy and rental rates as well as the financial health of the borrower. The Company’s exposure to national retail tenants is limited. The Company recognizes that risk from economic cycles, pandemics, delayed or missed rent payments, supply-chain disruptions, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans. Income producing loans increased 4.2% from December 31, 2024 to March 31, 2025.

Consumer

Residential Mortgages – Consumer mortgages are first or second-lien loans to consumers secured by a primary residence or second home. This category includes traditional mortgages and home equity loans and revolving lines of credit. The loans are generally secured by properties located primarily in markets served by the Company’s branches. These loans are underwritten in accordance with the Company’s general loan policy and procedures which require, among other things, proper documentation of each borrower’s financial condition, satisfactory credit history, and property value. In addition to loans originated for the Company’s portfolio, the Company originates and services consumer mortgages sold in the secondary market which are underwritten and closed pursuant to investor and agency guidelines. Residential mortgages increased 2.2% from December 31, 2024 to March 31, 2025.

Other Consumer – Other consumer lending includes consumer credit card accounts as well as personal revolving lines of credit and installment loans. The Company offers credit cards primarily to its deposit and loan customers. Consumer installment loans include term loans of up to five years secured by automobiles, boats and recreational vehicles. The Company recognizes that there are risks in consumer lending which include interruptions in the borrower’s personal and investment income due to loss of employment, market conditions, and general economic conditions, deterioration in the health and well-being of the borrower and family members, natural disasters, pandemics, lawsuits, losses, or inability to generate income due to injury, accidents, theft, vandalism, or incarceration. Other consumer loans decreased 3.8% from December 31, 2024 to March 31, 2025.

Selected Loan Maturity and Interest Rate Sensitivity

The maturity distribution of the Company’s loan portfolio is one factor in management’s evaluation of the risk characteristics of the loan and lease portfolio. The interest rate sensitivity of the Company’s loan and lease portfolio is important in the management of net interest margin. The Company attempts to manage the relationship between the interest rate sensitivity of its assets and liabilities to produce an effective interest differential that is not significantly impacted by changes in the level of interest rates (See - Quantitative and Qualitative Disclosures About Market Risk). The following table shows the maturity distribution based on remaining maturities of the Company’s loan and lease portfolio and the interest rate sensitivity of the Company’s loans and leases maturing after one year at March 31, 2025:

TABLE 18—INTEREST RATE SENSITIVITY OF LOANS AND LEASES

	March 31, 2025
					Rate Structure for Loans Maturing Over One Year
(In thousands)	One Year or Less	Over One Year through Five Years	Over Five Years through Fifteen Years	Over Fifteen Years	Fixed Interest Rate	Variable Interest Rate
Commercial and industrial
Non-real estate	$1,537,791	$5,879,816	$1,174,232	$96,814	$865,504	$6,285,358
Owner occupied	271,509	1,068,752	1,833,940	1,493,276	1,514,683	2,881,285
Total commercial and industrial	1,809,300	6,948,568	3,008,172	1,590,090	2,380,187	9,166,643
Commercial real estate
Construction, acquisition and development	1,326,888	1,095,894	566,086	734,540	315,724	2,080,796
Income producing	1,064,431	1,685,532	1,093,141	2,425,352	817,409	4,386,616
Total commercial real estate	2,391,319	2,781,426	1,659,227	3,159,892	1,133,133	6,467,412
Consumer
Residential mortgages	213,677	220,032	1,077,393	8,987,218	3,845,285	6,439,358
Other consumer	36,169	158,953	9,492	682	76,694	92,433
Total consumer	249,846	378,985	1,086,885	8,987,900	3,921,979	6,531,791
Total	$4,450,465	$10,108,979	$5,754,284	$13,737,882	$7,435,299	$22,165,846

Loans Held-for-Sale

At March 31, 2025 and December 31, 2024, loans held for sale totaled $220.4 million and $244.2 million, respectively. Included in loans held for sale are loans sold to GNMA with an option to repurchase totaling $66.1 million and $69.0 million at March 31, 2025 and December 31, 2024, respectively. The Company records the GNMA loans at fair value on the consolidated balance sheets with a corresponding liability. GNMA optional repurchase programs allow financial institutions to buy back individual delinquent mortgage loans that meet certain criteria (90 days or more past due) from the securitized loan pool for which the institution provides servicing. At the servicer’s option and without GNMA’s prior authorization, the servicer may repurchase such a delinquent loan for an amount equal to 100% of the remaining principal balance of the loan. Under ASC 860, this buyback option is considered a conditional option until the delinquency criteria are met, at which time the option becomes unconditional. When the Company is deemed to have regained effective control over these loans under the unconditional buyback option, the loans can no longer be reported as sold and must be brought back onto the consolidated balance sheet as loans held for sale, regardless of whether the Company intends to exercise the buy-back option. These GNMA loans are not included in the nonperforming loans totals (See Table 19).

Asset Quality

Nonperforming Assets

NPA consists of NPL, OREO, and other repossessed assets. The decrease from December 31, 2024 to March 31, 2025 in NPA was driven by the decrease of $28.7 million, or 10.9%, in nonaccrual loans and leases (See Tables 20 and 21). The majority of the decrease in nonaccrual loans and leases was located in the C&I non-real estate and CRE income producing segments. The decrease was partially offset by the increase of $2.7 million, or 46.9%, in foreclosed OREO and other NPA. NPA were as follows as of each period presented:

TABLE 19—NONPERFORMING ASSETS

(Dollars in thousands)	March 31, 2025	December 31, 2024
Total NPL(1)	$235,952	$264,692
Foreclosed OREO and other NPA	8,452	5,754
Total NPA	$244,404	$270,446
NPL to total loans and leases	0.69%	0.78%
NPA to total assets	0.51%	0.58%

GNMA loans 90 or more days past due eligible for repurchase	$66,148	$68,993

Government guaranteed portion of nonaccrual loans and leases covered by the SBA, FHA, VA or USDA	$84,339	$89,906

Loans and leases 90+ days past due, still accruing	$8,832	$13,126

(1)	See Tables 20 and 21 for more information regarding NPL.

Nonperforming Loans

NPL consist of nonaccrual loans and leases. The Company’s policy provides that loans and leases are generally placed in nonaccrual status if, in management’s opinion, payment in full of principal or interest is not expected or payment of principal or interest is more than 90 days past due for commercial loans and 120 days past due for consumer loans, unless the loan or lease is both well-secured and in the process of collection. NPL decreased 10.9% at March 31, 2025, compared to December 31, 2024. NPL as a percentage of net loans and leases decreased from 0.8% at December 31, 2024 to 0.7% at March 31, 2025. NPL trends decreased during the first quarter of 2025, primarily due to the charge-off of one asset-based lending credit as well as continued momentum in the resolution process related to SBA credits. With the current forecast, the Company expects a moderate correlation between NPL trends and provision amounts.

Included in NPL at March 31, 2025 were loans of $51.3 million that are individually analyzed collateral-dependent loans for which a specific provision has been considered to address the unsupported exposure. Collateral-dependent loans are typically assigned an internal rating of impaired or PCD (loss). However, additional risk ratings can be used as needed to align with regulatory definitions. PCD (loss) represent loans with evidence of deterioration of credit quality since origination that are acquired, and for which it was probable, at acquisition, that the bank will be unable to collect all contractually required payments. At March 31, 2025, $42.7 million of nonperforming collateral-dependent loans for which a specific provision has been considered were rated as impaired and $8.6 million were rated as doubtful. Nonperforming collateral-dependent loans had a specific reserve of $9.8 million included in the total ACL of $457.8 million at March 31, 2025, and were net of $16.7 million in partial charge-downs previously taken on these impaired loans. At March 31, 2025, there were no net partial charge-downs previously taken on PCD (loss) loans.

NPL at December 31, 2024 included $75.8 million of nonperforming collateral-dependent loans that had a specific reserve of $16.9 million included in the ACL of $460.8 million at December 31, 2024, and were net of $1.9 million in partial charge-downs previously taken on these impaired loans. Included in the $75.8 million of nonperforming collateral-dependent loans at December 31, 2024 were $67.1 million rated as impaired and $8.7 million rated as doubtful. At December 31, 2024, there were no net partial charge-downs previously taken on PCD (loss) loans.

The following table presents the Company’s NPL by geographical location at the dates indicated:

TABLE 20—NONPERFORMING LOANS AND LEASES BY GEOGRAPHICAL LOCATION

	March 31, 2025			December 31, 2024
(Dollars in thousands)	Amortized Cost	Total NPL	NPL as a % of Amortized Cost	Amortized Cost	Total NPL	NPL as a % of Amortized Cost
Alabama	$2,754,061	$22,974	0.83%	$2,746,566	$22,394	0.82%
Arkansas	1,187,418	3,625	0.31	1,191,452	2,292	0.19
Florida	2,523,814	20,417	0.81	2,470,772	30,380	1.23
Georgia	2,584,856	16,402	0.63	2,460,674	17,245	0.70
Louisiana	1,440,856	6,641	0.46	1,422,973	5,669	0.40
Mississippi	3,020,147	17,829	0.59	3,055,616	13,702	0.45
Missouri	643,531	3,425	0.53	634,132	3,359	0.53
Tennessee	1,834,731	19,171	1.04	1,871,688	17,672	0.94
Texas	13,877,481	65,110	0.47	13,615,289	69,985	0.51
Other	4,184,715	60,358	1.44	4,272,593	81,994	1.92
Total	$34,051,610	$235,952	0.69%	$33,741,755	$264,692	0.78%

The following table provides additional details related to the Company’s loan and lease portfolio and the distribution of NPL by segment and class at the dates indicated:

TABLE 21—NONPERFORMING LOANS AND LEASES BY SEGMENT AND CLASS

	March 31, 2025			December 31, 2024
(Dollars in thousands)	Amortized Cost	Total NPL	NPL as a % of Amortized Cost	Amortized Cost	Total NPL	NPL as a % of Amortized Cost
Commercial and industrial
Non-real estate	$8,688,653	$118,078	1.36%	$8,670,529	$145,115	1.67%
Owner occupied	4,667,477	18,988	0.41	4,665,015	16,904	0.36
Total commercial and industrial	13,356,130	137,066	1.03	13,335,544	162,019	1.21
Commercial real estate
Construction, acquisition and development	3,723,408	8,768	0.24	3,909,184	8,600	0.22
Income producing	6,268,456	8,021	0.13	6,015,773	18,542	0.31
Total commercial real estate	9,991,864	16,789	0.17	9,924,957	27,142	0.27
Consumer
Residential mortgages	10,498,320	81,803	0.78	10,267,883	75,287	0.73
Other consumer	205,296	294	0.14	213,371	244	0.11
Total consumer	10,703,616	82,097	0.77	10,481,254	75,531	0.72
Total	$34,051,610	$235,952	0.69%	$33,741,755	$264,692	0.78%

The following table provides details regarding the aging of the Company’s NPL by segment and class at the dates indicated:

TABLE 22—AGING OF NONACCRUAL LOANS AND LEASES

	March 31, 2025
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Nonaccrual
Commercial and industrial
Non-real estate	$2,320	$1,064	$81,095	$84,479	$33,599	$118,078
Owner occupied	737	1,323	16,928	18,988	—	18,988
Total commercial and industrial	3,057	2,387	98,023	103,467	33,599	137,066
Commercial real estate
Construction, acquisition and development	—	—	8,596	8,596	172	8,768
Income producing	111	—	7,088	7,199	822	8,021
Total commercial real estate	111	—	15,684	15,795	994	16,789
Consumer
Residential mortgages	6,103	8,931	52,368	67,402	14,401	81,803
Other consumer	11	31	182	224	70	294
Total consumer	6,114	8,962	52,550	67,626	14,471	82,097
Total	$9,282	$11,349	$166,257	$186,888	$49,064	$235,952

	December 31, 2024
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Nonaccrual
Commercial and industrial
Non-real estate	$1,943	$357	$93,758	$96,058	$49,057	$145,115
Owner occupied	574	50	16,280	16,904	—	16,904
Total commercial and industrial	2,517	407	110,038	112,962	49,057	162,019
Commercial real estate
Construction, acquisition and development	—	21	8,579	8,600	—	8,600
Income producing	—	246	12,193	12,439	6,103	18,542
Total commercial real estate	—	267	20,772	21,039	6,103	27,142
Consumer
Residential mortgages	5,379	7,656	56,829	69,864	5,423	75,287
Other consumer	13	28	153	194	50	244
Total consumer	5,392	7,684	56,982	70,058	5,473	75,531
Total	$7,909	$8,358	$187,792	$204,059	$60,633	$264,692

OREO and Repossessed Assets

OREO consists of properties acquired through foreclosure. Repossessed assets consist of non-real estate assets acquired in partial or full settlement of loans. OREO and repossessed assets totaled $8.5 million and $5.8 million at March 31, 2025 and December 31, 2024, respectively. The increase of $2.7 million, or 46.9%, was primarily the result of increased OREO activity during the three months ended March 31, 2025.

Because a portion of the Company’s NPL have been determined to be collateral-dependent, management expects the resolution of a significant number of these loans may necessitate foreclosure proceedings resulting in further additions to OREO. At March 31, 2025, residential mortgages in process of foreclosure increased to $21.1 million compared to $19.7 million at December 31, 2024.

At the time of foreclosure, the fair value of the collateral for loans backed by real estate is typically determined by an appraisal performed by a third-party appraiser holding professional certifications. Such appraisals are then reviewed and evaluated by the Company’s internal appraisal group. A market value appraisal using a 180-360-day marketing period is typically ordered and the OREO is recorded at the time of foreclosure at its market value less estimated selling costs. For residential subdivisions that are not completed, the appraisals reflect the uncompleted status of the subdivision.

Since OREO is carried at the lower of cost or fair value less estimated selling costs on an ongoing basis, new appraisals are generally obtained on at least an annual basis and the OREO carrying values are adjusted accordingly. The type of appraisals typically used for these periodic reappraisals are “Restricted Use Appraisals,” meaning the appraisal is for client use only. Other indications of fair value are also used to attempt to ensure that OREO is carried at fair value. These include listing the property with a broker and acceptance of an offer to purchase from a third-party. If an OREO property is listed with a broker at an amount less than the current carrying value, the carrying value is adjusted to reflect the list price less estimated selling costs and if an offer to purchase is accepted at a price less than the current carrying value, the carrying value is adjusted to reflect that sales price, less estimated selling costs. The majority of the properties in OREO are actively marketed using a combination of real estate brokers, bank staff who are familiar with the particular properties and/or third parties.

Financial Difficulty Modifications

In March 2022, the FASB issued ASU No. 2022-02, eliminating the recognition and measurement guidance on TDRs for creditors that have adopted ASC 326 and requiring them to make enhanced disclosures about loan modifications for borrowers experiencing financial difficulty. The guidance became effective for Cadence beginning January 1, 2023, and was adopted via the modified retrospective transition method.

With the removal of the TDR accounting model, the general loan modification guidance in Subtopic 310-20 is now applied to all loan modifications, including modifications made for borrowers experiencing financial difficulty. Under this guidance, a modification is treated as a new loan only if both: 1) the terms of the new loan are at least as favorable to the lender as the terms for comparable loans to other customers with similar collection risks, and 2) modifications to the terms of the original loan are more than minor. If either condition is not met, the modification is accounted for as the continuation of the old loan with any effect of the modification treated as a prospective adjustment to the loan’s effective interest rate. Modifications in scope for borrowers experiencing financial difficulty may include principal forgiveness, other-than-insignificant payment delay, interest rate reduction, or a combination of modifications. During the three months ended March 31, 2025, the most common concessions were related to term extensions and interest rate reductions. Other concessions included payment deferrals.

At March 31, 2025, loans that were modified within the past three months for borrowers experiencing financial difficulty totaled $44.6 million, or 0.1%, of total loans and leases, net of unearned income. Loans are considered to be in payment default at 90 or more days past due for purposes of assessing modified loans for default. See Note 3 to the consolidated financial statements for additional information for these loans.

Loan Concentrations

At March 31, 2025, the Company did not have any concentration of loans or leases in excess of 10% of total loans and leases outstanding which were not otherwise disclosed as a category of loans or leases. Loan concentrations are considered to exist when there are amounts loaned to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. The Company conducts business in a geographically concentrated area and has a significant amount of loans secured by real estate to borrowers in varying activities and businesses but does not consider these factors alone in identifying loan concentrations. The ability of the Company’s borrowers to repay loans is somewhat dependent upon the economic conditions prevailing in the Company’s market areas.

Internally Assigned Grades on Loans

The Company utilizes an internal loan classification system that is updated to perpetually grade loans according to certain credit quality indicators. These credit quality indicators include, but are not limited to, recent credit performance, delinquency, liquidity, cash flows, debt coverage ratios, collateral type and loan-to-value ratio. See Note 3 to the consolidated financial statements.

The following table provides details of the Company’s loan and lease portfolio by segment, class, and internally assigned grade at the dates indicated:

TABLE 23—GRADES ON LOANS AND LEASES

	March 31, 2025
(In thousands)	Pass	Special Mention	Substandard (1)	Doubtful	Impaired (1)	PCD (Loss)	Total
Commercial and industrial
Non-real estate	$8,234,513	$108,903	$317,012	$8,556	$16,227	$3,442	$8,688,653
Owner occupied	4,617,617	—	38,174	—	10,592	1,094	4,667,477
Total commercial and industrial	12,852,130	108,903	355,186	8,556	26,819	4,536	13,356,130
Commercial real estate
Construction, acquisition and development	3,710,504	—	7,031	—	5,873	—	3,723,408
Income producing	6,078,353	39,412	144,159	—	6,532	—	6,268,456
Total commercial real estate	9,788,857	39,412	151,190	—	12,405	—	9,991,864
Consumer
Residential mortgages	10,392,396	—	99,305	—	5,208	1,411	10,498,320
Other consumer	204,701	—	595	—	—	—	205,296
Total consumer	10,597,097	—	99,900	—	5,208	1,411	10,703,616
Total	$33,238,084	$148,315	$606,276	$8,556	$44,432	$5,947	$34,051,610

(1)	In the loan classifications above, $107.6 million of the substandard balance and $9.2 million of the impaired balance are covered by government guarantees from either the SBA, FHA, VA and USDA.

	December 31, 2024
(In thousands)	Pass	Special Mention	Substandard (1)	Doubtful	Impaired (1)	PCD (Loss)	Total
Commercial and industrial
Non-real estate	$8,208,176	$106,996	$311,096	$8,743	$31,996	$3,522	$8,670,529
Owner occupied	4,610,775	815	41,363	—	10,968	1,094	4,665,015
Total commercial and industrial	12,818,951	107,811	352,459	8,743	42,964	4,616	13,335,544
Commercial real estate
Construction, acquisition and development	3,896,856	—	12,262	—	66	—	3,909,184
Income producing	5,850,702	5,094	144,084	—	15,893	—	6,015,773
Total commercial real estate	9,747,558	5,094	156,346	—	15,959	—	9,924,957
Consumer
Residential mortgages	10,167,830	891	89,597	—	8,154	1,411	10,267,883
Other consumer	212,865	—	506	—	—	—	213,371
Total consumer	10,380,695	891	90,103	—	8,154	1,411	10,481,254
Total	$32,947,204	$113,796	$598,908	$8,743	$67,077	$6,027	$33,741,755

(1)	In the loan classifications above, $99.0 million of the substandard balance and $11.1 million of the impaired balance are covered by government guarantees from either the SBA, FHA, VA and USDA.

The following tables provides details regarding the aging of the Company’s loan and lease portfolio by internally assigned grade at the dates indicated:

TABLE 24—AGING BY GRADE ON LOANS AND LEASES

	March 31, 2025
(In thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total
Pass	$33,153,257	$59,486	$23,792	$1,549	$33,238,084
Special Mention	148,315	—	—	—	148,315
Substandard (1)	401,284	35,223	27,553	142,216	606,276
Doubtful	8,556	—	—	—	8,556
Impaired (1)	9,897	3,549	756	30,230	44,432
PCD (Loss)	4,853	—	—	1,094	5,947
Total	$33,726,162	$98,258	$52,101	$175,089	$34,051,610

(1)	In the loan classifications above, $107.6 million of the substandard balance and $9.2 million of the impaired balance are covered by government guarantees from either the SBA, FHA, VA and USDA.

	December 31, 2024
(In thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total
Pass	$32,857,689	$65,955	$22,789	$771	$32,947,204
Special Mention	113,796	—	—	—	113,796
Substandard (1)	368,636	24,685	40,707	164,880	598,908
Doubtful	8,743	—	—	—	8,743
Impaired (1)	29,908	1,904	—	35,265	67,077
PCD (Loss)	4,932	1,095	—	—	6,027
Total	$33,383,704	$93,639	$63,496	$200,916	$33,741,755

(1)	In the loan classifications above, $99.0 million of the substandard balance and $11.1 million of the impaired balance is covered by government guarantees from the SBA, FHA, VA and USDA.

At March 31, 2025, loans in pass, special mention, and substandard grade categories increased while loans in doubtful, impaired, and PCD (loss) grade categories decreased compared to December 31, 2024. Pass loans increased $290.9 million, or 0.9%, compared to December 31, 2024. The increase in pass was seen across all loan categories except for decreases in CAD and other consumer loans. Special mention loans increased $34.5 million, or 30.3%, compared to December 31, 2024. The increase in special mention was driven primarily by an increase in CRE income producing loans, somewhat offset by a slight decrease in C&I owner occupied loans and residential mortgages. Substandard loans increased $7.4 million, or 1.2%, at March 31, 2025 compared to December 31, 2024. The increase in substandard was mainly driven by the increase in residential mortgages and C&I non-real estate loans, somewhat offset by a slight decrease in CAD and C&I owner occupied loans. Impaired loans decreased $22.6 million, or 33.8%, at March 31, 2025 compared to December 31, 2024. The decrease in impaired was primarily driven by a decrease in C&I non-real estate and CRE income producing loans, slightly offset by an increase in CAD loans. The decrease in impaired is due to the charge-off of one large asset-based lending credit as well as continued momentum in the resolution process related to SBA credits. The Company has maintained stable credit results while continuing to grow loans. Of total loans and leases, 99.0% were current on their contractual payments at March 31, 2025.

Collateral for some of the Company’s loans and leases is subject to fair value estimates that can fluctuate with market conditions and other external factors. In addition, while the Company has certain underwriting obligations related to such estimates, the estimates of some real property and other collateral are dependent upon third-party independent appraisers employed as independent contractors of the Company.

Deposits

Deposits originating within the communities served by the Company continue to be the Company’s primary source of funding its earning assets. The Company has been able to compete effectively for deposits in its primary market areas, while continuing to manage the exposure to higher interest rates. The distribution and market share of deposits by type of deposit and by type of depositor are important considerations in the Company’s assessment of the stability of its funding sources and its access to additional funds. Furthermore, management shifts the mix and maturity of the deposits depending on economic conditions and loan and investment policies in an attempt, within set policies, to minimize cost and maximize net interest margin.

The following table presents the Company’s deposits and the percentage change between the periods indicated:

TABLE 25—SUMMARY OF DEPOSITS

(Dollars in thousands)	March 31, 2025	December 31, 2024	% Change
Noninterest bearing demand deposits	$8,558,412	$8,591,805	(0.4)%
Interest bearing demand and money market deposits	19,221,356	19,345,114	(0.6)
Savings	2,626,901	2,588,406	1.5
Time deposits	9,929,059	9,970,876	(0.4)
Total deposits	$40,335,728	$40,496,201	(0.4)%

Total deposits experienced a decrease of 0.4% at March 31, 2025, compared to December 31, 2024 due to decreases in core customer deposits (which excludes brokered deposits and public funds) and brokered deposits, partially offset by an increase in public funds. Brokered deposits were $1.9 billion at March 31, 2025, a decrease of $199.4 million, or 9.53%, compared to December 31, 2024. This decrease is primarily the result of the Company’s decision to lower the brokered deposit levels in favor of short and long term FHLB borrowings. Core customer deposit balances were $34.3 billion at March 31, 2025, a decrease of $8.1 million, or 0.02%, compared to December 31, 2024. This decrease is primarily the result of normal seasonal fluctuations. Total public funds balances were $4.2 billion at March 31, 2025, an increase of $47.2 million, or 1.15%, compared to December 31, 2024. This increase primarily resulted from normal seasonal inflows. Noninterest bearing demand deposits decreased $33.4 million, or 0.4%, at March 31, 2025 compared to December 31, 2024. Time deposits decreased $41.8 million, or 0.4%, at March 31, 2025 compared to December 31, 2024 due in part to a decrease of $66.0 million in brokered time deposits offset by an increase of $20.9 million in core customer and public funds time deposits.

The following table presents the classification of the Company’s deposits on an average basis for each of the periods indicated:

TABLE 26—AVERAGE BALANCE AND YIELD ON DEPOSITS

	Three Months Ended March 31,
	2025		2024
(Dollars in thousands)	Average Amount	Average Rate	Average Amount	Average Rate
Noninterest bearing demand deposits	$8,339,414	—%	$9,072,619	—%
Interest bearing demand deposits	19,428,376	2.69	19,303,845	3.11
Savings	2,607,366	0.57	2,696,452	0.57
Time	9,978,136	4.10	7,348,356	4.42
Total deposits	$40,353,292		$38,421,272

Uninsured deposits are defined as the portion of deposit accounts in U.S. offices that exceed the FDIC insurance limit and amounts in any other uninsured investment or deposit account that are classified as deposits and are not subject to any federal or state deposit insurance regimes. The uninsured portion of public funds owned by municipal and state government entities are collateralized by the Company with investment securities and custodial letters of credit from the FHLB of Dallas. The following table segregates our deposits by deposit insurance categories.

TABLE 27—ESTIMATED TOTAL INSURED AND UNINSURED DEPOSITS

(In thousands)	March 31, 2025	December 31, 2024
FDIC insured	$25,690,310	$25,840,309
Collateralized (uninsured)	3,949,975	3,901,677
Uninsured (excluding collateralized)	10,695,443	10,754,215
Total deposits	$40,335,728	$40,496,201

The Company’s estimated uninsured time deposits at March 31, 2025 had maturities as follows:

TABLE 28—MATURITY OF UNINSURED TIME DEPOSITS

(In thousands)	Amount
Three months or less	$652,684
Over three months through six months	499,137
Over six months through twelve months	549,926
Over 12 months	69,125
Total	$1,770,872

Borrowings

Short-term Borrowings

The Company has several types of available short-term borrowing arrangements including Federal funds purchased, securities sold under agreements to repurchase, short-term FHLB borrowings and the Federal Reserve discount window. Federal funds purchased are unsecured lines, while the rest of these types of borrowings are collateralized by investment securities and loans. At March 31, 2025 and December 31, 2024, the Company had total short-term borrowings of $254.7 million with a weighted average interest rate of 4.34% and $23.6 million with a weighted average interest rate of 4.10%, respectively. Cadence’s BTFP borrowing was paid off during the fourth quarter of 2024. See Note 5 to the Company’s consolidated financial statements for additional details.

Long-term Borrowings

During the first quarter of 2025, the Company entered into $550.0 million long-term advances from FHLB of Dallas with various interest rates ranging from 4.082% to 4.219% with maturities beginning in September 2026 through March 2027. In addition, the Company had a balance of $10.0 million at both March 31, 2025 and December 31, 2024 of 5.000% fixed to floating rate subordinated notes callable on June 30, 2025. The following is a summary of our long-term borrowings at the dates indicated:

TABLE 29—LONG-TERM BORROWINGS

(In thousands)	March 31, 2025	December 31, 2024
Advances from FHLB of Dallas	$550,690	$706
5.000% fixed to floating rate, subordinated notes, due June 30, 2030, callable on June 30, 2025	10,000	10,000
Total long-term borrowings	$560,690	$10,706

Under the terms of the blanket floating lien security agreement with FHLB of Dallas, the Company is required to maintain sufficient collateral to secure borrowings. At March 31, 2025, the remaining borrowing availability totaled $12.5 billion. At March 31, 2025, there were no call features on long-term FHLB borrowings. See Note 5 to the Company’s consolidated financial statements for additional details.

Liquidity and Capital Resources

Liquidity

One of the Company’s goals is to maintain adequate funds to meet increases in loan demand or any potential increase in the normal level of deposit withdrawals. This goal is accomplished primarily by generating cash from the Company’s operating activities and maintaining sufficient short-term liquid assets. These sources, coupled with a stable core deposit base and a historical experience in the capital markets, allow the Company to fund earning assets and maintain the availability of funds. Management believes that the Company’s traditional sources of maturing loans and investment securities, sales of loans held for sale, cash from operating activities and a strong base of core deposits are adequate to meet the Company’s liquidity needs for normal operations over both the short-term and the long-term.

The following table summarizes the Company’s cash and cash equivalents as of the following dates:

TABLE 30—CASH AND CASH EQUIVALENTS

(Dollars in thousands)	March 31, 2025	December 31, 2024
Cash and cash equivalents	$1,567,300	$1,731,576
Cash and cash equivalents as a percentage of:
Loans and lease, net	4.6%	5.1%
Total earning assets	3.6	4.1
Total assets	3.3	3.7
Total deposits	3.9	4.3
Total uninsured deposits	10.7	11.8

To provide additional liquidity as needed, the Company utilizes short-term financing through the purchase of federal funds, securities sold under agreements to repurchase, borrowings at the FHLB and through the Federal Reserve discount window.

The Company had the following sources of contingent liquidity available at March 31, 2025:

TABLE 31—CASH AND SOURCES OF CONTINGENT LIQUIDITY

(In thousands)	Amount
Cash and cash equivalents	$1,567,300
Unpledged investment securities (at par) (1)	4,303,845
Secured lines of credit availability at the FHLB and Federal Reserve	14,298,873
Unsecured Federal funds lines availability	2,086,000
Total	$22,256,018

(1)	The fair value of unpledged investment securities was $4.0 billion at March 31, 2025.

At March 31, 2025, the Company had irrevocable letters of credit issued by the FHLB totaling $47.5 million which were used on behalf of our customers.

The ability of the Company to obtain funding from these or other sources could be negatively affected should the Company experience a substantial deterioration in its financial condition or its debt rating or should the availability of short-term funding become restricted as a result of the disruption in the financial markets. Management does not anticipate any short-or long-term changes to its liquidity strategies and believes that the Company has ample sources to meet any liquidity challenges that may arise. The Company has sound and robust risk management practices that include an active ALCO to analyze and manage the Company’s liquidity and interest rate risk (See - Quantitative and Qualitative Disclosures About Market Risk).

Other Liquidity Considerations

The Company’s operating lease obligations represent short and long-term operating lease and rental payments for facilities, certain software and data processing and other equipment. Purchase obligations represent obligations to purchase goods and services that are legally binding and enforceable on the Company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

In the ordinary course of business, the Company enters into various off-balance sheet commitments and other arrangements to extend credit that are not reflected on the consolidated balance sheets of the Company. The business purpose of these off-balance sheet commitments is the routine extension of credit. The Company also faces the risk of deteriorating credit quality of borrowers to whom a commitment to extend credit has been made; however, no significant credit losses are expected from these commitments and arrangements. At March 31, 2025, letters of credit totaled $467.6 million and unfunded extensions of credit totaled $8.6 billion (see Note 15 to the consolidated financial statement for more information). At March 31, 2025, the Company maintained a reserve for unfunded commitments of $8.6 million included in other liabilities.

Cash Flow Sources and Uses

Cash equivalents include cash and amounts due from banks, including interest bearing deposits with other banks. At March 31, 2025, cash and cash equivalents totaled $1.6 billion compared to $1.7 billion at December 31, 2024. The ratio of cash and cash equivalents to total assets was 3.3% at March 31, 2025 compared to 3.7% at December 31, 2024.

During the three months ended March 31, 2025, operating activities provided $188.5 million in cash, investing activities used $913.0 million in cash, and financing activities provided $560.2 million in cash. Primary uses of funds in investing activities during the first quarter of 2025 were net funding of loans of $324.4 million and purchases of AFS securities $788.6 million. These items were partially offset by proceeds from maturities, calls and payments of AFS securities of $262.1 million. During the three months ended March 31, 2025, financing activities provided $560.2 million, which primarily resulted from proceeds of $550.0 million in long-term FHLB advances and of $235.0 million in short-term FHLB advances. These items were partially offset by a decrease of $160.5 million in deposits and common and Preferred Stock dividends of $52.8 million.

Regulatory Capital

Regulatory capital at March 31, 2025 and December 31, 2024 was calculated in accordance with standards established by the federal banking agencies as well as the interagency final rule published on September 30, 2020 entitled “Revised Transition of the Current Expected Credit Losses Methodology for Allowances.” Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Quantitative measures are established by regulation to ensure capital adequacy and require the Company to maintain minimum capital amounts and ratios.

Additionally, regulatory capital rules include a capital conservation buffer of 2.5% which the Company must maintain on top of its minimum risk-based capital requirements. This buffer applies to all three risk-based capital measurements (CET1, Tier 1 and total capital to risk-weighted assets). A financial institution with a conservation buffer of less than the required amount is subject to limitations on capital distributions, including dividend payments and stock repurchases, and certain discretionary bonus payments to executive officers.

Capital amounts and ratios for the Company at March 31, 2025 and December 31, 2024, are presented in the following table and as shown, exceed the thresholds necessary to be considered “well capitalized.” Management believes that no events or changes have occurred subsequent to the indicated dates that would change this designation.

TABLE 32—REGULATORY CAPITAL

	March 31, 2025		December 31, 2024
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Common equity Tier 1 capital (to risk-weighted assets)	$4,750,291	12.44%	$4,693,487	12.35%
Tier 1 capital (to risk-weighted assets)	4,917,284	12.88	4,860,480	12.79
Total capital (to risk-weighted assets)	5,390,674	14.12	5,306,647	13.97
Tier 1 leverage capital (to average assets)	4,917,284	10.56	4,860,480	10.41

Uses of Capital

Subject to pre-approval from the Federal Reserve and MDBCF, the Company may pursue acquisitions of depository institutions and businesses closely related to banking that further the Company’s business strategies. Management anticipates that consideration for any transactions would include shares of the Company’s common stock, cash or a combination thereof.

On April 25, 2025, the Company announced a share repurchase program whereby the Company may acquire up to an aggregate of 10,000,000 shares of its common stock. The repurchase program is subject to and will be effective upon approval from the Federal Reserve, and will expire on December 31, 2025. Under the share repurchase program, Cadence’s shares may be purchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. Repurchased shares are held as authorized but unissued shares available for use in connection with the Company’s stock compensation programs, other transactions, or for other corporate purposes as determined by the Company’s Board of Directors.

During the first quarter of 2025, the Company increased the common stock dividend to $0.275 per share.

Impact of Inflation

The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with GAAP and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The effect of inflation on a financial institution differs from the effect on other types of businesses. While a financial institution’s operating expenses are affected by general inflation, the asset and liability structure of a financial institution consists largely of monetary items. Monetary items, such as cash, investments, loans, deposits, and borrowings, are those assets and liabilities which are or will be converted into a fixed number of dollars regardless of changes in prices. As a result, changes in interest rates can be more impactful to a financial institution’s performance than general inflation. Inflation may also have impacts on the Company’s customers, businesses and consumers and their ability or willingness to invest, save or spend, and perhaps on their ability to repay loans. As such, there would likely be impacts on the general appetite for banking products and the credit health to the Company’s customers. See Part 1, Item 1.A., Risk Factors, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for additional information regarding the risks of inflation.

Certain Litigation and Other Contingencies

The nature of the Company’s business ordinarily results in certain types of claims, litigation, investigations, and other legal or administrative cases and proceedings. Although the Company and its subsidiaries have policies and procedures to minimize legal noncompliance and the impact of claims and other proceedings and endeavored to procure reasonable amounts of insurance coverage, litigation and regulatory actions present an ongoing risk.

The Company and its subsidiaries engage in lines of business that are heavily regulated and involve a large volume of actual or potential financial transactions with customers or applicants, and the Company is a public company with a large number of shareholders. From time to time, applicants, borrowers, customers, shareholders, former employees, service providers, and other third parties have brought actions against the Company or its subsidiaries, in cases claiming substantial damages. Financial services companies are subject to risks arising from changing regulatory frameworks or expectations, regulatory investigations, class action litigation, and, from time to time, the Company and its subsidiaries have such actions brought against them. The Company and its subsidiaries are also subject to enforcement actions by federal or state regulators, including the Federal Reserve, the CFPB, the DOJ, state attorneys general, and the MDBCF, which may be adversely impacted by ongoing litigation in which the Company is involved. Additionally, the Company is, and management expects it to be, engaged in a number of foreclosure proceedings and other collection actions as part of its lending and leasing collections activities, which, from time to time, have resulted in counterclaims against the Company and its subsidiaries. Various legal proceedings have and may arise in the future out of claims against entities to which the Company is a successor as a result of business combinations.

When and as the Company determines it has meritorious defenses to the claims asserted, it vigorously defends against such claims. The Company will consider settlement of claims when, in management’s judgment and in consultation with counsel, it is in the best interests of the Company to do so.

The Company cannot predict with certainty the cost of defense, the cost of prosecution, or the ultimate outcome of litigation or other proceedings filed by or against it, its subsidiaries and its directors, management or employees, including remedies or damage awards. On at least a quarterly basis, the Company assesses its liabilities and contingencies in connection with outstanding legal proceedings as well as certain threatened claims (which are not considered incidental to the ordinary conduct of the Company’s business) utilizing the latest and most reliable information available. For matters where a loss is not probable or the amount of the loss cannot be estimated, the Company will not accrue. For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, the Company establishes an accrual for the loss. Once established, the accrual is adjusted periodically to reflect any relevant developments. The actual cost of any such matters, however, may turn out to be substantially higher than the amount accrued. Further, the Company’s insurance policies have deductibles and coverage limits, and such policies are unlikely to cover all costs and expenses related to the defense or prosecution of such legal proceedings or any losses arising therefrom.

Although the final outcome of any legal proceedings is inherently uncertain, based on the information available, advice of counsel and available insurance coverage, if applicable, management believes that the litigation-related liability of $7.5 million accrued at March 31, 2025 is adequate and that any incremental change in potential liability arising from the Company’s legal proceedings and threatened claims, including the matters described herein and those otherwise arising in the ordinary course of business, will not have a material adverse effect on the Company’s business or consolidated results of operations or financial condition. It is possible, however, that future developments could result in an unfavorable outcome for, or resolution of any one or more of the legal proceedings in which the Company or its subsidiaries are defendants, which may be material to the Company’s business or consolidated results of operations or financial condition for a particular fiscal period or periods.

On August 30, 2021, Legacy Cadence and the DOJ agreed to a settlement set forth in the consent order related to the investigation by the DOJ of Legacy Cadence Bank’s fair lending program in Harris, Fort Bend, and Montgomery Counties located in Houston, Texas during the period between 2014 and 2016 (the “Consent Order”). The Consent Order was signed by the United States District Court for the Northern District of Georgia, Atlanta Division, on August 31, 2021. Pursuant to Section 5.2(g) of the Agreement and Plan of Merger and Paragraph 50 of the Consent Order, Legacy BancorpSouth Bank approved the negotiated settlement, and subsequently, the Company agreed to accept the obligations of the Consent Order. The Consent Order is in effect for five years. For additional information regarding the terms of this settlement and the Consent Order, see Legacy Cadence Bancorporation’s Current Report on Form 8-K that was filed with the SEC on August 30, 2021.

Recent Pronouncements

Refer to Note 1 “Summary of Significant Accounting Policies” in the consolidated financial statements for a discussion of accounting standards currently effective for 2025 and relevant accounting standards that have been issued but are not currently effective.

CRITICAL ACCOUNTING ESTIMATES

During the three months ended March 31, 2025, there were no material changes in the Company’s critical accounting policies and no significant changes in the application of critical accounting policies as presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The consolidated financial statements have been prepared in conformity with GAAP and practices within the banking industry which require management to make estimates and assumptions about future events. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, and the resulting estimates form the basis for making judgments about the carrying values of certain assets and liabilities not readily apparent from other sources. Actual results could differ significantly from those estimates.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Interest Rate Risk Management

Market risk reflects the risk of economic loss resulting from changes in interest rates and other relevant market prices. This risk of loss can be reflected in either reduced potential net interest revenue in future periods or diminished market values of financial assets. The Company’s market risk arises primarily from IRR that is inherent in its lending, investment and deposit taking activities.

The main causes of IRR are the differing structural characteristics of our assets, liabilities and off-balance sheet obligations and their cumulative net reaction to changing interest rates. These structural characteristics include timing differences in maturity or repricing and the effect of embedded options such as loan prepayments, securities prepayments and calls, interest rate caps, floors, collars, and deposit withdrawal options. In addition to these sources of IRR, basis risk results from differences in the spreads between various market interest rates and changes in the slope of the yield curve can contribute to additional IRR.

We evaluate IRR and develop guidelines regarding balance sheet composition and re-pricing, funding sources and pricing, and off-balance sheet commitments that aim to moderate IRR. We use financial simulation models that reflect various interest rate scenarios and the related impact on NII and EVE over specified periods of time. NII is a shorter-term indicator while EVE is a longer-term indicator of IRR. We refer to this process as ALM.

The primary objective of ALM is to manage interest rate risk within a desired risk tolerance for potential fluctuations in NII and EVE throughout different interest rate cycles, which we aim to achieve through management of interest rate sensitive earning assets and liabilities. In general, we seek to maintain a desired risk tolerance with asset and liability balances within maturity and repricing characteristics to limit our exposure to acceptable earnings volatility and changes in the value of assets and liabilities as interest rates fluctuate over time. Adjustments to maturity categories can be accomplished either by lengthening or shortening the duration of an individual asset or liability category, or externally with interest rate derivative contracts, such as interest rate swaps, caps, collars, and floors. See “—Interest Rate Exposure” below for a more detailed discussion of our various derivative positions.

Our ALM strategy is formulated and monitored by our ALCO in accordance with policies approved by the Board of Directors. ALCO meets regularly to review, among other things, the sensitivity of our assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, recent purchase and sale activity, maturities of securities and borrowings, and projected future transactions. ALCO also establishes and approves pricing and funding strategies with respect to overall asset and liability composition. ALCO reports regularly to our Risk Committee of the Board of Directors.

Financial simulation models are the primary tools we use to measure IRR exposures. These simulation models incorporate all of our earning assets and liabilities. By examining a range of hypothetical deterministic interest rate scenarios, these models provide management with information regarding the potential impact on NII and EVE caused by changes in interest rates.

The models simulate the cash flows and accounting accruals generated by the financial instruments on our balance sheet, as well as the cash flows generated by the new business that we anticipate over a 60-month forecast horizon. However, past the 36-month mark, the growth of the balances is static in the forecast. Numerous assumptions are made in the modeling process, including balance sheet composition, re-pricing, a combination of market data and internal historical experiences, and maturity characteristics of existing and new business. These assumptions are reviewed regularly. Additionally, loan and investment prepayments, administered rate account elasticity, and other option risks are considered as well as the uncertainty surrounding future customer behavior. Because our modeling is limited by the predictive power of historical data and current assumptions, and because our balance sheet will be actively managed in the event of a change in interest rates, simulation results, including those discussed in “—Interest Rate Exposure” immediately below, are not intended as a forecast of the actual effect of a change in market interest rates on our NII or EVE, or indicative of management’s expectations of actual results in the event of a fluctuation in market interest rates; however, these results are used to help measure the potential risks related to IRR.

Interest Rate Exposure

Based upon the current interest rate environment at March 31, 2025, our simulation model projects our sensitivity to an instantaneous increase or decrease in interest rates over a one-year period as follows:

TABLE 33—INTEREST RATE SENSITIVITY

	Increase (Decrease)
(Dollars in millions)	Net Interest Income		Economic Value of Equity
Change (in Basis Points) in Interest Rates (12-Month Projection)	Amount	Percent	Amount	Percent
+ 200 BP	$43	2.7%	$(771)	(9.8)%
+ 100 BP	23	1.4	(375)	(4.8)
- 100 BP	(26)	(1.6)	286	3.6
- 200 BP	(60)	(3.8)	442	5.6

Both the NII and EVE simulations include assumptions regarding balances, asset prepayment speeds, deposit and borrowings repricing and runoff and interest rate relationships among balances that management believes to be reasonable for the various interest rate environments. Differences in actual occurrences from these assumptions may change our market risk exposure.

See “Table 15 – Maturity Distribution of AFS Securities” that shows the maturities and weighted average yields for the carrying value of the available for sale securities as of March 31, 2025, and “Table 18 – Interest Rate Sensitivity of Loans and Leases” that shows the maturity distribution based on remaining maturities of the Company’s loan and lease portfolio and the interest rate sensitivity of the Company’s loans and leases maturing after one year at March 31, 2025.

Derivative Positions

Overview. Our Board of Directors has authorized the ALCO to utilize financial futures, forward sales, options, interest rate swaps, caps, collars, and floors, and other instruments to the extent appropriate, in accordance with regulations and our internal policy. From time to time, we expect to use interest rate swaps, caps, collars, and floors as macro hedges against inherent rate sensitivity in our assets and our liabilities to synthetically alter the maturities or re-pricing characteristics of assets or liabilities to reduce imbalances.

We currently engage in only the following types of hedges: (1) those which enable us to transfer the interest rate risk exposure involved in our daily business activities; and (2) those which serve to alter the market risk inherent in our investment portfolio, mortgage pipeline, mortgage servicing rights, or liabilities and thus help us to manage earnings and market value volatility within approved risk tolerances.

The following is a discussion of our current derivative positions related to IRR.

Interest Rate Lock Commitments. In the ordinary course of business, the Company enters into certain commitments with customers in connection with residential mortgage loan applications for loans the Company intends to sell. Such commitments are considered derivatives under current accounting guidance and are required to be recorded at fair value. The change in fair value of these instruments is reflected currently in the mortgage banking revenue of the consolidated statements of income. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities.

Forward Sales Commitments. The Company enters into forward sales commitments of MBS with investors to mitigate the effect of the interest rate risk inherent in providing interest rate lock commitments to customers. During the period from commitment date to closing date, the Company is subject to the risk that market rates of interest may change. In an effort to mitigate such risk, forward delivery sales commitments, under which the Company agrees to deliver certain MBS, are established. These commitments are non-hedging derivatives in accordance with current accounting guidance and recorded at fair value, with changes in fair value reflected currently in the mortgage banking revenue of the consolidated statements of income. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities.

Mortgage Servicing Right Hedges. The value of our MSR is dependent on changes in market interest rates. In order to mitigate the effects of changes in rates on the value of our MSR, the Company has used various instruments (including but not limited to Treasury options, Treasury, SOFR and TBA futures and forwards, swap futures, etc.) as economic hedges.

Agreements Not Designated as Hedging Derivatives. The Company enters into interest rate swap, floor, cap and collar agreements on commercial loans with customers to meet the financing needs and interest rate risk management needs of its customers. At the same time, the Company enters into offsetting interest rate swap agreements with a financial institution in order to minimize the Company’s interest rate risk. These interest rate agreements are non-hedging derivatives and are recorded at fair value with changes in fair value reflected in noninterest income. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities.

See Note 14 to the consolidated financial statements for additional information regarding our derivative financial instruments.

ITEM 4. CONTROLS AND PROCEDURES.

CONCLUSION REGARDING THE EFFECTIVENESS OF DISCLOSURE CONTROLS AND PROCEDURES

The Company, with the participation of its management, including the Company’s Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Report.

Based upon that evaluation, and as of the end of the period covered by this Report, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective in ensuring that information required to be disclosed in its reports that the Company files or submits to the Federal Reserve under the Exchange Act is recorded, processed, summarized and reported on a timely basis, and to ensure that such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

There have been no changes in the Company’s internal control over financial reporting that occurred during the three months ended March 31, 2025, covered by this Report that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

The information in response to this item is incorporated herein by reference to “Note 15 - Commitments and Contingent Liabilities” in the notes to unaudited consolidated financial statements included in Part I., Item 1. “Financial Statements” of this Report. Also, see Part I. Item II. “Financial Condition - Certain Litigation and Other Contingencies.”

Item 1A. Risk Factors.

There have been no material changes to our risk factors previously disclosed under Part I, Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2024.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Issuer Purchases of Equity Securities

For the Month Ended	Total Number of Shares Purchased(1)	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
January 31, 2025	286	$34.45	—	—
February 28, 2025	557	34.33	—	—
March 31, 2025	36	30.37	—	—
Total	879	$34.21

(1)	This column includes shares redeemed from employees for tax withholding purposes for stock compensation.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

None.

Item 5. Other Information.

Pursuant to Item 408(a) of Regulation S-K, none of the Company’s directors or executive officers adopted, terminated or modified a Rule 10b5-1 trading arrangement or a non-Rule 10b5-1 trading arrangement during the three months ended March 31, 2025.

Item 6. Exhibits.

(3)

a)	Second Amended and Restated Articles of Incorporation of the Company. (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Board of Governors of the Federal Reserve System on January 3, 2025 and incorporated herein by reference thereto).

b)	Second Amended and Restated Bylaws of the Company. (Filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Board of Governors of the Federal Reserve System on January 3, 2025 and incorporated herein by reference thereto).

(31.1)	Certification of the Chief Executive Officer of Cadence Bank pursuant to Rule 13a-14 or 15d-14 of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

(31.2)	Certification of the Chief Financial Officer of Cadence Bank pursuant to Rule 13a-14 or 15d-14 of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

(32.1)	Certification of the Chief Executive Officer of Cadence Bank pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.**

(32.2)	Certification of the Chief Financial Officer of Cadence Bank pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.**

*	Filed herewith.

**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CADENCE BANK

DATE: May 9, 2025	By: /s/ Valerie C. Toalson
Valerie C. Toalson
Chief Financial Officer and President - Banking Services

EXHIBIT 31.1

CADENCE BANK
CERTIFICATION PURSUANT TO RULE 13a-14 OR 15d-14 OF THE SECURITIES
EXCHANGE ACT OF 1934, AS AMENDED, AS ADOPTED PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, James D. Rollins III, certify that:

1.	I have reviewed this quarterly report on Form 10-Q (“this report”) of Cadence Bank;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)    Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)    Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)    Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s Board of Directors (or persons performing the equivalent functions):

(a)    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:            May 9, 2025

/s/ James D. Rollins III
James D. Rollins III
Chief Executive Officer

 EXHIBIT 31.2

CADENCE BANK
CERTIFICATION PURSUANT TO RULE 13a-14 OR 15d-14 OF THE SECURITIES
EXCHANGE ACT OF 1934, AS AMENDED, AS ADOPTED PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Valerie C. Toalson, certify that:

1.	I have reviewed this quarterly report on Form 10-Q (“this report”) of Cadence Bank;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)    Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)    Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)    Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s Board of Directors (or persons performing the equivalent functions):

(a)    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:            May 9, 2025

/s/ Valerie C. Toalson
Valerie C. Toalson
Chief Financial Officer and President - Banking Services (Principal Accounting Officer)

EXHIBIT 32.1

CADENCE BANK
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with this quarterly report on Form 10-Q of Cadence Bank (the “Company”), for the three-months ended March 31, 2025, as filed with the Board of Governors of the Federal Reserve System on the date hereof (the “Report”), I, James D. Rollins III, Chief Executive Officer of the Company, certify in my capacity as an executive officer of the Company, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1)            The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)            The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

May 9, 2025	/s/ James D. Rollins III
James D. Rollins III
Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Board of Governors of the Federal Reserve System or its staff upon request.

EXHIBIT 32.2

CADENCE BANK
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with this quarterly report on Form 10-Q of Cadence Bank (the “Company”), for the three-months ended March 31, 2025, as filed with the Board of Governors of the Federal Reserve System on the date hereof (the “Report”), I, Valerie C. Toalson, Chief Financial Officer of the Company, certify in my capacity as an executive officer of the Company, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1)            The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)            The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

May 9, 2025	/s/ Valerie C. Toalson
Valerie C. Toalson
Chief Financial Officer and President - Banking Services (Principal Accounting Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Board of Governors of the Federal Reserve System or its staff upon request.